    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1997


                                                     REGISTRATION NO.: 333-37213

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


          CENTRAL FINANCIAL ACCEPTANCE CORPORATION                                 CFAC CAPITAL I
   (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)      (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN CHARTER)
                          DELAWARE                                                    DELAWARE
      (STATE OR OTHER JURISDICTION OF INCORPORATION OR            (STATE OR OTHER JURISDICTION OF INCORPORATION OR
                        ORGANIZATION)                                              ORGANIZATION)
                         95-4574983                                                  95-4653518
            (I.R.S. EMPLOYER IDENTIFICATION NO.)                        (I.R.S. EMPLOYER IDENTIFICATION NO.)
                            6141                                                        6719
  (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)    (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                  5480 EAST FERGUSON DRIVE                          C/O CENTRAL FINANCIAL ACCEPTANCE CORPORATION
                 COMMERCE, CALIFORNIA 90022                                   5480 EAST FERGUSON DRIVE
                       (213)720-8600                                         COMMERCE, CALIFORNIA 90022
     (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                            (213)720-8600
  INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE       (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                          OFFICE)                           INCLUDING AREA CODE, OF CO-REGISTRANT'S PRINCIPAL EXECUTIVE
                                                                                      OFFICE)


                                 GARY M. CYPRES
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                    CENTRAL FINANCIAL ACCEPTANCE CORPORATION
                            5480 EAST FERGUSON DRIVE
                           COMMERCE, CALIFORNIA 90022
                                 (213) 720-8600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                WILLIAM T. QUICKSILVER, ESQ.                                  RICHARD S. FORMAN, ESQ.
               MANATT, PHELPS & PHILLIPS, LLP                              STROOCK & STROOCK & LAVAN LLP
                11355 WEST OLYMPIC BOULEVARD                                   2029 CENTURY PARK EAST
                 LOS ANGELES, CA 90064-1614                                          SUITE 1800
                  TELEPHONE: (310)312-4210                                     LOS ANGELES, CA 90067
                                                                              TELEPHONE: (310)556-5800

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE


========================================================================================================================
                                                                   PROPOSED              PROPOSED
TITLE OF EACH CLASS                                                 MAXIMUM               MAXIMUM
OF SECURITIES                              AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING         AMOUNT OF
TO BE REGISTERED                            REGISTERED            PER UNIT(1)        PRICE PER UNIT(1)    REGISTRATION FEE(5)
------------------------------------------------------------------------------------------------------------------------
  % Cumulative Trust Preferred
Securities of CFAC Capital I..........   2,415,000 shares             $25               $60,375,000             $18,296
------------------------------------------------------------------------------------------------------------------------
Junior Subordinated Deferrable
Interest Debentures of Central
Financial Acceptance Corporation(2)...          --                    --                    --                    --
------------------------------------------------------------------------------------------------------------------------
Central Financial Acceptance
Corporation Guarantee with respect to
  % Cumulative Trust Preferred
Securities(3).........................          --                    --                    --                    --
------------------------------------------------------------------------------------------------------------------------
        Total(4)......................          --                    --                    --                  $18,296
========================================================================================================================


(1) Estimated solely to calculate the registration fee pursuant to Rule 457(a).
(2) The Junior Subordinated Deferrable Interest Debentures will be purchased by
    CFAC Capital I with the proceeds from the sale of the   % Cumulative Trust
    Preferred Securities. Such securities may later be distributed for no
    additional consideration to the holders of the   % Cumulative Trust
    Preferred Securities of CFAC Capital I upon its dissolution and the distribution of its assets.
(3) No separate consideration will be received for the Central Financial Acceptance Corporation Guarantee.
(4) This Registration Statement is deemed to cover the Junior Subordinated Deferrable Interest Debentures of Central Financial Acceptance Corporation, the rights of holders of Junior Subordinated Deferrable Interest Debentures of Central Financial Acceptance Corporation under the Indenture, the rights of holders of Trust Preferred Securities of CFAC Capital I under the Trust
    Agreement, the rights of holders of the   % Cumulative Trust Preferred
    Securities under the Guarantee and the Expense Agreement entered into by Central Financial Acceptance Corporation and certain backup undertakings as described herein, which taken together, fully, irrevocably and unconditionally guarantee all of the obligations of CFAC Capital I under
    the   % Cumulative Trust Preferred Securities.

(5) The Registrants previously paid a filing fee of $15,247 in connection with this Registration Statement.


     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 17, 1997

PROSPECTUS

                      2,100,000 TRUST PREFERRED SECURITIES


                                 CFAC CAPITAL I
                    % CUMULATIVE TRUST PREFERRED SECURITIES
             (LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                                      LOGO
                        FINANCIAL ACCEPTANCE CORPORATION


     The     % Cumulative Trust Preferred Securities (the "Trust Preferred
Securities") offered hereby represent preferred undivided beneficial interests in the assets of CFAC Capital I, a statutory business trust formed under the laws of the State of Delaware ("CFAC Capital"). Central Financial Acceptance Corporation, a Delaware corporation (referred to as the "Company" when such reference includes Central Financial Acceptance Corporation and its subsidiaries, collectively, or "Central" when referring only to the parent company), will be the owner of all of the beneficial interests represented by common securities of CFAC Capital (the "Common Securities" and, collectively with the Trust Preferred Securities, the "Trust Securities"). CFAC Capital exists for the sole purpose of issuing the Trust Securities and investing the
proceeds thereof in an equivalent amount of     % Junior Subordinated Deferrable
Interest Debentures (the "Junior Subordinated Debentures") to be issued by
Central. The Junior Subordinated Debentures will mature on             , 2027,
which date may be shortened (such date, as it may be shortened, the "Stated
Maturity") to a date not earlier than             , 2002, subject to redemption
on earlier dates as described below. The Trust Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities, which will be held by Central. See "Description of the Trust Preferred Securities -- Subordination of Common Securities of CFAC Capital Held by Central."

                                                        (Continued on next page)


     SEE "RISK FACTORS" COMMENCING ON PAGE 14 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


==========================================================================================================
                                                          PRICE TO       UNDERWRITING     PROCEEDS TO CFAC
                                                           PUBLIC        DISCOUNT(1)         CAPITAL(2)
----------------------------------------------------------------------------------------------------------
Per Trust Preferred Security...........................  $        25           (2)          $         25
----------------------------------------------------------------------------------------------------------
Total(3)...............................................  $52,500,000           (2)          $ 52,500,000
==========================================================================================================


(1) Central and CFAC Capital have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) In view of the fact that all of the proceeds of the sale of the Trust Preferred Securities will be used to purchase the Junior Subordinated Debentures, Central has agreed to pay the Underwriters, as compensation for
    arranging the investment therein of such proceeds, $        per Trust
    Preferred Security, or $        in the aggregate. See "Underwriting."
    Central has also agreed to pay the expenses of the offering estimated to be $300,000.



(3) CFAC Capital has granted the Underwriters an option exercisable within 30 days from the date of this Prospectus to purchase up to 315,000 additional Trust Preferred Securities on the same terms and conditions set forth above to cover over-allotments, if any. If all such additional Trust Preferred Securities are purchased, the total Price to Public and Proceeds to CFAC Capital will be $60,375,000. See "Underwriting."


     The Trust Preferred Securities are being offered by the Underwriters named herein subject to prior sale and when, as and if delivered to and accepted by the Underwriters. It is expected that the Trust Preferred Securities will be ready for delivery in book-entry form only through the facilities of The
Depository Trust Company in New York, New York, on or about             , 1997,
against payment therefor in immediately available funds.

                            SUTRO & CO. INCORPORATED
                                           , 1997

(Continued from previous page)


     Holders of the Trust Preferred Securities will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the 15th day of March, June, September and December of each year (subject to possible deferral as described
below), commencing on December 15, 1997, at the annual rate of      % of the
Liquidation Amount (as defined herein) of $25 per Trust Preferred Security ("Distributions"). The amount of each Distribution due with respect to the Trust Preferred Securities will include amounts accrued through the date the Distribution payment is due. Central will have the right, so long as no Debenture Event of Default (as defined below) has occurred and is continuing, to defer payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, Central may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Trust Preferred Securities will also be deferred and Central will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or to make any payment with respect to its debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Trust Preferred Securities are entitled will accumulate)
at the rate of      % per annum, compounded quarterly, and holders of the Trust
Preferred Securities will be required to accrue income and will be required to pay United States federal income tax on that income. See "Description of Junior Subordinated Debentures -- Option to Defer Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."


     Central has, through the Guarantee, the Guarantee Agreement, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of CFAC Capital's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee -- Full and Unconditional Guarantee." Under the Guarantee, Central guarantees the payment of Distributions by CFAC Capital and payments on liquidation of or redemption of the Trust Preferred Securities (subordinate to the right to payment of Senior and Subordinated Debt of Central, as defined herein) to the extent of funds held by CFAC Capital. See "Description of Guarantee." If Central does not make required payments on the Junior Subordinated Debentures held by CFAC Capital, CFAC Capital will have insufficient funds to pay Distributions on the Trust Preferred Securities. The Guarantee does not cover payment of Distributions when CFAC Capital does not have sufficient funds to pay such Distributions. In such event, a holder of the Trust Preferred Securities may institute a legal proceeding directly against Central pursuant to the terms of the Indenture to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of the Trust Preferred Securities." The obligations of Central under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior and Subordinated Debt (as defined in "Description of Junior Subordinated Debentures -- Subordination") of Central.

     The Trust Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at the Stated Maturity or their earlier redemption in each case at a redemption price equal to the aggregate liquidation preference of the Trust Preferred Securities plus any accumulated and unpaid Distributions thereon to the date of redemption. Subject to restrictions contained in any Senior and Subordinated Debt or regulatory approval if then required under applicable regulatory policies, the Junior Subordinated Debentures are redeemable prior to maturity at the option of
Central (i) on or after                , 2002, in whole at any time or in part
from time to time, or (ii) at any time (whether occurring before or after
            , 2002) in whole (but not in part), within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures to

                                                        (Continued on next page)

(Continued from previous page)


the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of the Trust Preferred Securities -- Redemption."


     Central will have the right at any time to dissolve CFAC Capital and cause a Like Amount (as defined herein) of the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of CFAC Capital, subject to Central having received prior approval of the primary federal regulator of Central if then required under applicable capital guidelines or policies of such primary regulator. See "Description of the Trust Preferred Securities -- Liquidation Distribution Upon Dissolution."

     In the event of the dissolution of CFAC Capital, after satisfaction of liabilities to creditors of CFAC Capital as required by applicable law, the holders of Trust Preferred Securities will be entitled to receive a liquidation amount of $25 per Trust Preferred Security ("Liquidation Amount"), plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a Distribution of such Like Amount of Junior Subordinated Debentures, subject to certain exceptions. See "Description of the Trust Preferred Securities -- Liquidation Distribution Upon Dissolution."


     The Junior Subordinated Debentures and Guarantee are unsecured and subordinated in right of payment to all Senior and Subordinated Debt. The terms of the Junior Subordinated Debentures and Guarantee place no limitation on the amount of Senior and Subordinated Debt that Central can issue. Central has a revolving loan agreement with several banks and Wells Fargo Bank, N.A., as agent (the "Line of Credit") that currently provides for borrowings by Central of up to $100.0 million, subject to an allowable borrowing base. Borrowings under the Line of Credit are guaranteed by all of the significant subsidiaries of the Company and are secured by substantially all of the assets, including the receivables, of the Company and a pledge by Central of the stock of all of its significant subsidiaries. All borrowings under the Line of Credit are Senior and Subordinated Debt. As of June 30, 1997, Central had approximately $66.7 million aggregate principal amount outstanding under the Line of Credit, including letters of credit. On a pro forma basis after giving effect to the offering and application of the net proceeds therefrom to temporarily reduce the balance outstanding under the Line of Credit, Central would have had approximately $16.6 million in Senior and Subordinated Debt outstanding as of June 30, 1997. As a result of the funds which would be made available to the Company upon completion of this offering, the Company does not anticipate that it will have an immediate need for a $100.0 million credit facility. Concurrent with the consummation of this offering, there will be a reduction in the maximum amount committed by the lenders to be available for borrowing under the Line of Credit from $100.0 million to between $30.0 million to $43.0 million. Concurrent with the consummation of the offering and such reduction in the maximum amount available for borrowing under the Line of Credit, Wells Fargo Bank, N.A. will be paid off in full and Union Bank of California, N.A. may be paid off in full and, to the extent paid off, will no longer participate as a lender under the Line of Credit. Both Wells Fargo Bank, N.A. and Union Bank of California, N.A., either directly or through an affiliate, have an indirect ownership interest in Central. If the offering is not consummated, the Line of Credit will remain in place with all of the current lenders. Since the Line of Credit requires Central to pay the lenders fees for the unused portion available under the Line of Credit, the reduction in the lenders' commitment will reduce the amount of fees payable by Central. In addition, because Central is a holding company, substantially all of Central's assets consist of the capital stock of its subsidiaries. All obligations of Central relating to the securities described herein will be effectively subordinated to all existing and future liabilities of Central's subsidiaries. Central may cause additional Trust Preferred Securities to be issued by trusts similar to CFAC Capital in the future, and there is no limit on the amount of such securities that may be issued. In this event, Central's obligations under the Junior Subordinated Debentures to be issued to such other trusts and Central's guarantees of the payments by such trusts will rank pari passu with Central's obligations under the Junior Subordinated Debentures and the Guarantee, respectively. See "Risk
Factors -- Subordination of Central's Obligations Under the Junior Subordinated Debentures and the Guarantee," "Risk Factors -- Restrictions Imposed by the Line of Credit," and "Risk Factors -- Need for Senior Credit Facility," "Description of Junior Subordinated Debentures -- Subordination" and "Description of Guarantee -- Status of Guarantee."


                                                        (Continued on next page)

(Continued from previous page)


     The lenders under the Line of Credit have given a preliminary indication of their consent to the transactions contemplated by this offering and the performance by Central and CFAC Capital of the obligations to be performed by them under the Indenture, the Trust Agreement, the Guarantee Agreement and the Expense Agreement (each as defined herein), subject to amendment of the Line of Credit. The offering will not be consummated until the consent and amendment to the Line of Credit, which are currently being documented, is executed.


     Application has been made to list the Trust Preferred Securities on The Nasdaq Stock Market's National Market (the "Nasdaq National Market"). Although the Underwriters have indicated an intention to make a market in the Trust Preferred Securities, the Underwriters are not obligated to do so, and any market making may be discontinued at any time at the sole discretion of the Underwriters. There can be no assurance that a market will develop for the Trust Preferred Securities. See "Risk Factors -- Absence of Existing Public Market; Market Prices" and "Underwriting."

     The Trust Preferred Securities will be represented by one or more global certificates registered in the name of The Depository Trust Company (the "Depositary") or its nominee. Beneficial interests in the Trust Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in the Depositary. Except as described herein, the Trust Preferred Securities in certificate form will not be issued in exchange for global certificates. See "Book-Entry Issuance."

     As used herein, (i) the "Indenture" means the Junior Subordinated Indenture
dated as of           , 1997, as amended and supplemented from time to time,
between Central and Wilmington Trust Company, as trustee (the "Indenture Trustee"), under which the Junior Subordinated Debentures will be issued, (ii) the "Trust Agreement" means the Amended and Restated Trust Agreement relating to CFAC Capital among Central, as Depositor, Wilmington Trust Company, as Property Trustee (the "Property Trustee"), Wilmington Trust Company, as Delaware Trustee (the "Delaware Trustee"), and the Administrative Trustees named therein (collectively, with the Property Trustee and Delaware Trustee, the "Issuer Trustees"), (iii) the "Guarantee Agreement" means the Guarantee Agreement relating to the Guarantee between Central and Wilmington Trust Company, as Guarantee Trustee (the "Guarantee Trustee"), and (iv) the "Expense Agreement" means the Expense Agreement between Central and CFAC Capital.

     The Company will provide to the holders of the Trust Preferred Securities quarterly reports containing unaudited financial statements and annual reports containing financial statements audited by the Company's independent auditors. The Company will also furnish annual reports on Form 10-K and quarterly reports on Form 10-Q free of charge to holders of the Trust Preferred Securities who so request in writing to the Company.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE TRUST PREFERRED SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTTING THE TRUST PREFERRED SECURITIES AND BIDDING FOR AND PURCHASING SUCH TRUST PREFERRED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS CONSTITUTES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "BELIEVE," "INTEND," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS IN "RISK FACTORS" OF THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. For purposes of this Prospectus, unless otherwise indicated or the context otherwise requires, (i) the "Company" refers to Central Financial Acceptance Corporation, its predecessors and its wholly-owned subsidiaries, collectively, (ii) "Central" refers to the parent company only and
(iii) the information herein (a) assumes that the Company has been in existence and the Reorganization (as defined below) was consummated concurrently with the 1991 Acquisition (as defined below) and (b) assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     The Company is a specialized consumer finance company that primarily serves the financing needs of the rapidly growing low income Hispanic population, a market the Company believes is underserved. The Company (i) provides small, unsecured personal loans to the Company's customers; (ii) purchases and services consumer finance receivables generated by the Company's customers for purchases of high quality, brand name consumer products, appliances and furniture sold by Banner's Central Electric, Inc. ("Banner"), an affiliate of the Company, and by independent retailers; (iii) sells airline tickets and originates and services travel-related finance receivables; and (iv) provides insurance products and insurance premium financing to its customers. The Company has catered to the low income Hispanic population during its 40 years of operation by locating its facilities primarily in Hispanic communities, advertising in Spanish, and employing Spanish as the primary language at its locations. While the Company operates primarily in the greater Los Angeles area and faces substantial competition with respect to its lines of business, the Company's objective is to become the leading provider of consumer credit and other financial services to the low income Hispanic population in urban areas within California and elsewhere in the United States.

     The Company's customers are typically between the ages of 21 and 45, earn less than $25,000 per year, have little or no savings, and have limited or short-term employment histories. In addition, the Company's customers typically have no or limited prior credit histories and are generally unable to secure credit from traditional lending sources. The Company bases its credit decisions on its assessment of a customer's ability to repay the obligation. In making a credit decision, in addition to the size of the obligation, the Company generally considers a customer's income level, type and length of employment, stability of residence, personal references, and prior credit history with the Company. The Company also obtains a credit bureau report and rating, if available, and seeks to confirm other credit-related information. The Company, however, is more susceptible to the risk that its customers will not satisfy their repayment obligations than are less specialized consumer finance companies or consumer finance companies that have more stringent underwriting criteria. See "Risk Factors -- Credit Risk Associated with Customers; Lack of Collateral" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Trends -- Credit Quality" and "-- Delinquency Experience and Allowance for Credit Losses."

     Since 1950, Hispanics have been the fastest growing minority group in the United States, increasing from 4.0 million in 1950 to approximately 27.0 million in 1996, a compound annual growth rate of 4.3%. According to the 1996 U.S. Bureau of the Census Current Population Report (the "1996 Report"), this trend is expected to continue. The 1996 Report projects that the Hispanic population will total 36.0 million by 2005. California is home to the largest Hispanic population in the United States, and it is estimated that this population will grow from 9.4 million in 1995 to 13.0 million by 2005, at which time Hispanics will comprise approximately 34% of California's total population.

     Recognizing these demographic trends, management's strategy has been to identify new financial products and services that it believes could be introduced successfully to the low income Hispanic population in urban areas within California and to increase the number of locations through which it can distribute its products and services. From 1991, when the Company was acquired by its current management (the "1991 Acquisition"), until the Company's initial public offering in June 1996, the Company grew primarily as a result of the introduction of such financial products and services and increased pricing. See "Management's

Discussion and Analysis of Financial Condition and Results of
Operations -- Financial Trends -- Analysis of Changes in Net Interest Income." The Company's most significant growth has occurred as a result of the introduction of unsecured small loans in the fourth quarter of 1992, a product which the Company believes offers significant continued growth potential. In 1995, the Company began offering company-financed sales of airline tickets and in 1996, the Company began selling automobile insurance and offering insurance premium financing and expanded its independent retail financing business. In 1997, the Company introduced a new financial product involving the issuance of a card, called an "Efectiva Card", which provides customers of the Company with the ability to access their established lines of credit with the Company by withdrawing cash from the Company's cash dispensing machines. As of the date hereof, the Company has installed a proprietary, non-networked, closed system of 20 such cash dispensing machines, of which 18 are in locations owned or leased by the Company or Banner and 2 of which are in locations owned or leased by unaffiliated parties.

     To continue its growth, in 1996 the Company began to expand its distribution network through acquisitions of businesses primarily serving the Hispanic community. The Company also intends to develop new financial products and services internally that the Company believes will complement or expand its current financial products and services, or seek to acquire existing businesses that offer such products and services. The Company also intends to expand its consumer finance business for independent retailers. Prior to May 1996, the Company offered its products and services through 12 locations, 11 of which were in the greater Los Angeles area. From May 1996 to year end 1996, the Company acquired the business of, and assumed the leasehold interests to, 80 travel locations. In July 1996, the Company acquired the business of, and assumed the leasehold interests in, 10 auto insurance locations in the greater Los Angeles area. Although such transactions were not material from a financial point of view, the Company believes that such businesses provide the Company with growth opportunities while adding additional locations through which it can offer its financial products and services.

     As a result of internal expansions, acquisitions and consolidation of certain of its operations, at June 30, 1997, the Company operated through 77 locations of which 54 are located in Southern California, 17 are located in Northern California, and 6 are located outside of California. At June 30, 1997, the Company's gross receivables portfolio was approximately $133.0 million, consisting of $54.8 million in the portfolio of loan contracts (the "Small Loan Portfolio"), $48.6 million in the portfolio of consumer product contracts from sales by Banner (the "Consumer Product Portfolio"), $7.7 million in the portfolio of consumer finance contracts from sales by independent retailers (the "Independent Retail Finance Portfolio"), $5.6 million in the portfolio of travel finance contracts (the "Travel Finance Portfolio"), $7.3 million in the portfolio of insurance premium finance contracts (the "Premium Finance Portfolio") and $9.0 million in the portfolio of automobile finance contracts (the "Automobile Finance Portfolio"). At June 30, 1997, the range of average net contract balances in each of the portfolios was between approximately $386 and $648, except for the Automobile Finance Portfolio, where the average net contract balance was approximately $5,500.

     The Company's principal executive offices are located at 5480 Ferguson Drive, Commerce, California, 90022, and its telephone number is (213) 720-8600.

                                  CFAC CAPITAL

     CFAC Capital is a statutory business trust formed under Delaware law pursuant to (i) the Trust Agreement and (ii) the filing of a Certificate of Trust with the Delaware Secretary of State on September 26, 1997. CFAC Capital's business and affairs are conducted by the Property Trustee, Delaware Trustee and three individual Administrative Trustees who are officers of the Company. CFAC Capital exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures issued by Central, and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The Junior Subordinated Debentures will be the sole assets of CFAC Capital, and payments by Central under the Junior Subordinated Debentures and the Expense Agreement will be the sole revenues of CFAC Capital. All of the Common Securities will be owned by Central. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities, except that upon the occurrence and during the continuance of an event of default under the Trust Agreement resulting from an event of default under the Indenture, the rights of Central as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. See "Description of the Trust Preferred
Securities -- Subordination of Common Securities of CFAC Capital Held by Central." Central will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of CFAC Capital. CFAC Capital has a term of 31 years, but may terminate earlier as provided in the Trust Agreement.

     CFAC Capital's principal offices are located at 5480 East Ferguson Drive, Commerce, California 90022 and its telephone number is (213) 720-8600.

                                  THE OFFERING

Trust Preferred Securities
  issuer...................  CFAC Capital


Securities offered.........  2,100,000 Trust Preferred Securities having a
                             Liquidation Amount of $25 per Trust Preferred Security. The Trust Preferred Securities represent preferred undivided beneficial interests in CFAC Capital's assets, which will consist solely of the Junior Subordinated Debentures and payments thereunder. CFAC Capital has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 315,000 Trust Preferred Securities at the initial offering price, solely to cover over-allotments, if any.



Distributions..............  The Distributions payable on each Trust Preferred
                             Security will be fixed at a rate per annum of     %
                             of the Liquidation Amount of $25 per Trust
                             Preferred Security, will be cumulative, will accrue from the date of issuance of the Trust Preferred Securities, and will be payable quarterly in arrears on the 15th day of March, June, September and December of each year, commencing on December 15, 1997 (subject to possible deferral as described below). The amount of each Distribution due with respect to the Trust Preferred Securities will include amounts accrued through the date the Distribution payment is due. See "Description of the Trust Preferred Securities."


Extension periods..........  So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, Central will have the right, at any time, to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period thereon for a period not exceeding 20 consecutive quarters with respect to each deferral period (each an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. If interest payments are so deferred, Distributions on the Trust Preferred Securities will also be deferred and Central will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to Central's capital stock or debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. During an Extension Period, Central would have the ability to continue to make payments on Senior and Subordinated Debt. During an Extension Period, Distributions will continue to accumulate with interest thereon compounded quarterly. Because interest would continue to accrue and compound on the Junior Subordinated Debentures, to the extent permitted by applicable law, holders of the Trust Preferred Securities will be required to accrue income for United States federal income tax purposes. See "Description of Junior Subordinated
                             Debentures -- Option to Defer Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."


Maturity...................  The Junior Subordinated Debentures will mature on
                                         , 2027, which date may be shortened
                             (such date, as it may be shortened, the "Stated
                             Maturity") to a date not earlier than             ,
                             2002, subject to redemption on earlier dates as described below.


Redemption.................  The Trust Preferred Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures at their Stated Maturity or their earlier redemption at a redemption price equal to the aggregate Liquidation Amount of the Trust Preferred Securities plus accumulated and unpaid Distributions thereon to the date of redemption. Subject to restrictions contained in any Senior and Subordinated Debt and regulatory approval, if then required under applicable regulatory policies, the Junior Subordinated Debentures are redeemable prior to maturity at the option of Central (i) on or
                             after             , 2002 in whole at any time or in
                             part from time to time, or (ii) at any time, in whole (but not in part), within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, in each case at a redemption price equal to 100% of the principal amount of the Junior Subordinated Debentures so redeemed, together with any accrued but unpaid interest to the date fixed for redemption. See "Description of the Trust Preferred Securities -- Redemption" and "Description of Junior Subordinated Debentures -- Redemption."

Distribution of Junior
  Subordinated
  Debentures...............  Central has the right at any time to dissolve CFAC
                             Capital, after satisfaction of creditors of CFAC Capital as required by applicable law, and cause the Junior Subordinated Debentures to be distributed to holders of Trust Preferred Securities in liquidation of CFAC Capital, subject to Central having received prior approval of the primary federal regulator of Central to do so if then required under applicable capital guidelines or policies of such primary regulator. See "Description of the Trust Preferred
                             Securities -- Distribution of Junior Subordinated Debentures."

Guarantee..................  Taken together, Central's obligations under various documents described herein, including the Guarantee Agreement, provide a full, irrevocable and unconditional guarantee of payments by CFAC Capital of Distributions and other amounts due on the Trust Preferred Securities. Under the Guarantee Agreement, Central guarantees the payment of Distributions by CFAC Capital and payments on liquidation of or redemption of the Trust Preferred Securities (subordinate to the right to payment of Senior and Subordinated Debt of Central, as defined herein) to the extent of funds held by CFAC Capital. If CFAC Capital has insufficient funds to pay Distributions on the Trust Preferred Securities (i.e., if Central has failed to make required payments under the Junior Subordinated Debentures), a holder of the Trust Preferred Securities would have the right to institute a legal proceeding directly against Central to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of the Trust Preferred Securities," "Description of Junior Subordinated Debentures -- Debenture Events of Default" and "Description of Guarantee."

Ranking....................  The Trust Preferred Securities will rank pari passu, and payments thereon will be made pro rata, with the Common Securities of CFAC Capital held by Central, except as described under "Description of the Trust Preferred Securities -- Subordination of Common Securities of CFAC Capital Held by Central." The obligations of Central under the Guarantee, the Junior Subordinated Debentures and other documents described herein are unsecured and rank subordinate and junior in right of payment to all current and future Senior and Subordinated Debt, the amount of which is unlimited. Central has a revolving loan agreement with several banks and Wells Fargo Bank, N.A., as agent (the "Line of Credit") that provides for borrowings by Central of up to $100 million, subject to an allowable borrowing base. Borrowings under the Line of Credit are guaranteed by all of the significant domestic subsidiaries of the Company and are secured by substantially all of the assets, including the receivables, of the Company and a pledge by Central of the stock of all of its significant subsidiaries. All borrowings under the Line of Credit are Senior and Subordinated Debt. At June 30, 1997, Central had approximately $66.7 million aggregate principal amount outstanding under the Line of Credit, including letters of credit. As of June 30, 1997, on a pro forma basis after giving effect to the offering and application of the net proceeds therefrom to temporarily reduce the balance outstanding under the Line of Credit, Central would have approximately $16.6 million in Senior and Subordinated Debt outstanding. As a result of the funds which would be made available to the Company upon completion of this offering, the Company does not anticipate that it will have an immediate need for a $100.0 million credit facility. Concurrent with the consummation of this offering, there will be a reduction in the maximum amount committed by the lenders to be available for borrowing under the Line of Credit from $100.0 million to between $30.0 million to $43.0 million. Concurrent with the consummation of the offering and such reduction in the maximum amount available for borrowing under the Line of Credit, Wells Fargo Bank, N.A. will be paid off in full and Union Bank of California, N.A. may be paid off in full and, to the extent paid off, will no longer participate as a lender under the Line of Credit. Both Wells Fargo Bank, N.A. and Union Bank of California, N.A. either directly or through an affiliate, have an indirect ownership interest in Central. If the offering is not consummated, the Line of Credit will remain in place with all of the current lenders. Since the Line of Credit requires Central to pay the lenders fees for the unused portion available under the Line of Credit, the reduction in the lenders' commitment will reduce the amount of fees payable by Central. In addition, because Central is a holding company, substantially all of Central's assets consist of the capital stock of its subsidiaries. All obligations of Central relating to the securities described herein will be effectively subordinated to all existing and future liabilities of Central's subsidiaries. Central may cause additional Trust Preferred Securities to be issued by trusts similar to CFAC Capital in the future, and there is no limit on the amount of such securities that may be issued. In this event, Central's obligations under the Junior Subordinated Debentures to be issued to such other trusts and Central's guarantees of the payments by such trusts will rank pari passu with Central's obligations under the Junior Subordinated Debentures and the Guarantee, respectively. See "Description of Junior Subordinated Debentures -- Subordination" and "Description of Guarantee -- Status of Guarantee."


Voting rights..............  The holders of the Trust Preferred Securities will generally have limited voting rights relating only to the modification of the Trust Preferred Securities, the dissolution, winding-up or termination of CFAC Capital and certain other matters described herein. See "Description of the Trust Preferred Securities -- Voting Rights; Amendment of the Trust Agreement."

ERISA considerations.......  Prospective purchasers must carefully consider the information set forth under "ERISA Considerations."

Nasdaq National Market
  symbol...................  Application has been made to list the Trust
                             Preferred Securities on the Nasdaq National Market under the symbol CFACP.

Use of proceeds............  The proceeds to CFAC Capital from the sale of the
                             Trust Preferred Securities offered hereby will be invested by CFAC Capital in the Junior Subordinated Debentures of Central. Central intends to use the proceeds to temporarily reduce the balance outstanding under the Line of Credit. See "Use of Proceeds."

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data with respect to the Company's consolidated financial position as of December 31, 1995 and 1996, and its results of operations for the years ended December 31, 1994, 1995 and 1996 has been derived from the audited consolidated financial statements of the Company appearing elsewhere herein. This information should be read in conjunction with such consolidated financial statements and the notes thereto. The selected financial data with respect to the Company's consolidated financial position as of October 31, 1993 and 1994 and December 31, 1994, its results of operations for the two months ended December 31, 1993 and 1994 and the fiscal years ended October 31, 1993 and 1994 all have been derived from the audited consolidated financial statements of the Company, which are not presented herein. The selected financial data with respect to the Company's consolidated financial position as of October 31, 1992, and June 30, 1997 and its results of operations for the fiscal year ended October 31, 1992, the year ended December 31, 1993, and the six months ended June 30, 1996 and 1997 has been derived from unaudited financial statements, which in the opinion of the Company's management reflect all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        TWO MONTHS
                                          YEARS ENDED                      ENDED                        YEARS ENDED
                                          OCTOBER 31,                    DEC. 31,                      DECEMBER 31,
                               ---------------------------------   ---------------------     ---------------------------------
                                 1992        1993        1994        1993        1994          1993        1994        1995
                               ---------   ---------   ---------   ---------   ---------     ---------   ---------   ---------
STATEMENTS OF INCOME DATA:
Revenues:
 Interest income:
   Consumer Product
     Portfolio...............  $   8,145   $   9,010   $  11,444   $   1,714   $   2,057     $   9,420   $  11,787   $  12,508
   Small Loan Portfolio......         --         134         672          54         439           188       1,057       5,095
   Automobile Finance
     Portfolio...............         --          --          --          --          --            --          --         240
   Other(1)..................         --          --          --          --          --            --          --         176
       Total interest
         income..............      8,145       9,144      12,116       1,768       2,496         9,608      12,844      18,019
 Travel services.............         --          --          --          --          --            --          --         371
 Transaction fees on
   contracts purchased from
   related party.............        747         830         844         137         150           829         857         916
 Other income(2).............      1,253       1,457       1,756         304         416         1,445       1,868       2,857
                               ---------   ---------   ---------   ---------   ---------     ---------   ---------   ---------
       Total revenues........     10,145      11,431      14,716       2,209       3,062        11,882      15,569      22,163
                               ---------   ---------   ---------   ---------   ---------     ---------   ---------   ---------
Costs and Expenses:
 Operating expenses..........      3,986       4,519       5,009         864       1,025         4,461       5,170       7,288
 Provision for credit
   losses....................      2,654       3,264       3,002         696       1,617         3,447       3,923       5,449
 Interest expense............      2,306       2,279       2,523         339         617         2,235       2,801       4,278
                               ---------   ---------   ---------   ---------   ---------     ---------   ---------   ---------
Income (loss) before taxes...      1,199       1,369       4,182         310        (197)        1,739       3,675       5,148
Income tax expense
 (benefit)...................        503         572       1,694         127         (74)          727       1,493       2,079
                               ---------   ---------   ---------   ---------   ---------     ---------   ---------   ---------
Net income before
 discontinued operations.....        696         797       2,488         183        (123)        1,012       2,182       3,069
                               ---------   ---------   ---------   ---------   ---------     ---------   ---------   ---------
Discontinued operations net
 income (loss)...............         --          --          --          --          --            --          --          50
                               ---------   ---------   ---------   ---------   ---------     ---------   ---------   ---------
Net income (loss)............  $     696   $     797   $   2,488   $     183   $    (123)    $   1,012   $   2,182   $   3,119
                               =========   =========   =========   =========   =========     =========   =========   =========


                                             SIX MONTHS ENDED
                                                 JUNE 30,
                                           ---------------------
                                 1996        1996        1997
                               ---------   ---------   ---------
STATEMENTS OF INCOME DATA:
Revenues:
 Interest income:
   Consumer Product
     Portfolio...............  $  12,850   $   6,364   $   6,036
   Small Loan Portfolio......      9,686       4,261       6,462
   Automobile Finance
     Portfolio...............      1,548         602         825
   Other(1)..................      1,691         418       2,583
       Total interest
         income..............     25,775      11,645      15,906
 Travel services.............      2,449         605       3,955
 Transaction fees on
   contracts purchased from
   related party.............        965         447         575
 Other income(2).............      7,238       2,337       5,596
                               ---------   ---------   ---------
       Total revenues........     36,427      15,034      26,032
                               ---------   ---------   ---------
Costs and Expenses:
 Operating expenses..........     12,676       4,380      12,187
 Provision for credit
   losses....................      9,105       4,279       5,229
 Interest expense............      4,697       2,482       2,874
                               ---------   ---------   ---------
Income (loss) before taxes...      9,949       3,893       5,742
Income tax expense
 (benefit)...................      3,979       1,559       2,210
                               ---------   ---------   ---------
Net income before
 discontinued operations.....      5,970       2,334       3,532
                               ---------   ---------   ---------
Discontinued operations net
 income (loss)...............        (91)        (22)         --
                               ---------   ---------   ---------
Net income (loss)............  $   5,879   $   2,312   $   3,532
                               =========   =========   =========
PER SHARE DATA:
Net income (loss) per share
 before discontinued
 operations..................  $    0.14   $    0.15   $    0.48   $    0.04   $   (0.02)    $    0.20   $    0.42   $    0.60
Net income (loss) per share
 discontinued operations.....          0           0           0           0           0             0           0        0.01
                               ---------   ---------   ---------   ---------   ---------     ---------   ---------   ---------
Net income (loss) per
 share.......................  $    0.14   $    0.15   $    0.48   $    0.04   $   (0.02)    $    0.20   $    0.42   $    0.61
                               =========   =========   =========   =========   =========     =========   =========   =========
Weighted average number of
 shares outstanding..........  5,150,000   5,150,000   5,150,000   5,150,000   5,150,000     5,150,000   5,150,000   5,150,000

PER SHARE DATA:
Net income (loss) per share
 before discontinued
 operations..................  $    0.96   $    0.45   $    0.49
Net income (loss) per share
 discontinued operations.....      (0.01)         --          --
                               ---------   ---------   ---------
Net income (loss) per
 share.......................  $    0.95   $    0.45   $    0.49
                               =========   =========   =========
Weighted average number of
 shares outstanding..........  6,213,500   5,150,000   7,277,000

                                                                        TWO MONTHS
                                          YEARS ENDED                      ENDED                        YEARS ENDED
                                          OCTOBER 31,                    DEC. 31,                      DECEMBER 31,
                               ---------------------------------   ---------------------     ---------------------------------
                                 1992        1993        1994        1993        1994          1993        1994        1995
                               ---------   ---------   ---------   ---------   ---------     ---------   ---------   ---------
FINANCIAL RATIOS:(3)
Return on average
 assets(4)...................       1.52%       1.60%       4.40%       2.00%      (1.10)%        1.79%       3.48%       3.55%
Return on average
 stockholders' equity(5).....       5.74        5.22       13.94        5.89       (3.47)         5.65       10.62       10.83
Ratio of earnings to fixed
 charges(6)..................       1.45x       1.54x       2.47x          *           *          1.72x       2.17x       2.11x


                                             SIX MONTHS ENDED
                                                 JUNE 30,
                                           ---------------------
                                 1996        1996        1997
                               ---------   ---------   ---------
FINANCIAL RATIOS:(3)
Return on average
 assets(4)...................       4.75%       4.42%       4.95%
Return on average
 stockholders' equity(5).....      12.38       13.41       11.19
Ratio of earnings to fixed
 charges(6)..................       2.91x       2.43x       2.71x
Pro forma ratio of earnings
 to fixed charges (6)........       2.38x       2.00x       2.35x


FINANCE RECEIVABLES
 RATIOS:(3)(7)
Average interest rate on
 average net receivables.....       17.4%       17.3%       21.3%       19.8%      22.4%          17.9%       21.7%       22.8%
Average interest rate on
 average interest bearing
 liabilities.................        7.0         6.3         6.5         5.9         8.3           6.2         6.9         8.2
Net interest spread..........       10.4        11.0        14.8        13.9        14.1          11.7        14.8        14.6
Provision for credit losses
 as a percentage of average
 net receivables.............        5.7         6.2         5.3         7.8        14.5           6.4         6.6         7.0
Net write-offs as a
 percentage of average net
 receivables.................        3.6         5.4         5.2         5.9         5.9           5.4         5.2         5.4
Allowance for credit losses
 as a percentage of net
 receivables (end of
 period).....................        4.8         5.4         4.6         5.1         5.0           5.1         5.0         5.1
Accounts with payments 31
 days or more past due as a
 percentage of gross
 receivables (end of
 period).....................        5.4         5.1         5.9         4.5         6.0           4.5         6.0         5.2

FINANCE RECEIVABLES
 RATIOS:(3)(7)
Average interest rate on
 average net receivables.....       24.0%       23.4%       25.7%
Average interest rate on
 average interest bearing
 liabilities.................        8.0         8.0         8.3
Net interest spread..........       16.0        15.4        17.4
Provision for credit losses
 as a percentage of average
 net receivables.............        9.1         9.1         9.4
Net write-offs as a
 percentage of average net
 receivables.................        7.2         6.3         8.4
Allowance for credit losses
 as a percentage of net
 receivables (end of
 period).....................        5.8         6.4         7.0
Accounts with payments 31
 days or more past due as a
 percentage of gross
 receivables (end of
 period).....................        6.4         5.5         8.5



                                                           AS OF                                AS OF                    AS OF
                                                        OCTOBER 31,                         DECEMBER 31,                JUNE 30,
                                              -------------------------------     ---------------------------------    ----------
                                               1992        1993        1994        1994         1995         1996         1997
                                              -------     -------     -------     -------     --------     --------    ----------
BALANCE SHEET DATA:
 Cash......................................   $    --     $   931     $ 1,886     $   215     $     57     $  5,848     $  6,388
 Finance receivables, net(6)...............    45,094      47,626      56,662      70,328       90,471      109,699       97,575
 Automobile finance receivables............        --          --          --          --        4,203        8,728        7,375
 Premium finance receivables, net..........        --          --          --          --           --        1,964        6,903
 Total assets..............................    48,158      51,567      61,597      73,942      101,730      145,887      139,747
 Total debt................................    34,250      33,700      42,287      48,845       64,817       74,874       65,450
 Stockholders' equity......................    13,399      17,146      18,560      23,951       33,632       61,353       64,885

---------------

(1) Other interest income includes interest earned on the Travel Finance Portfolio, the Independent Retail Finance Portfolio and the Premium Finance Portfolio.

(2) Other income includes administrative fees charged on certain small loan contracts, late charges and revenue from the sale of insurance products.

(3) The Company's performance ratios are based on monthly averages (the average of the beginning and end of the month balances) and are annualized where appropriate.

(4) Net income (loss) divided by average total assets.

(5) Net income (loss) divided by average stockholders' equity.

(6) For purposes of calculating the ratio and pro forma ratio of earnings to fixed charges, earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of the interest on all indebtedness and the estimated representative interest factor of rental expense.

(7) Finance receivables include receivables in the Company's Consumer Product, Small Loan, Travel Finance and Independent Retail Finance Portfolios.

 *  Not meaningful.

                                  RISK FACTORS

     Prospective investors should consider, among other things, the following factors in connection with a decision to purchase the Trust Preferred Securities.

SUBORDINATION OF CENTRAL'S OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE


     All obligations of Central under the Guarantee, the Junior Subordinated Debentures and other documents described herein are unsecured and rank subordinate and junior in right of payment to all current and future Senior and Subordinated Debt, the amount of which is unlimited. Central has a Line of Credit that provides for borrowings by Central of up to $100 million, subject to an allowable borrowing base. Borrowings under the Line of Credit are guaranteed by all of the significant domestic subsidiaries of the Company and are secured by substantially all of the assets, including the receivables, of the Company and a pledge by Central of the stock of all of its significant subsidiaries. All borrowings under the Line of Credit are Senior and Subordinated Debt. At June 30, 1997, Central had approximately $66.7 million aggregate principal amount outstanding under the Line of Credit, including letters of credit. As of June 30, 1997, on a pro forma basis after giving effect to the offering and application of the net proceeds therefrom to temporarily reduce the balance outstanding under the Line of Credit, Central would have approximately $16.6 million in Senior and Subordinated Debt outstanding. In addition, because Central is a holding company, substantially all of Central's assets consist of the capital stock of its subsidiaries. All obligations of Central relating to the securities described herein will be effectively subordinated to all existing and future liabilities of Central's subsidiaries. As a holding company, the right of Central to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Trust Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that Central may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures and all obligations of Central relating to the Trust Preferred Securities will be effectively subordinated to all existing and future liabilities of the Company, and holders of the Trust Preferred Securities should look only to the assets of Central, and not of its subsidiaries, for principal and interest payments on the Junior Subordinated Debentures. Due to the subordination of the Junior Subordinated Debentures and the Guarantee, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of Central, or upon a default in payment with respect to any Senior and Subordinated Debt or an event of default with respect to such indebtedness resulting from an acceleration thereof, the assets of Central will be available to pay amounts due on the Junior Subordinated Debentures and the Guarantee only after all Senior and Subordinated Debt has been paid in full. None of the Indenture, the Guarantee, the Guarantee Agreement or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior and Subordinated Debt, that may be incurred by Central or its subsidiaries. Further, there is no limitation on Central's ability to issue additional Junior Subordinated Debentures in connection with any further offerings of Trust Preferred Securities, and such additional debentures would rank pari passu with the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Subordination" and "Description of Guarantee -- Status of the Guarantee."


RESTRICTIONS IMPOSED BY THE LINE OF CREDIT

     The Line of Credit requires, among other things, the Company to maintain specific financial ratios and to satisfy certain financial tests. The Company's ability to meet these financial ratios and financial tests can be affected by events beyond its control, and there can be no assurance that the Company will meet these tests. The Line of Credit also restricts, among other things, the Company's ability to (i) incur additional indebtedness, (ii) pay indebtedness prior to the date when due, (iii) pay dividends, make certain other restricted payments or consummate certain asset sales, (iv) merge or consolidate with any other person, (v) enter into certain transactions with affiliates, (vi) incur indebtedness that is subordinate in priority and right of payment to amounts outstanding under the Line of Credit, and (vii) make future acquisitions in excess of an aggregate amount. The breach of any of these covenants could result in a default under the Line of Credit. In the event of a default under the Line of Credit, the lenders could seek to declare all amounts outstanding under the Line of Credit, together with accrued and unpaid interest, to be immediately due and payable. If the Company were unable to repay the amounts, the lenders under the Line of Credit could proceed against the collateral granted to them to secure the indebtedness, which is substantially all of the assets of Central and its subsidiaries. If the indebtedness under the Line of Credit were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, all of which rank senior in right of payment to the Junior Subordinated Debentures and the Guarantee. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Description of Junior Subordinated Debentures -- Subordination."

NEED FOR SENIOR CREDIT FACILITY

     The Company requires substantial capital to finance its business. Consequently, the Company's ability to maintain its current level of operations and to expand its operations will be affected by the availability of financing and the terms thereof.


     Currently, the Company funds its business activities under the Line of Credit which expires June 12, 2000. Central pays commitment fees to the lenders for the unused portion of the credit facility in an amount equal to 37.5 basis points per annum times the average daily amount by which the maximum amount available under the Line of Credit exceeds the usage of the facility. As a result of the funds which would be made available to the Company upon the completion of this offering, the Company does not anticipate that it will have an immediate need for a $100.0 million credit facility. Concurrent with the consummation of the offering, there will be a reduction in the maximum amount committed by the lenders to be available under the Line of Credit from $100.0 million to between $30.0 million to $43.0 million. Concurrent with the consummation of the offering and such reduction in the maximum amount available for borrowing under the Line of Credit, Wells Fargo Bank, N.A. will be paid off in full and Union Bank of California, N.A. may be paid off in full and, to the extent paid off, will no longer participate as a lender under the Line of Credit. Both Wells Fargo Bank, N.A. and Union Bank of California, N.A., either directly or through an affiliate, have an indirect ownership interest in Central. If the offering is not consummated, the Line of Credit will remain in place with all of the current lenders. In addition, the Company intends, after consummation of this offering, to enter into negotiations with the lenders under the Line of Credit or another group of lenders to restructure the Company's senior credit facilities upon terms and conditions more favorable to the Company. The amount of credit available at any one time under the current Line of Credit is limited to 75% of eligible contracts. At June 30, 1997, the total amount available to the Company under the Line of Credit was $80.4 million. Credit facilities are typically limited to a certain percentage of such eligible contracts or receivables. No assurances can be given, however, that Central will be successful in restructuring the Line of Credit or obtaining replacement senior credit facilities, or that if obtained any such restructured Line of Credit or replacement senior credit facility will be on terms more favorable to the Company. In addition, no assurances can be given that any such restructured Line of Credit or replacement senior credit facility will not contain terms and conditions in addition to those already contained in the Junior Subordinated Debentures which might cause Central under certain circumstances to exercise its existing right under the Junior Subordinated Debentures to defer the payment of interest on the Junior Subordinated Debentures or otherwise restrict the ability of Central to pay interest on the Junior Subordinated Debentures and consequently CFAC Capital's ability to pay Distributions on the Trust Preferred Securities. See "-- Option to Defer Interest Payment Period; Tax Consequences of a Deferral of Interest Payments" below and "Description of Junior Subordinated Debentures -- Subordination."


     In addition, the inability of the Company at any time to renew or replace its Line of Credit or other senior credit facilities on acceptable terms could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

OPTION TO DEFER INTEREST PAYMENT PERIOD; TAX CONSEQUENCES OF A DEFERRAL OF INTEREST PAYMENTS

     So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, Central has the right under the Indenture to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Trust Preferred Securities by CFAC Capital will be deferred (and the amount of Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional amounts
thereon at the rate of      % per annum, compounded quarterly, from the relevant
payment date for such Distributions, to the extent permitted by applicable law) during any such Extension Period. Neither the default by Central on any Senior and Subordinated Debt nor a default with respect to Senior and Subordinated Debt resulting in the acceleration of a maturity thereof constitutes a Debenture Event of Default. During any such Extension Period, Central will be prohibited from making certain payments or distributions with respect to Central's capital stock (including dividends on or redemptions of common or preferred stock) and from making certain payments with respect to any debt securities of Central that rank pari passu with or junior in interest to the Junior Subordinated Debentures; however, Central will not be restricted from (a) paying dividends or distributions in common stock of Central, (b) redeeming rights or taking certain other actions under a shareholders' rights plan, (c) making payments under the Guarantee or (d) making purchases of common stock related to the issuance of common stock or rights under any of Central's benefit plans for its directors, officers or employees. Further, during an Extension Period, Central would have the ability to continue to make payments on Senior and Subordinated Debt. Prior to the termination of any Extension Period, Central may further extend such Extension Period provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or to extend beyond the Stated Maturity. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual
rate of      %, compounded quarterly, to the extent permitted by applicable law), Central may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that Central may elect to begin an Extension Period. See "Description of the Trust Preferred Securities -- Distributions" and "Description of Junior Subordinated
Debentures -- Option to Defer Interest Payment Period" and "Description of Junior Subordinated Debentures -- Debenture Events of Default."

     Central has no current plan to exercise its option to defer payments of interest and considers the likelihood of exercising the option to be a remote contingency as of the issue date of the Junior Subordinated Debentures. Therefore, it is Central's position that the Junior Subordinated Debentures will be treated as issued without "original issue discount" for United States federal income tax purposes. As a result, holders of Trust Preferred Securities will include interest in taxable income under their own methods of accounting (i.e., cash or accrual). If Central exercises its right to defer payments of interest, the holders of Trust Preferred Securities will be required to include their pro rata share of original issue discount in gross income as it accrues for United States federal income tax (and possibly other) purposes in advance of the receipt of cash. If the tax authorities successfully asserted that, as of the issue date of the Junior Subordinated Debentures, exercise of the option is not a remote or incidental contingency, interest would be reportable under the contingent payment debt rules of the Treasury Regulations as of the issue date. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount." Central has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should Central elect to exercise its right to defer payments of interest in the future, the market price of the Trust Preferred Securities is likely to be adversely affected. A holder that disposes of such holder's Trust Preferred Securities during an Extension Period, therefore, might not receive the same return on such holder's investment as a holder that continues to hold the Trust Preferred Securities.

REDEMPTION PRIOR TO STATED MATURITY

     Central may, at its option, on or after             , 2002, redeem the
Junior Subordinated Debentures in whole at any time or in part from time to time at 100% of the principal amount together with accrued but unpaid interest to the date fixed for redemption and therefore cause a mandatory redemption of the Trust Securities.

     In addition, upon the occurrence and during the continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event (whether
occurring before or after             , 2002), Central has the right to redeem
the Junior Subordinated Debentures in whole (but not in part) at 100% of the principal amount together with accrued but unpaid interest to the date fixed for redemption within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event and therefore cause a mandatory redemption of the Trust Securities. See "Description of the Trust Preferred Securities -- Redemption."

     A "Tax Event" means the receipt by Central and CFAC Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the original issuance of the Trust Preferred Securities, there is more than an insubstantial risk that (i) CFAC Capital is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by Central on the Junior Subordinated Debentures is not, or within 90 days of such opinion, will not be, deductible by Central, in whole or in part, for United States federal income tax purposes, or (iii) CFAC Capital is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. See
"-- Possible Tax Law Changes Affecting the Trust Preferred Securities" below for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit Central to cause a redemption of the Junior Subordinated Debentures (and therefore the Trust Preferred Securities) prior to
            , 2002.

     An "Investment Company Event" means the receipt by Central and CFAC Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, CFAC Capital is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, which change becomes effective on or after the original issuance of the Trust Preferred Securities.

     A "Capital Treatment Event" means, in the event the Company becomes subject to capital adequacy guidelines, the reasonable determination by Central that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement, or decision is announced on or after the date of issuance of the Trust Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of Central's ability to treat an amount equal to the Liquidation Amount of the Trust Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the primary federal regulator of Central, as then in effect and applicable to Central.

POSSIBLE TAX LAW CHANGES AFFECTING THE TRUST PREFERRED SECURITIES

     Congress and the Clinton Administration have recently considered proposals that would deny an issuer a deduction for United States income tax purposes for the payment of interest on instruments with characteristics similar to the Junior Subordinated Debentures. While no such adverse legislation has been enacted, there can be no assurance that similar legislation enacted after the date hereof would not adversely affect the tax treatment of the Junior Subordinated Debentures. Such a change would give rise to a Tax Event which may permit Central to cause a redemption of the Trust Preferred Securities by electing to prepay the Junior Subordinated Debentures. See "Description of the Trust Preferred Securities -- Redemption"; "Description of Junior Subordinated Debentures -- Redemption"; and "Certain Federal Income Tax Consequences."

POSSIBLE DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF TRUST PREFERRED SECURITIES

     Central will have the right at any time to terminate CFAC Capital and, after satisfaction of liabilities to creditors of CFAC Capital as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities in liquidation of CFAC Capital. Because holders of the Trust Preferred Securities may receive Junior Subordinated Debentures in liquidation of CFAC Capital and because Distributions are otherwise limited to payments on the Junior Subordinated Debentures, prospective purchasers of the Trust Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of the Trust Preferred
Securities -- Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures."

     Under current United States federal income tax law and interpretations and assuming, as expected, CFAC Capital is classified as a grantor trust for such purposes, a distribution of the Junior Subordinated Debentures upon a liquidation of CFAC Capital should not be a taxable event to holders of the Trust Preferred Securities. However, if a Tax Event were to occur which would cause CFAC Capital to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by CFAC Capital could be a taxable event to CFAC Capital and the holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences -- Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities."


SHORTENING OF STATED MATURITY OF JUNIOR SUBORDINATED DEBENTURES



     Central will have the right at any time to shorten the maturity of the Junior Subordinated Debentures to a date not earlier than five years from the date of issuance and thereby cause the Trust Preferred Securities to be redeemed on such earlier date. See "Description of Junior Subordinated
Debentures -- General."


LIMITATIONS ON DIRECT ACTIONS AGAINST CENTRAL AND ON RIGHTS UNDER THE GUARANTEE

     The Guarantee guarantees to the holders of the Trust Preferred Securities the following payments, to the extent not paid by CFAC Capital: (i) any accumulated and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that CFAC Capital has funds on hand available therefor at such time, (ii) the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that CFAC Capital has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of CFAC Capital (unless the Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment to the extent that CFAC Capital has funds on hand available therefor at such time (the "Liquidation Distribution") and (b) the amount of assets of CFAC Capital remaining available for distribution to holders of the Trust Preferred Securities after satisfaction of liabilities to creditors of CFAC Capital as required by applicable law. The holders of not less than a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against Central to enforce its rights under the Guarantee without first instituting a legal proceeding against CFAC Capital, the Guarantee Trustee or any other person or entity. If Central were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, CFAC Capital would lack funds for the payment of Distributions or amounts payable on redemption of the Trust Preferred Securities or otherwise, and, in such event, holders of the Trust Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of Central to pay interest on or principal of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Trust Preferred Securities may institute a legal proceeding directly against Central for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, Central will have a right of set-off under the Indenture to the extent of any payment made by Central to such holder of Trust Preferred Securities in the Direct Action. Except as described herein, holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Trust Preferred Securities" and "Description of Guarantee." The Trust Agreement provides that each holder of Trust Preferred Securities by acceptance thereof agrees to the subordination and other provisions of the Guarantee Agreement and the Indenture.

ABILITY TO MAKE PAYMENTS ON THE TRUST PREFERRED SECURITIES AND JUNIOR SUBORDINATED DEBENTURES

     Substantially all of the assets of Central consist of the capital stock of its subsidiaries. Central is a legal entity separate and distinct from its subsidiaries. The ability of CFAC Capital to pay amounts due on the Trust Preferred Securities is solely dependent upon Central making payments on the Junior Subordinated Debentures as and when required. Central's ability to pay interest on the Junior Subordinated Debentures to CFAC Capital (and consequently, CFAC Capital's ability to pay distributions on the Trust Preferred Securities and Central's ability to pay its obligations under the Guarantee) depends primarily on cash and liquid investments of Central and upon cash dividends and interest payments Central may receive in the future from its subsidiaries. Payment of dividends by subsidiaries is subject to the subsidiaries' profitability, financial condition, capital expenditure and other cash flow requirements and restrictions contained in any credit facilities or securities of the subsidiary. Under the Line of Credit, all indebtedness of a subsidiary to Central in an amount of $250,000 or more is required to be pledged to collateralize outstanding indebtedness under the Line of Credit. At June 30, 1997, Central had only $50,000 of cash or liquid investments, as substantially all available cash was held by the Company's subsidiaries. See "Use of Proceeds."

LIMITED COVENANTS; ABSENCE OF SINKING FUND

     The covenants in the Indenture are limited. The Company is not required under the Indenture to meet any financial tests that measure the Company's working capital, interest coverage, or net worth in order to comply with the terms of the Indenture. There are no covenants relating to Central in the Trust Agreement. As a result, neither the Indenture nor the Trust Agreement protects holders of Junior Subordinated Debentures, or Trust Preferred Securities, respectively, in the event of a material adverse change in Central's or the Company's financial condition or results of operations or limits the ability of Central or any subsidiary to incur additional indebtedness. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether Central will be able to comply with its obligations under the Junior Subordinated Debentures or the Guarantee. Further, the Junior Subordinated Debentures do not have the benefit of any sinking fund payments by Central.

LIMITED VOTING RIGHTS

     Holders of Trust Preferred Securities will generally have limited voting rights relating only to the modification of the Trust Preferred Securities, the dissolution, winding-up or liquidation of CFAC Capital, and the exercise of CFAC Capital's rights as holder of Junior Subordinated Debentures. Holders of Trust Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, and such voting rights are vested exclusively in the holder of the Common Securities except upon the occurrence of certain events described herein. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The Property Trustee, the Administrative Trustees and Central may amend the Trust Agreement without the consent of holders of Trust Preferred Securities to ensure that CFAC Capital will be classified for United States federal income tax purposes as a grantor trust or to ensure that CFAC Capital will not be required to register as an "investment company," even if such action adversely affects the interests of such holders. See "Description of Trust Preferred Securities -- Voting Rights; Amendment of the Trust Agreement" and "-- Removal of Trustees."

ABSENCE OF EXISTING PUBLIC MARKET; MARKET PRICES

     There is no existing market for the Trust Preferred Securities. Application has been made to list the Trust Preferred Securities on the Nasdaq National Market. There can be no assurance that an active and liquid trading market for the Trust Preferred Securities will develop or that a continued listing of the Trust Preferred Securities will be available on the Nasdaq National Market. Although the Underwriters have informed CFAC Capital and the Company that the Underwriters intend to make a market in the Trust Preferred Securities offered hereby, the Underwriters are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Trust Preferred Securities. Future trading prices of the Trust Preferred Securities will depend on many factors including, among other things, prevailing interest rates, the operating results and financial condition of the Company, and the market for similar securities. As a result of the existence of Central's right to defer interest payments on or shorten the Stated Maturity of the Junior Subordinated Debentures, the market price of the Trust Preferred Securities may be more volatile than the market prices of debt securities that are not subject to such optional deferrals or reduction in maturity. There can be no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if Central exercises its right to terminate CFAC Capital. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that a holder of the Trust Preferred Securities may receive in liquidation of CFAC Capital, may trade at a discount from the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

CREDIT RISK ASSOCIATED WITH CUSTOMERS; LACK OF COLLATERAL

     The Company's customers are typically between the ages of 21 and 45, earn less than $25,000 per year, have little or no savings, and have limited or short-term employment histories. In addition, the Company's customers typically have no prior credit histories and are unable to secure credit from traditional lending sources. The Company bases its credit decisions primarily on its assessment of a customer's ability to repay the obligation. In making a credit decision, in addition to the size of the obligation, the Company generally considers a customer's income level, type and length of employment, stability of residence, personal references and prior credit history with the Company. The Company, however, is more susceptible to the risk that its customers will not satisfy their repayment obligations than are less specialized consumer finance companies or consumer finance companies that have more stringent underwriting criteria.

     Because the Company relies on the creditworthiness of its customers for repayment and does not rely on collateral securing the debt, the Company experiences actual rates of losses higher than lenders who have collateral which they can repossess in the event of a borrower's default. At June 30, 1997, the Company had net finance receivables (comprised of all receivables except those in the Automobile Finance and Premium Finance Portfolios) of $97.6 million, or 87% of the Company's total net receivables. At June 30, 1997, the finance receivables had accounts with payments 31 days or more past due as a percentage of end of period gross receivables of 8.5%, as compared to 6.4% and 5.2%, at year-end 1996 and 1995, respectively. During the six months ended June 30, 1997, the portfolios comprising the finance receivables had net write-offs of $4.7 million, as compared to $3.0 million during the six months ended June 30, 1996. The provision for credit losses for such portfolios as a percentage of average net finance receivables was 9.4% for the six months ended June 30, 1997, as compared to 9.1% and 7.0% during 1996 and 1995, respectively. There can be no assurance that the Company will not continue to experience increases in delinquencies and net write-offs which would require additional increases in the provisions for credit losses. Such increases would adversely affect results of operations if the Company were not able to increase the rate charged on receivables to reflect the additional risks in its portfolios. Since the Company presently charges the maximum allowable interest rates on its various loan products, further increases in delinquencies and write-offs will adversely affect results of operations. For information concerning the Company's credit quality experience, see "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Financial Trends -- Credit Quality" and "-- Delinquency Experience and Allowance for Credit Losses."

GENERAL ECONOMIC RISK

     The risks associated with the Company's business become more significant in an economic slowdown or recession. During periods of economic slowdown or recession, the Company has experienced and may again experience a decreased demand for its financial products and services and an increase in rates of delinquencies and the frequency and severity of losses. The Company's actual rates of delinquencies and frequency and severity of losses have been in the past and may be in the future higher under adverse economic conditions than those generally experienced in the consumer finance industry. Any sustained period of economic slowdown or recession could materially adversely affect Central's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Financial Trends -- Portfolio," "-- Credit Quality" and
"-- Delinquency Experience and Allowances for Credit Losses."

DEPENDENCE ON CALIFORNIA MARKET

     Substantially all of the Company's facilities are located, and substantially all of the Company's revenues are generated in California. To date, substantially all of the Company's operations have been in Southern California. Therefore, the Company's performance depends upon economic conditions in California, and in Southern California in particular, and may be adversely affected by social factors or natural disasters in California. During the early 1990's, California experienced adverse economic conditions. A decline in the California economy could have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE OF CONSUMER PRODUCT PORTFOLIO ON BANNER

     The Consumer Product Portfolio consists of consumer finance receivables generated from products sold by Banner. The performance of the Consumer Product Portfolio therefore depends substantially upon the success of Banner's stores. The Consumer Product Portfolio accounted for 36.6% of the Company's gross receivables portfolio as of June 30, 1997. Although as part of its business strategy, the Company has begun to expand its installment credit business to independent retailers, and acquire and utilize new distribution centers, including the Company's travel locations, through which it may offer its products and services to a larger pool of customers, the installment credit business will, for the foreseeable future, continue to depend on Banner's stores and customers. There can be no assurance that the Company will be able to successfully further expand its installment credit finance business to other retailers or its distribution network.

SEASONAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company experiences the highest demand for its financial products and services between October and December, and experiences the lowest demand for its financial products and services between January and March. These significant seasonal fluctuations in its business directly impact the Company's operating results and cash needs.

INTEREST RATE RISK

     The net interest spread, which is the difference between the average interest rate on average net receivables and the average interest rate on average interest bearing liabilities (the "Net Interest Spread"), partially determines the Company's profitability. Because the Company pays a floating interest rate on borrowings under its Line of Credit, increases in such rate have at times decreased, and in the future may decrease, the Company's Net Interest Spread and have a material adverse effect on the Company's results of operations and financial condition. The interest rate the Company is allowed to charge its customers on its small loans is limited under California law. The Company presently charges the maximum interest rate permitted in California. There is no corresponding interest rate limitation on installment credit sales. Increases in the interest rate the Company charges its customers could reduce demand for the Company's financial products and services which, in turn, could decrease the Company's net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business -- Regulation."

ABILITY OF THE COMPANY TO EXECUTE ITS BUSINESS STRATEGY

     The financial performance of the Company will depend, in part, on the Company's ability (i) to integrate new locations into the Company's operations,
(ii) to generate satisfactory performance or enhance performance at such locations, (iii) to open and/or acquire additional locations on favorable terms,
(iv) to integrate new financial products and services into the Company's operations; and (v) to enter into arrangements with additional independent retailers. As a result of acquisitions during 1996, the Company acquired 84 new locations, several of which have been closed, from which to distribute both new and established products and services, including 33 locations in new geographic regions. There can be no assurance that any of such acquired locations and operations will be effectively and profitably integrated into the Company's existing operations. Such acquisitions may negatively impact the Company's operating results, particularly during the periods immediately following an acquisition. In addition, there can be no assurance that the Company will be able to profitably implement its business strategy in new geographic areas. Furthermore, the Company may compete for expansion and acquisition opportunities with companies that have significantly greater financial and other resources than the Company. There can be no assurance that the Company will be able to locate suitable new locations or acquisition candidates, or that any operations that the Company opens or acquires will be effectively and profitably integrated into the Company's existing operations.

     The Company's financial performance also depends, in part, on the Company's ability to manage its various portfolios and the Company's ability to successfully introduce additional financial products and services. There can be no assurance that additional financial products and services will be introduced or, if introduced, that such financial products and services will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

COMPETITION

     Each of the Company's businesses operate in highly competitive industries. The Company competes against a large number of national and regional firms engaged in such businesses, many of which have substantially greater resources than the Company. There can be no assurance that the Company's present competitors or companies that choose to enter the marketplace in the future will not exert significant competitive pressures on the Company which could have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Competition."

IMPACT OF GOVERNMENT REGULATION

     The operations of the Company are regulated by federal, state and local government authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions including, among other things, regulating credit granting activities, establishing maximum interest rates and charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures, regulating insurance claims practices and procedures, and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which may make compliance more difficult or expensive, restrict the Company's ability to purchase or finance installment sales or small loans, further limit or restrict the amount of interest and other charges imposed in installment sales or small loans originated by retailers or the Company, or otherwise materially adversely affect the business or prospects of the Company. See "Business -- Regulation."

DEPENDENCE UPON KEY PERSONNEL

     The Company's success depends substantially on certain members of its senior management, in particular Mr. Cypres, the Company's Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer. The Company's business and financial condition could be materially adversely affected by the loss of the services of Mr. Cypres. The Company does not maintain key man life insurance. See "Management -- Board of Directors and Executive Officers" and "-- Certain Relationships and Related Transactions."

CONCENTRATION OF VOTING CONTROL

     Banner beneficially owns or otherwise controls an aggregate of approximately 70.8% of the outstanding common stock of Central. Consequently, Banner is able to elect the entire Board of Directors, adopt amendments to Central's Certificate of Incorporation or effect a merger, sale of assets, or other fundamental corporate transaction without the approval of Central's other stockholders. Banner is able to control the direction and future operations of Central, including decisions regarding the issuance of additional shares of common stock and other securities. As long as Banner is a majority stockholder of Central, it will be impossible for third parties to obtain control of Central through purchases of common stock not beneficially owned or otherwise controlled by Banner. See "-- Relationships with Holdings, Banner and Affiliates; Potential Conflicts of Interest" below, "Management," and "Security Ownership of Certain Beneficial Owners and Management."

RELATIONSHIPS WITH HOLDINGS, BANNER AND AFFILIATES; POTENTIAL CONFLICTS OF INTEREST

     Gary M. Cypres, the Company's Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer, is the Chairman of the Board, Chief Executive Officer, Chief Financial Officer and President of Banner and Banner Holdings, Inc. ("Holdings") which owns 100% of the capital stock of Banner. West Coast Private Equity Partners, L.P. ("West Coast"), of which Mr. Cypres is the managing general partner, controls Holdings. Mr. Cypres controls the Company, through West Coast, Holdings and Banner. Consequently, West Coast and Mr. Cypres may have conflicts of interest with respect to transactions concerning the Company and its affiliates. Additionally, West Coast, through Holdings, controls two companies other than the Company, Banner and Central Rents Holdings, Inc., all of which may have interests which are divergent from one another and the Company. Banner owns and operates six installment credit stores in the greater Los Angeles area and one installment credit store in San Francisco. Central Rents Holdings, Inc., and its wholly-owned subsidiary, Central Rents, Inc. ("Central Rents"), owns and operates 168 rental-purchase stores in 20 states which rent a broad range of consumer products, including electronics, appliances and furniture. Central Rents operates 20 rental-purchase stores in Southern California and 25 rental-purchase stores in Northern California.

     Central, Banner and Holdings have entered into certain agreements setting forth the ongoing relationships among them. None of these agreements is the result of arm's-length negotiations. Therefore, there can be no assurance that any of these agreements has been effected on terms comparable to those that would have resulted from negotiations among independent parties. Furthermore, Central, Banner and Holdings and their respective subsidiaries may enter into additional or modified agreements, arrangements and transactions in the future. Any such future agreements, arrangements or transactions will be determined through negotiations between Central, Banner and Holdings or their respective subsidiaries, as the case may be. See "-- Concentration of Voting Control" above and "Management -- Certain Relationships and Related Transactions."

     Prior to Central's initial public offering of its common stock, Mr. Cypres rendered services to the Company through a consulting agreement between Holdings and G.M. Cypres & Co., Inc., a Delaware corporation wholly-owned by Mr. Cypres ("G.M. Cypres & Co."). In June 1996, Mr. Cypres entered into a five year employment agreement with the Company pursuant to which Mr. Cypres serves as Chairman of the Board, Chief Executive Officer and President of the Company. In such capacities, Mr. Cypres spends that portion of his business time as is required to oversee the operations of the Company and to formulate and direct the implementation of the Company's business strategies. Mr. Cypres continues to spend a portion of his business time as the managing general partner of West Coast, as Chairman of the Board, Chief Executive Officer, Chief Financial Officer and President of Holdings, as Chairman of the Board, Chief Executive Officer, Chief Financial Officer and President of Banner, and as Chairman of the Board, Chief Executive Officer and President of Central Rents. See
"-- Concentration of Voting Control" above, and "Management."

FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus, including, without limitation, statements containing the words "may," "will," "expect," "believe," "anticipate," "intend," "estimate," "continue" or the negative thereof or other variations thereon or words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economics and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; changes in business strategy or development plans; changes in governmental regulation; credit quality; the availability of capital to fund the expansion of the Company's business; and other factors referenced in this Prospectus including, without limitation, under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

     All of the proceeds from the sale of Trust Preferred Securities will be invested by CFAC Capital in the Junior Subordinated Debentures. The net proceeds to Central from the sale of the Junior Subordinated Debentures are estimated to
be $          ($          if the Underwriters' over-allotment option is
exercised in full), net of estimated underwriting commissions and other estimated offering expenses. Central intends to use the net proceeds to reduce amounts outstanding under the Line of Credit, which was approximately $66.7 million at June 30, 1997, including letters of credit, and is expected to be approximately $66.7 million immediately prior to the closing of the offering. Such amounts will then become available under the Line of Credit for reborrowing by the Company to fund the Company's receivables and operations. The Line of Credit, which expires June 12, 2000, bears interest, at the option of Central, at a rate equal to either (a) 87.5 basis points above the higher of the prime rate announced by Wells Fargo Bank or the federal funds rate plus 50 basis points or (b) 225 basis points above the interest rate per annum at which deposits in dollars are offered by Wells Fargo Bank to prime banks in the London Eurodollar market. The aggregate amount of indebtedness outstanding under the Line of Credit at June 30, 1997 bore interest at the rate of 7.9%. For additional information concerning the Line of Credit, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."


     The Line of Credit was entered into on June 13, 1997. The initial borrowings under the Line of Credit were used to repay amounts which were then outstanding under the Company's $60 million credit facility with Bank of American National Trust and Savings Association and $50 million line of credit with Wells Fargo Bank, N.A. (the "Prior Lines of Credit"). Borrowings under the Prior Lines of Credit were used and additional borrowings under the Line of Credit were and will be used to fund the Company's receivables and operations.


                              ACCOUNTING TREATMENT

     For financial reporting purposes, CFAC Capital will be treated as a subsidiary of the Company and, accordingly, the accounts of CFAC Capital will be included in the consolidated financial statements of the Company. The Trust Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company under the caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures," and appropriate disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to consolidated financial statements. For financial reporting purposes, the Company will record Distributions payable on the Trust Preferred Securities as an interest expense in the consolidated statements of operations.

     Future reports of the Company filed under the Exchange Act, will include a footnote to the financial statements stating that (i) CFAC Capital is wholly owned, (ii) the sole assets of CFAC Capital are the Junior Subordinated Debentures (specifying the principal amount, interest rate and maturity date of such Junior Subordinated Debentures), and (iii) the back up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of CFAC Capital under the Trust Preferred Securities. CFAC Capital will not provide separate reports under the Exchange Act.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at June 30, 1997 and as adjusted to give effect to the issuance of the Trust Preferred Securities offered by CFAC Capital and receipt by Central of the proceeds, net of estimated underwriting commissions and other estimated offering expenses, from the corresponding sale of the Junior Subordinated Debentures to CFAC Capital and application thereof to reduce outstanding amounts under the Line of Credit.


                                                                             JUNE 30, 1997
                                                                         ---------------------
                                                                                         AS
                                                                          ACTUAL      ADJUSTED
                                                                         --------     --------
                                                                              (DOLLARS IN
                                                                              THOUSANDS)
DEBT:
Line of Credit(2)......................................................  $ 64,600     $ 14,500
Company obligated mandatorily redeemable trust preferred securities of
  subsidiary trust holding solely junior subordinated debentures(1)....         0       52,500
Long-term debt.........................................................       850          850
                                                                         --------     --------
     Total debt........................................................  $ 65,450     $ 67,850
                                                                         --------     --------
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value: 5,000,000 shares authorized, none
  issued...............................................................  $     --     $     --
Common stock, $.01 par value: 20,000,000 shares authorized, 7,277,000
  outstanding..........................................................        73           73
Paid in capital........................................................    47,903       47,903
Retained earnings......................................................    16,909       16,909
                                                                         --------     --------
     Total stockholders' equity........................................  $ 64,885     $ 64,885
                                                                         --------     --------
  Total capitalization.................................................  $130,335     $132,735
                                                                         ========     ========


---------------


(1) The subsidiary trust is CFAC Capital, which will hold the Junior Subordinated Debentures as its sole asset. The Trust Preferred Securities are issued by CFAC Capital. The sole assets of CFAC Capital consist of the Junior Subordinated Debentures issued by the Company to CFAC Capital. The
    Junior Subordinated Debentures will bear interest at the rate of     % per
    annum and will mature on             , 2027, which date may be shortened to
    a date not earlier than             , 2002. The Junior Subordinated
    Debentures are redeemable prior to maturity at the option of the Company, subject to restrictions contained in any Senior and Subordinated Debt and the Company having received prior approval of the primary federal regulator of the Company if then required under applicable capital guidelines or
    policies of such primary regulator, (i) on or after             , 2002, in
    whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 90 days following the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein). See "Description of Junior Subordinated Debentures -- Redemption." The Company owns all of the Common Securities of CFAC Capital.


(2) Does not include letters of credit of $2.1 million.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data with respect to the Company's consolidated financial position as of December 31, 1995 and 1996, and its results of operations for the years ended December 31, 1994, 1995 and 1996 has been derived from the audited consolidated financial statements of the Company appearing elsewhere herein. This information should be read in conjunction with such consolidated financial statements and the notes thereto. The selected financial data with respect to the Company's consolidated financial position as of October 31, 1993 and 1994 and December 31, 1994, its results of operations for the two months ended December 31, 1993 and 1994 and the fiscal years ended October 31, 1993 and 1994 has been derived from the audited consolidated financial statements of the Company, which are not presented herein. The selected financial data with respect to the Company's consolidated financial position as of October 31, 1992 and June 30, 1997 and its results of operations for the fiscal year-ended October 31, 1992, the year-ended December 31, 1993 and the six months ended June 30, 1996 and 1997 has been derived from unaudited financial statements, which in the opinion of the Company's management reflect all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      TWO MONTHS
                                       YEARS ENDED                      ENDED                            YEARS ENDED
                                       OCTOBER 31,                     DEC. 31,                         DECEMBER 31,
                             -------------------------------      ------------------     -------------------------------------------
                              1992        1993        1994         1993       1994        1993        1994        1995        1996
                             -------     -------     -------      ------     -------     -------     -------     -------     -------
STATEMENTS OF INCOME
  DATA:
Revenues:
Interest income:
Consumer Product
  Portfolio..............    $ 8,145     $ 9,010     $11,444      $1,714     $ 2,057     $ 9,420     $11,787     $12,508    $12,850
Small Loan Portfolio.....         --         134         672          54         439         188       1,057       5,095      9,686
Automobile Finance
  Portfolio..............         --          --          --          --          --          --          --         240      1,548
Other(1).................         --          --          --          --          --          --          --         176      1,691
                             -------     -------     -------      ------      ------     -------     -------     -------    -------
Total interest income....      8,145       9,144      12,116       1,768       2,496       9,608      12,844      18,019     25,775
                             -------     -------     -------      ------      ------     -------     -------     -------    -------
Travel services..........         --          --          --          --          --          --          --         371      2,449
Transaction fees on
  contracts purchased
  from related party.....        747         830         844         137         150         829         857         916        965
  Other income(2)........      1,253       1,457       1,756         304         416       1,445       1,868       2,857      7,238
                             -------     -------     -------      ------      ------     -------     -------     -------    -------
    Total revenues.......     10,145      11,431      14,716       2,209       3,062      11,882      15,569      22,163     36,427
                             -------     -------     -------      ------      ------     -------     -------     -------    -------
Costs and Expenses:
Operating expenses.......      3,986       4,519       5,009         864       1,025       4,461       5,170       7,288     12,676
  Provision for credit
    losses...............      2,654       3,264       3,002         696       1,617       3,447       3,923       5,449      9,105
  Interest expense.......      2,306       2,279       2,523         339         617       2,235       2,801       4,278      4,697
                             -------     -------     -------      ------      ------     -------     -------     -------    -------
Income (loss) before
  taxes..................      1,199       1,369       4,182         310        (197)      1,739       3,675       5,148      9,949
Income tax expense
  (benefit)..............        503         572       1,694         127         (74)        727       1,493       2,079      3,979
                             -------     -------     -------      ------      ------     -------     -------     -------    -------
Net income before
  discontinued
  operations.............        696         797       2,488         183        (123)      1,012       2,182       3,069      5,970
                             -------     -------     -------      ------      ------     -------     -------     -------    -------
Discontinued operations
  net income (loss)......         --          --          --          --          --          --          --          50        (91)
                             -------     -------     -------      ------      ------     -------     -------     -------    -------
Net income (loss)........    $   696     $   797     $ 2,488      $  183     $  (123)                $ 2,182     $ 3,119    $ 5,879
                             =======     =======     =======      ======      ======     =======     =======     =======    =======

                               SIX MONTHS
                                  ENDED
                                JUNE 30,
                           -------------------
                            1996        1997
                           -------     -------
STATEMENTS OF INCOME
  DATA:
Revenues:
Interest income:
Consumer Product
  Portfolio..............  $ 6,364     $ 6,036
Small Loan Portfolio.....    4,261       6,462
Automobile Finance
  Portfolio..............      602         825
Other(1).................      418       2,583
                           -------     -------
Total interest income....   11,645      15,906
                           -------     -------
Travel services..........      605       3,955
Transaction fees on
  contracts purchased
  from related party.....      447         575
  Other income(2)........    2,337       5,596
                           -------     -------
    Total revenues.......   15,034      26,032
                           -------     -------
Costs and Expenses:
Operating expenses.......    4,380      12,187
  Provision for credit
    losses...............    4,279       5,229
  Interest expense.......    2,482       2,874
                           -------     -------
Income (loss) before
  taxes..................    3,893       5,742
Income tax expense
  (benefit)..............    1,559       2,210
                           -------     -------
Net income before
  discontinued
  operations.............    2,334       3,532
                           -------     -------
Discontinued operations
  net income (loss)......      (22)         --
                           -------     -------
Net income (loss)........  $ 2,312     $ 3,532
                           =======     =======
PER SHARE DATA:
Net income (loss) per
  share before
  discontinued
  operations.............    $  0.14     $  0.15     $  0.48      $ 0.04     $ (0.02)    $  0.20     $  0.42     $  0.60    $  0.96
Net income (loss) per
  share discontinued
  operations.............          0           0           0           0           0           0           0        0.01      (0.01)
                             -------     -------     -------      ------      ------     -------     -------     -------    -------
Net income (loss) per
  share..................    $  0.14     $  0.15     $  0.48      $ 0.04     $ (0.02)    $  0.20     $  0.42     $  0.61    $  0.95
                             =======     =======     =======      ======      ======     =======     =======     =======    =======


PER SHARE DATA:
Net income (loss) per
  share before
  discontinued
  operations.............  $  0.45     $  0.49
Net income (loss) per
  share discontinued
  operations.............       --          --
                           -------     -------
Net income (loss) per
  share..................  $  0.45     $  0.49
                           =======     =======
Weighted average number
  of shares
  outstanding............  5,150,000   5,150,000   5,150,000   5,150,000   5,150,000   5,150,000   5,150,000   5,150,000   6,213,500

Weighted average number
  outstanding............   5,150,000   7,277,000


  of shares

                                                                                                                         AS OF
                                                        AS OF OCTOBER 31,                AS OF DECEMBER 31,            JUNE 30,
                                                  -----------------------------    -------------------------------    -----------
                                                   1992       1993       1994       1994        1995        1996         1997
                                                  -------    -------    -------    -------    --------    --------    -----------
BALANCE SHEET DATA:
Cash...........................................   $    --    $   931    $ 1,886    $   215    $     57    $  5,848     $   6,388
Finance receivables, net(3)....................    45,094     47,026     50,626     70,328      90,471     109,699        97,575
Automobile finance receivables.................        --         --         --         --       4,203       8,728         7,375
Premium finance receivables, net...............        --         --         --         --          --       1,964         6,903
Total assets...................................    48,158     51,567     61,597     73,942     101,730     145,887       139,747
Total debt.....................................    34,250     33,700     42,287     48,845      64,817      74,874        65,450
Stockholders' equity...........................    13,399     17,146     18,560     23,951      33,632      61,353        64,885

---------------

(1) Other interest income includes interest earned on the Travel Finance Portfolio, the Independent Retail Finance Portfolio and the Premium Finance Portfolio.

(2) Other income includes administrative fees charged on certain small loan contracts, late charges and revenue from the sale of insurance products.

(3) Finance receivables include receivables in the Company's Consumer Product, Small Loan, Travel Finance and Independent Retail Finance Portfolios.

SUPPLEMENTAL FINANCIAL DATA

     The following table sets forth certain unaudited consolidated operating results for each of the periods presented. This information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments (which consist solely of normal recurring adjustments) considered necessary to present fairly the financial information of such periods.

                                                            THREE MONTHS ENDED
                 -----------------------------------------------------------------------------------------------------------------
                             JUNE                                             JUNE
                 MARCH 31,    30,    SEPTEMBER 30,  DECEMBER 31,  MARCH 31,    30,  SEPTEMBER 30,  DECEMBER 31,  MARCH 31, JUNE 30,
                   1995      1995        1995           1995        1996      1996      1996           1996        1997      1997
                 ---------   ----    -------------  ------------  ---------   ----  -------------  ------------  --------- --------
                                                          (DOLLARS IN THOUSANDS)
Revenues:
Interest
 income:
Consumer
 Product
 Portfolio......  $ 2,955   $ 3,118     $ 3,348       $3,087       $ 3,205    3,159     3,163        $  3,323     $ 3,165   $ 2,871
   Small
    Loan
    Portfolio...    1,009     1,126       1,295        1,665         2,093    2,168     2,503           2,922       3,199     3,263
    Automobile
      Finance
      Portfolio..      --        --          32          208           260      342       461             485         416       409
    Other(1)...        --        --          48          128           181      237       441             832       1,219     1,364
                  -------   -------     -------       ------        ------   ------    ------         -------     -------   -------
   Total
interest
income...           3,964     4,244       4,723        5,088         5,739    5,906     6,568           7,562       7,999     7,907
                  -------   -------     -------       ------        ------   ------    ------         -------     -------   -------
  Travel
  services...          --        21         157          193           221      384       807           1,039       1,755     2,200
  Transaction
    fees on
    contracts
    purchased
    from
    related
    party..           229       227         226          234           227      220       239             279         280       295
  Other
  income(2)...        654       686         635          882         1,045    1,292     2,057           2,844       2,623     2,973
                  -------   -------     -------       ------        ------   ------    ------         -------     -------   -------
   Total
   revenues...      4,847     5,178       5,741        6,397         7,232    7,802     9,671          11,722      12,657    13,375
                  -------   -------     -------       ------        ------   ------    ------         -------     -------   -------
Operating
expenses...         1,522     1,667       1,879        2,220         2,019    2,361     3,520           4,776       5,811     6,376
Provision
  for
  credit
losses...           1,106     1,309       1,293        1,741         2,154    2,125     2,189           2,637       2,411     2,818
Interest
expense...          1,075     1,097       1,038        1,068         1,241    1,241     1,001           1,214       1,423     1,451
                  -------   -------     -------       ------        ------   ------    ------         -------     -------   -------
Income
  before
taxes...            1,144     1,105       1,531        1,368         1,818    2,075     2,961           3,095       3,012     2,730
Income
  tax
  expense...          465       447         609          558           727      832     1,182           1,238       1,205     1,005
                  -------   -------     -------       ------        ------   ------    ------         -------     -------   -------
Net
  income
  before
  discontinued
  operations...   $   679   $   658     $   922       $  810       $ 1,091    1,243     1,779        $  1,857     $ 1,807   $ 1,725
Discontinued
  operations
  net
  income
  (loss)...            --        19         122          (91)           12      (34)      (69)             --          --        --
                  -------   -------     -------       ------        ------   ------    ------         -------     -------   -------
Net
income...         $   679   $   677     $ 1,044       $  719       $ 1,103    1,209     1,710        $  1,857     $ 1,807   $ 1,725
                  =======   =======     =======       ======        ======   ======    ======         =======     =======  =======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the information under "Selected Consolidated Financial Data" and the Company's consolidated financial statements and notes thereto and other financial data, included elsewhere in this Prospectus. Certain statements under this caption constitute "forward-looking statements" under Section 27A of the Securities Act and Section 21E of the Exchange Act which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference, include but are not limited to, credit quality, economic conditions, competition in the geographic and business areas in which the Company conducts its operations, fluctuations in interest rates and government regulation. For additional information concerning these factors, see "Risk Factors."

OVERVIEW

     In pursuit of the Company's business strategy, since 1992 the Company has expanded its financing business by offering consumer financing through additional installment credit stores opened by Banner, by increasing the number and type of products and services financed, and by offering new financial products and services. In 1992, the Company began offering small unsecured loans generally ranging from $300 to $1,500 with average loan terms of 12 months, and began offering installment credit finance to Banner's customers at three additional installment credit stores in the greater Los Angeles area and one additional installment credit store in San Francisco that were opened or acquired by Banner in 1994. In 1995, the Company opened two finance centers offering small loans and travel finance and one automobile sales location in the greater Los Angeles area, and began offering consumer product finance to Banner's customers at one additional installment credit store in the greater Los Angeles area that was opened by Banner in 1995. In 1995, the Company also began offering financing for the sale of used automobiles, which was discontinued in May 1997. Beginning in late 1995, the Company expanded its indirect consumer financing business by offering financing to consumers for the purchase of products and services sold by independent retailers. At present, the Company has retail installment financing arrangements with approximately 100 independent retailers in the greater Los Angeles area. In 1996, the Company expanded its travel business by acquiring 25 travel locations in June and 55 locations in December. The Company presently has 77 travel locations, of which 71 are located in California. In addition, the Company commenced its automobile insurance business in 1996 through 12 locations in the greater Los Angeles area and also began offering insurance premium financing to its customers. As a result of this rapid growth, results of operations are not readily comparable from year to year or from period to period, and are not necessarily indicative of future operating results.

FINANCIAL TRENDS

  Portfolios

     The following sets forth certain information relating to the Company's portfolios for the periods indicated.

                           CONSUMER PRODUCT PORTFOLIO
          (DOLLARS IN THOUSANDS, EXCEPT AVERAGE NET CONTRACT BALANCE)

                                                      TWO MONTHS                                                  SIX MONTHS
                                  YEARS ENDED            ENDED                      YEARS ENDED                      ENDED
                                  OCTOBER 31,        DECEMBER 31,                  DECEMBER 31,                    JUNE 30,
                               -----------------   -----------------   -------------------------------------   -----------------
                                1992      1993      1993      1994      1993      1994      1995      1996      1996      1997
                               -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
Gross receivables (at end of
  period)....................  $54,038   $57,250   $60,590   $67,514   $60,590   $67,514   $67,811   $61,848   $62,611   $48,618
Deferred interest (at end of
  period)....................    6,354     7,028     7,657     7,603     7,657     7,603     7,796     7,132     7,217     4,871
                               -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
Net receivables (at end of
  period)....................   47,684    50,222    52,933    59,911    52,933    59,911    60,015    54,716    55,394    43,747
Deferred insurance revenues
  (at end of period).........      294       536       529       405       529       405       401       270       314       166
                               -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
Net carrying value before
  allowance for credit
  losses.....................  $47,390   $49,686   $52,404   $59,506   $52,404   $59,506   $59,614   $54,446   $55,080   $43,581
                               =======   =======   =======   =======   =======   =======   =======   =======   =======   =======
Average net receivables......  $46,690   $51,907   $51,473   $56,335   $52,456   $53,656   $57,276   $55,742   $56,762   $48,868
Number of contracts (at end
  of period).................      N/A       N/A    66,353    76,984    66,353    76,984    84,555    81,361    81,912    73,501
Average net contract
  balance....................      N/A       N/A   $   798   $   778   $   798   $   778   $   710   $   673   $   676   $   595
Average interest bearing
  liabilities(1).............   32,736    36,404    34,275    38,573    36,163    37,549    39,284    33,489    37,873    28,420
Total interest income(2).....    8,145     9,010     1,714     2,057     9,420    11,787    12,508    12,850     6,364     6,036
Total interest expense(1)....    2,306     2,279       335       534     2,231     2,579     3,242     2,688     1,521     1,221
Net interest income before
  provision for credit
  losses.....................    5,839     6,731     1,379     1,523     7,189     9,208     9,266    10,162     4,843     4,815
Net provision for credit
  losses.....................    2,654     3,198       655     1,229     3,340     3,332     3,852     4,955     2,443     1,964
Net write-offs...............    1,688     2,834       529       625     2,897     2,949     3,310     4,257     1,919     1,573
Average interest rate on
  average net receivables....     17.4%     17.4%     20.0%     21.9%     18.0%     22.0%     21.8%     23.1%     22.4%     24.7%
Average interest rate on
  interest bearing
  liabilities................      7.0%      6.3%      5.9%      8.3%      6.2%      6.9%      8.3%      8.0%      8.0%      8.6%
Net interest spread..........     10.4%     11.1%     14.1%     13.6%     11.8%     15.1%     13.5%     15.1%     14.4%     16.1%

---------------

(1) Amounts represent borrowings and related interest expense on the Company's lines of credit for the Consumer Product Portfolio, excluding amounts related to the Company's other borrowings.

(2) Amounts represent interest income on installment contracts, excluding administrative fees, late charges and other charges, which are included in other income in the Consolidated Statements of Income appearing elsewhere herein.

                              SMALL LOAN PORTFOLIO
          (DOLLARS IN THOUSANDS, EXCEPT AVERAGE NET CONTRACT BALANCE)


                                        YEAR       TWO MONTHS ENDED                YEARS ENDED                 SIX MONTHS ENDED
                                        ENDED        DECEMBER 31,                  DECEMBER 31,                    JUNE 30,
                                     OCTOBER 31,   -----------------   -------------------------------------   -----------------
                                       1993(1)      1993      1994      1993      1994      1995      1996      1996      1997
                                     -----------   -------   -------   -------   -------   -------   -------   -------   -------
Gross receivables (at end of
  period)..........................    $   705     $ 4,314   $16,735   $ 4,314   $16,735   $37,868   $57,671   $41,331   $54,757
Deferred interest (at end of
  period)..........................         26         241     1,809       241     1,809     4,187     6,041     4,186     4,636
Deferred administrative fees and
  insurance revenues (at end of
  period)..........................         13         166       392       166       392       576       978       733       707
                                        ------     -------   -------   -------   -------   -------   -------   -------   -------
Net carrying value before allowance
  for credit losses................    $   666     $ 3,907   $18,290   $ 3,907   $18,290   $33,105   $50,652   $36,412   $49,414
                                        ======     =======   =======   =======   =======   =======   =======   =======   =======
Average net receivables............    $   850     $ 2,009   $10,509   $ 1,131   $ 5,662   $20,219   $38,847   $34,099   $50,502
Number of contracts (at end of
  period)..........................      3,127      10,616    26,166    10,616    26,166    55,241    79,819    63,996    89,538
Average net contract balance.......    $   217     $   384   $   570   $   384   $   570   $   610   $   647   $   580   $   560
Average interest bearing
  liabilities(2)...................         --         400     5,887        67     3,165    12,902    25,204    24,265    40,959
Total administrative fee income....         52          13       145        65       458     1,133     1,897       869     1,005
Total interest income(3)...........        134          54       439       188     1,057     5,095     9,686     4,261     6,462
Total interest expense(2)..........         --           4        83         4       222     1,036     2,009       961     1,653
Net interest income before
  provision for credit losses......        134          50       356       184       835     4,059     7,677     3,300     4,809
Net provision for credit losses....         66          41       388       107       591     1,547     3,349     1,632     2,224
Net write-offs.....................         --          --        35        --       155       896     2,606       986     2,012
Average interest rate on average
  net receivables..................       15.8%       16.1%     25.1%     16.6%     18.7%     25.2%     24.9%     25.0%     25.6%
Average interest rate on interest
  bearing liabilities..............        N/A         6.0%      8.5%      6.0%      7.0%      8.0%      8.0%      7.9%      8.1%
Net interest spread................       15.8%       10.1%     16.6%     10.6%     11.7%     17.2%     17.0%     17.1%     17.5%

---------------

(1) The Company commenced its small loan business in December 1992.

(2) Amounts represent borrowings and related interest expense on the Company's lines of credit for the Small Loan Portfolio, excluding amounts related to the Company's other borrowings.

(3) Amounts represent interest income on installment contracts, excluding administrative fees, late charges and other charges, which are included in other income in the Consolidated Statements of Income appearing elsewhere herein.

  Travel Finance Portfolio

     The Company also began offering Company-financed sales of airline tickets in mid-1995. At December 31, 1995 and 1996 and June 30, 1997, the gross receivables of the Travel Finance Portfolio was $3.0 million, $5.6 million and $5.6 million, respectively, and the net receivables before allowance for credit losses was $2.7 million, $5.2 million and $5.2 million, respectively. In addition, the number of contracts outstanding at December 31, 1995 and 1996, and June 30, 1997 was 5,811, 11,772 and 13,116, respectively with an average net contract balance of approximately $466, $438 and $395, respectively. At December 31, 1995 and 1996 and June 30, 1997, the average interest rate on the average portfolio was approximately 23.7%, 25.0% and 25.3%, respectively.

  Independent Retail Finance Portfolio

     The Company began purchasing and servicing consumer finance receivables generated by independent retailers in 1996. At December 31, 1996 and June 30, 1997, the gross receivables of the Independent Retail Finance Portfolio was $7.2 million, and $7.7 million, respectively, and the net receivables before allowance for credit losses was $6.2 million and $6.8 million, respectively. In addition, the number of contracts outstanding at December 31, 1996 and June 30, 1997, was 12,053 and 17,493, respectively, with an average net contract balance of approximately $518 and $386, respectively. At December 31, 1996 and June 30, 1997, the average interest rate on the average portfolio was approximately 31.5% and 33.2%, respectively.

  Premium Finance Portfolio

     The Company began offering insurance premium financing in late 1996. At December 31, 1996 and June 30, 1997, the gross receivables of the Premium Finance Portfolio was $2.1 million and $7.4 million, respectively, and the net receivables, before allowance for credit losses was $2.0 million and $6.9 million, respectively. In addition, the number of contracts outstanding at December 31, 1996 and June 30, 1997 was 2,615 and 10,649, respectively, with an average net contract balance of approximately $751 and $648, respectively. At December 31, 1996 and June 30, 1997, the average interest rate on the average portfolio was approximately 29.2% and 30.6%, respectively.

  Automobile Finance Portfolio

     The Company began offering Company-financed sales of used automobiles in mid-1995. In August 1996, the Company sold the used car sales business to Banner pursuant to an Agreement to Transfer Business Operations among Banner, Central Consumer Finance Company, Central Auto Sales, Inc. and Central (the "Automobile Financing Agreement") which granted the Company the exclusive right to finance Banner's sales of automobiles or purchase automobile finance contracts generated by Banner. The Company's decision to sell the used car sales business was due to capital considerations and the Company's determination that such business did not presently fit well into the Company's overall business strategy. At December 31, 1995 and 1996 and June 30, 1997, the gross receivables of the Automobile Finance Portfolio was approximately $5.5 million, $11.0 million and $9.0 million, respectively, and the net receivables of the portfolio was $4.2 million, $8.7 million and $7.4 million, respectively. In addition, the number of contracts outstanding at December 31, 1995 and 1996 and June 30, 1997 was 624, 1,376 and 1,330, respectively, with an average net contract balance of approximately $6,700, $8,000 and $5,500, respectively. The average interest rate on the average portfolio was 21% at both December 31, 1995 and 1996, and 20% at June 30, 1997. Pursuant to the Automobile Financing Agreement, all purchases of automobile finance receivables were made with full recourse to Banner in the event of default by the customer. Accordingly, the Company maintains no allowance for credit losses with respect to the Automobile Finance Portfolio. Banner ceased selling used automobiles in May 1997 and, therefore, the Company is not currently engaged in financing sales of used automobiles.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

     The following table segregates the changes in net interest income between changes in average balances ("Volume") and average rates ("Rate") for both average net receivables and average interest bearing liabilities of the Consumer Product Portfolio and the Small Loan Portfolio (dollars in thousands) for the periods presented.

                                         YEARS ENDED             YEARS ENDED            YEARS ENDED         SIX MONTHS ENDED
                                      DECEMBER 31, 1994       DECEMBER 31, 1995      DECEMBER 31, 1996       JUNE 30, 1997
                                            VERSUS                  VERSUS                 VERSUS                VERSUS
                                      DECEMBER 31, 1993       DECEMBER 31, 1994      DECEMBER 31, 1995       JUNE 30, 1996
                                    ----------------------  ----------------------  --------------------  --------------------
                                    VOLUME   RATE   TOTAL   VOLUME   RATE   TOTAL   VOLUME  RATE  TOTAL   VOLUME  RATE  TOTAL
                                    ------  ------  ------  ------  ------  ------  ------  ----  ------  ------  ----  ------
Increase (decrease) in interest
  income:
  Consumer Product Portfolio.......  $215   $2,152  $2,367  $ 795   $  (74) $  721  $(354)  $696  $  342  $(975)  $647  $ (328)
  Small Loan Portfolio.............   753      116     869  2,718    1,320   4,038  4,645    (54)  4,591  2,099    102   2,201
                                     ----   ------  ------  ------  ------  ------  ------  ----  ------  ------  ----  ------
                                      968    2,268   3,236  3,513    1,246   4,759  4,291    642   4,933  1,124    749   1,873
                                     ----   ------  ------  ------  ------  ------  ------  ----  ------  ------  ----  ------
Increase (decrease) in interest
  expense:
  Bank of America Line of Credit...    86      262     348    119      544     663   (465)   (87)   (552)  (406)   106    (300)
  Wells Fargo Line of Credit.......   185       33     218    683      131     814    980     (7)    973    674     18     692
                                     ----   ------  ------  ------  ------  ------  ------  ----  ------  ------  ----  ------
                                      271      295     566    802      675   1,477    515    (94)    421    268    124     392
                                     ----   ------  ------  ------  ------  ------  ------  ----  ------  ------  ----  ------
Increase in net interest income....  $697   $1,973  $2,670  $2,711  $  571  $3,282  $3,776  $736  $4,512  $ 856   $625  $1,481
                                     ====   ======  ======  ======  ======  ======  ======  ====  ======  ======  ====  ======

CREDIT QUALITY

     The Company makes provision for credit losses in the Consumer Product and Travel Finance Portfolios at the time that the contract is purchased or the retail sale is made. The provision for credit losses in the Small Loan and Independent Retail Finance Portfolios is made following the origination of the loans over the period that the events giving rise to the credit losses are estimated to occur. The Company's portfolios comprise smaller-balance, homogeneous loans that are evaluated collectively to determine an appropriate allowance for credit losses. The allowance for credit losses is maintained at a level considered adequate to cover losses in the existing portfolios. Collection of past due accounts is pursued by the Company, and when the characteristics of an individual account indicates that collection is unlikely, the account is charged off and turned over to a collection agency. Accounts are generally charged off when they are between 91 and 150 days past due.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolios, adverse situations that may affect the borrower's ability to repay and current economic conditions.

     The following sets forth certain information concerning the Company's provisions for credit losses and chargeoff experience in the Consumer Product and Small Loan Portfolios, its two largest portfolios. The Company does not believe that its credit quality experience can be readily compared to less specialized consumer finance companies due to the Hispanic orientation and uniform credit profile of its customers.

                           CONSUMER PRODUCT PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                      TWO MONTHS                                                  SIX MONTHS
                                  YEARS ENDED            ENDED                      YEARS ENDED                      ENDED
                                  OCTOBER 31,        DECEMBER 31,                  DECEMBER 31,                    JUNE 30,
                               -----------------   -----------------   -------------------------------------   -----------------
                                1992      1993      1993      1994      1993      1994      1995      1996      1996      1997
                               -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
Average net receivables......  $46,690   $51,907   $51,473   $56,335   $52,456   $53,656   $57,276   $55,742   $56,762   $48,868
Net provision for credit
  losses.....................  $ 2,654   $ 3,198   $   655   $ 1,229   $ 3,340   $ 3,332   $ 3,852   $ 4,955   $ 2,443   $ 1,964
Net write-offs...............  $ 1,688   $ 2,834   $   529   $   625   $ 2,897   $ 2,949   $ 3,310   $ 4,257   $ 1,919   $ 1,573
Provision for credit losses
  as a percentage of average
  net receivables............      5.7%      6.2%      7.6%     13.1%      6.4%      6.2%      6.7%      8.9%      8.6%      8.0%
Net write-offs as a
  percentage of average net
  receivables................      3.6%      5.5%      6.2%      6.7%      5.5%      5.5%      5.8%      7.6%      6.8%      6.4%

                              SMALL LOAN PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                         TWO MONTHS
                                                           ENDED                                                  SIX MONTHS
                                        YEAR ENDED      DECEMBER 31,          YEARS ENDED DECEMBER 31,               ENDED
                                        OCTOBER 31,   ----------------   -----------------------------------   -----------------
                                          1993(1)      1993     1994      1993     1994     1995      1996      1996      1997
                                        -----------   ------   -------   ------   ------   -------   -------   -------   -------
Average net receivables...............     $ 850      $2,009   $10,509   $1,131   $5,662   $20,219   $38,847   $34,099   $50,502
Net provision for credit losses.......     $  66      $   41   $   388   $  107   $  591   $ 1,547   $ 3,349   $ 1,632   $ 2,224
Net write-offs........................     $   0      $    0   $    35   $    0   $  155   $   896   $ 2,606   $   986   $ 2,012
Provision for credit losses as a
  percentage of average net
  receivables.........................       8.5%       12.2%     22.2%     9.5%    10.4%      7.7%      8.6%      9.6%      8.8%
Net write-offs as a percentage of
  average net receivables.............       0.0%        0.0%      2.0%     0.0%     2.7%      4.4%      6.7%      5.8%      8.0%

---------------

(1) The Company commenced its small loan business in December 1992.

DELINQUENCY EXPERIENCE AND ALLOWANCE FOR CREDIT LOSSES

     Borrowers under the Company's contracts are required to make monthly payments. The following sets forth the Company's delinquency experience for accounts with payments 31 days or more past due and allowance for credit losses for its finance receivables.

                             FINANCE RECEIVABLES(1)
                             (DOLLARS IN THOUSANDS)

                                    OCTOBER 31,               DECEMBER 31,                 JUNE 30,
                                  ---------------   ---------------------------------   ---------------
                                   1992     1993     1993     1994     1995     1996     1996     1997
                                  ------   ------   ------   ------   ------   ------   ------   ------
Past due accounts (gross
  receivables):
  31-60 days....................  $1,485   $1,463   $1,325   $2,340   $2,482   $4,115   $2,534   $3,274
  61 days or more...............   1,412    1,510    1,612    2,715    3,162    4,332    3,466    6,690
Accounts with payments 31 days
  or more past due as a
  percentage of end of period
  gross receivables.............     5.4%     5.1%     4.5%     6.0%     5.2%     6.4%     5.5%     8.5%
Allowance for credit losses.....  $2,296   $2,726   $2,893   $3,712   $4,955   $6,786   $6,244   $7,360
Allowance for credit losses as a
  percentage of net
  receivables...................     4.8%     5.4%     5.1%     5.0%     5.1%     5.7%     6.4%     7.0%

---------------

(1) Includes receivables in the Company's Consumer Product, Small Loan, Travel Finance and Independent Retailer Portfolios.

     In 1996, delinquencies and net write-offs in the Consumer Product Portfolio increased to levels which were substantially higher than those historically experienced by the Company in such portfolio. These trends have continued during 1997. The increases occurred primarily with respect to the Company's existing customers, rather than new credit customers. Management believes such increases were a result of excessive credit burdens for some customers, due to an aggregate overextension of credit in the marketplace, coupled with uncertainty over proposed legislative reforms potentially impacting the Company's customers and their extended families. Although the Company also experienced increases in delinquencies and net write-offs in its other portfolios, such increases were consistent with management's expectations.

     Because of the Company's growth and expected continued growth, in late 1996 the Company took a number of steps to improve collections and credit quality. The Company hired two senior executives in the credit and collections fields. In December 1996, the Company installed an autodialer to assist its collections personnel in successfully contacting past due borrowers. Finally, the Company has hired CCN, Inc. to develop a proprietary credit scoring system for the Company, which it expects to implement during 1998. Notwithstanding these measures, there can be no assurance that the trend in increased delinquencies and net write-offs will not continue.

     The Financing Agreement among the Company, Banner and Holdings permits the Company to return to Banner during each of 1996 and 1997 up to $1.5 million of contracts purchased from or contributed by Banner. Banner repurchased $1.5 million of delinquent receivables during the second half of 1996 and repurchased $1.4 million of delinquent receivables during the first six months of 1997. As a result of increasing delinquencies in the Consumer Product Portfolio, the Company anticipates that the Financing Agreement will be amended to increase the aggregate amount of receivables which can be returned to Banner during 1997 to in excess of $1.5 million. See "Management -- Certain Relationships and Related Transactions -- Financing Agreement."

     In addition, as a result of the increasing level of delinquencies, the Company has requested, and the lenders under the Line of Credit have given a preliminary indication of their consent, to an amendment to the Line of Credit to increase the Past Due Receivables Ratio (as defined in the Line of Credit) permitted under the Line of Credit as of the end of each month from no more than
0.06 to 1 to 0.08 to 1. The offering will not be consummated until the amendment, which is currently being documented, is executed.

RESULTS OF OPERATIONS

     SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO THE SIX MONTHS ENDED JUNE 30,
1996

     Total revenues in the six months ended June 30, 1997 increased to $26.0 million from $15.0 million in the six months ended June 30, 1996, an increase of $11.0 million or 73.2%.

     Consumer Product Portfolio interest income in the six months ended June 30, 1997 decreased to $6.0 million from $6.4 million in the six months ended June 30, 1996. This decrease was primarily attributable to a decrease in the portfolio which averaged $48.9 million in the six months ended June 30, 1997, compared to $56.8 million in the six months ended June 30, 1996. The average interest rate the Company charged on this portfolio increased to 24.7% for the six months ended June 30, 1997, compared to 22.4% for the six months ended June 30, 1996.

     Small Loan Portfolio interest income in the six months ended June 30, 1997 increased to $6.5 million from $4.3 million in the six months ended June 30, 1996. The increase was primarily attributable to an increase in the portfolio which averaged $50.5 million in the six months ended June 30, 1997, compared to $34.1 million in the six months ended June 30, 1996. The average interest rate the Company charged on this portfolio was 25.6% for the six months ended June 30, 1997, compared to 25.0% for the six months ended June 30, 1996.

     Interest income on the Automobile Finance Portfolio in the six months ended June 30, 1997 increased to $0.8 million from $0.6 million in the six months ended June 30, 1996. This increase was due to an increase in the automobile finance receivables which averaged $8.2 million in the six months ended June 30, 1997, compared to $6.0 million in the six months ended June 30, 1996. On May 30, 1997, Banner ceased the sale of used automobiles and, therefore, the Company is not financing used automobile sales.

     Other interest income in the six months ended June 30, 1997 increased to $2.6 million from $0.4 million in the six months ended June 30, 1996, an increase of $2.2 million. Of this increase, $1.2 million was attributed to an increase in interest income earned on the Company's Independent Retail Finance Portfolio, $0.2 million was attributed to an increase in interest income earned on the Company's Travel Finance Portfolio, and $0.8 million was attributed to an increase in interest income earned on the Premium Finance Portfolio, which averaged $5.1 million for the six months ended June 30, 1997. The Company did not have a Premium Finance Portfolio during the six months ended June 30, 1996. Revenues earned on the sales of travel services increased to $4.0 million for the six months ended June 30, 1997 compared to $0.6 million for the six months ended June 30, 1996, an increase of 3.4 million. This increase was primarily attributable to the 80 travel locations acquired by the Company during the period from May 1996 through December 1996.

     Other income for the six months ended June 30, 1997 increased to $5.6 million from $2.3 million in the six months ended June 30, 1996, an increase of $3.3 million. Other income primarily includes administrative fees earned on the Company's Small Loan Portfolio, late and extension charge income transaction fees charged on consumer product installment contracts and income earned on the sale of insurance products. Other income in the six months ended June 30, 1997 includes an increase of $0.1 million in administrative fee income earned on small loans, a $0.4 million increase in late and extension charges, and an increase of $2.8 million in insurance product revenues.

     Operating expenses in the six months ended June 30, 1997 increased to $12.2 million from $4.4 million in the six months ended June 30, 1996, an increase of $7.8 million . Of this increase, $3.5 million is attributable to operating costs and expenses incurred in connection with the sale of airline tickets and $1.6 million incurred in connection with the sale of auto insurance, which business commenced in July 1996. The remaining increase of $2.7 million was primarily due to the expansion of the small loan business and unaffiliated retailer business, including an increase in the number of employees and related payroll expenses.

     The provision for credit losses in the six months ended June 30, 1997 increased to $5.2 million from $4.3 million in the six months ended June 30, 1996, an increase of $0.9 million or 22.2%. This increase was primarily due to the growth experienced by the Company in its unaffiliated third party retailers receivable portfolio and to higher levels of delinquencies and write-off's. See "-- Financial Trends -- Delinquency Experience and Allowance for Credit Losses" above.

     Interest expense in the six months ended June 30, 1997 increased to $2.9 million from $2.5 million in the six months ended June 30, 1996. This increase was due to an increase in the amounts borrowed under the lines of credit which averaged $69.4 million in the six months ended June 30, 1997, compared to $62.6 million in the six months ended June 30, 1996.

     As a result of the foregoing factors, net income in the six months ended June 30, 1997 increased to $3.5 million from $2.3 million in the six months ended June 30, 1996, an increase of $1.2 million or 52.8%.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Total revenues in the year ended December 31, 1996 increased to $36.4 million from $22.2 million in the year ended December 31, 1995, an increase of $14.2 million or 64.4%.

     Consumer Product Portfolio interest income in the year ended December 31, 1996 increased to $12.9 million from $12.5 million in the year ended December 31, 1995, an increase of $0.4 million. Of this increase, $0.7 million was attributable to a 1.3% increase in the average interest rate earned on this portfolio in the year ended December 31, 1996 compared to the year ended December 31, 1995, offset by a $0.3 million decrease in interest income as a result of a decrease of $1.5 million in the size of the average Consumer Product Portfolio for the year ended December 31, 1996 compared to the year ended December 31, 1995.

     Small Loan Portfolio interest income in the year ended December 31, 1996 increased to $9.7 million from $5.1 million in the year ended December 31, 1995, an increase of $4.6 million or 90.1%. Substantially all of this increase was attributable to an increase in the size of the Small Loan Portfolio, which averaged $38.8 million in the year ended December 31, 1996 compared to $20.2 million in the year ended December 31, 1995. For the year ended December 31, 1996, the Company earned an average interest rate of 24.9% compared to 25.2% in the year ended December 31, 1995. The Company currently charges the maximum interest rate permitted under California law on its small loans.

     Automobile Finance Portfolio interest income in the year ended December 31, 1996 increased to $1.5 million from $0.2 million in the year ended December 31, 1995, an increase of $1.3 million. Substantially all of this increase was attributable to an increase in the size of the Automobile Finance Portfolio, which averaged $7.2 million in the year ended December 31, 1996 compared to $1.1 million in the year ended December 31, 1995. The Company commenced its business of financing automobiles in July 1995.

     Other interest income in the year ended December 31, 1996 increased to $1.7 million from $0.2 million in the year ended December 31, 1995, an increase of $1.5 million. Of this increase, $0.8 million was attributed to an increase in interest income earned on the Company's Travel Finance Portfolio, and $0.6 million was attributable to interest income earned on the Company's financing of installment receivables generated from the sale of consumer products sold to customers of independent retailers. The Company commenced this business in early 1996.

     For the year ended December 31, 1996, the Company's Travel Finance Portfolio averaged $4.9 million compared to $2.7 million in the year ended December 31, 1995. The average interest rate earned on this portfolio was 25.0% in the year ended December 31, 1996 compared to 23.7% in the year ended December 31, 1995.

     Revenues earned on the sales of travel services increased to $2.4 million in the year ended December 31, 1996 compared to $0.4 million in the year ended December 31, 1995, an increase of $2.0 million. The Company commenced its travel business in June 1995, and substantially expanded its operation through the acquisition of 25 travel locations in May and June of 1996. In December 1996, the Company acquired an additional 55 travel locations. However, such acquisition did not materially contribute to 1996 revenues.

     Other income for the year ended December 31, 1996 increased to $7.2 million from $2.9 million in the year ended December 31, 1995, an increase of $4.3 million or 153.3%. Other income primarily includes administrative fees earned on the Company's Small Loan Portfolio, late and extension charge income and income earned on the sale of insurance products. For the year ended December 31, 1996, administrative fee income increased to $1.9 million compared to $1.1 million in the year ended December 31, 1995, an increase of $0.8 million. For the year ended December 31, 1996, late and extension charge income increased to $2.6 million from $1.0 million in the year ended December 31, 1995, an increase of $1.6 million. This increase was primarily attributable to the State of California increasing the late charges the Company may charge coupled with an increase in the size of the Company's combined receivable portfolios. For the year ended December 31, 1996, income from the sale of credit life insurance, credit accident and health insurance, and credit property insurance increased to $2.8 million from $0.8 million in the year ended December 31, 1995, an increase of $2.0 million. This increase was primarily attributable to the Company's commencing the sale of its insurance products on its small loan portfolio in November 1995.

     Operating expenses in the year ended December 31, 1996 increased to $12.7 million from $7.3 million in the year ended December 31, 1995, an increase of $5.4 million or 74.0%. Of this increase, $1.7 million and $0.9 million are attributable to operating costs and expenses incurred in connection with the sale of travel services, which business commenced in June 1995, and was expanded through acquisitions in 1996, and the commencement of the Company's automobile insurance business. Of the remaining increase of $2.8 million, approximately $0.6 million was attributable to increased costs of selling the Company's insurance products with substantially all of the remaining increase attributable to increased costs, including the number of employees and related payroll to accommodate the increased number of outstanding contracts associated with the expansion of the Company's businesses.

     The provision for credit losses in the year ended December 31, 1996 increased to $9.1 million from $5.5 million in the year ended December 31, 1995, an increase of $3.6 million or 67.1%. This increase was primarily due to the growth experienced by the Company in the Small Loan Portfolio, which generated a provision of $3.3 million in the year ended December 31, 1996 compared to $1.5 million in the comparable period of 1995. The remaining increase of $1.8 million was primarily attributable to an increase of $1.1 million in the provision for credit losses on the Company's Consumer Product Portfolio, as a result of increased write-offs and delinquencies in such portfolio, and a $0.4 million provision for credit losses provided on the Company's Independent Retail Finance Portfolio. "-- Financial Trends -- Credit Quality" above and "-- Delinquency Experience and Allowance for Credit Losses" above.

     Interest expense in the year ended December 31, 1996 increased to $4.7 million from $4.3 million, an increase of $0.4 million or 9.8%. This increase was primarily due to a higher level of borrowings under the Prior Lines of Credit used to support the growth in the Company's Small Loan Portfolio and Travel Finance Portfolio.

     As a result of the foregoing factors, net income in the year ended December 31, 1996 increased to $5.9 million from $3.1 million in the year ended December 31, 1995, an increase of $2.8 million or 88.5%.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Total revenues in the year ended December 31, 1995 increased to $22.2 million from $15.6 million in the year ended December 31, 1994, an increase of $6.6 million or 42.4%.

     Consumer Product Portfolio interest income in the year ended December 31, 1995 increased to $12.5 million from $11.8 million in the year ended December 31, 1994, an increase of $0.7 million or 6.1%. Of this increase, $0.8 million was attributable to an increase in the size of the Consumer Product Portfolio, which averaged $57.3 million in the year ended December 31, 1995 compared to $53.7 million in the year ended December 31, 1994. For the year ended December 31, 1995, the number of active contracts outstanding in the Consumer Product Portfolio increased to 84,600, an increase of 9.8% over the comparable period in 1994. For the year ended December 31, 1995, the average balance in such portfolio decreased to $710 from $778 in the year ended December 31, 1994, a decrease of 8.7%. The average interest rate the Company earned on its Consumer Product Portfolio in the year ended December 31, 1995 decreased to 21.8% from 22.0% in the year ended December 31, 1994.

     Small Loan Portfolio interest income in the year ended December 31, 1995 increased to $5.1 million from $1.1 million in the year ended December 31, 1994, an increase of $4.0 million or 382.0%. Of this increase, $2.7 million was attributable to an increase in loan demand and $1.3 million was attributable to an increase in the average interest rate the Company earned on the average Small Loan Portfolio. The average interest rate increased to 25.2% for the year ended December 31, 1995 from 18.7% for the year ended December 31, 1994. The Company currently charges the maximum interest rate permitted under California law on its small loans. The average size of the Small Loan Portfolio increased to $20.2 million in the year ended December 31, 1995 from $5.7 million in the year ended December 31, 1994, an increase of $14.6 million.

     In the year ended December 31, 1995, revenues include $0.4 million generated from the sale of travel services, which business commenced in June 1995, and $0.4 million of interest income earned on the Travel Finance and Automobile Finance Portfolios.

     Other income in the year ended December 31, 1995 increased to $2.9 million from $1.9 million in the year ended December 31, 1994, an increase of $1.0 million or 52.9%. The remaining increase in other income was primarily due to an increase of $0.7 million in administrative fee income earned on the Small Loan Portfolio and $0.3 million from increases in late charges and sales of insurance products.

     Operating expenses in the year ended December 31, 1995 increased to $7.3 million from $5.2 million in the year ended December 31, 1994, an increase of $2.1 million or 40.9%. Of this increase, $0.3 million is attributable to operating expenses and costs incurred in connection with the sale of airline tickets, which began in the year ended December 31, 1995. The remaining increase of $1.8 million was primarily due to the expansion of the small loan business, including an increase in the number of employees and related payroll expenses of $0.9 million, and to an increase in advertising expenses of $0.3 million.

     The provision for credit losses in the year ended December 31, 1995 increased to $5.5 million from $3.9 million in the year ended December 31, 1994, an increase of $1.6 million or 38.9%. This increase was primarily due to the growth experienced by the Company in its Small Loan Portfolio, which generated a provision of $1.5 million for the year ended December 31, 1995 compared to $0.6 million in the comparable period of 1994. The Travel Finance Portfolio accounted for $0.1 million of the provision for credit losses during 1995. The remaining increase was attributable to growth in the Company's Consumer Product Portfolio and a higher provision level on this portfolio in 1995 as compared to 1994.

     Interest expense in the year ended December 31, 1995 increased to $4.3 million from $2.8 million in the year ended December 31, 1994, an increase of $1.5 million or 52.7%. This increase was primarily due to a higher level of borrowings under the Prior Lines of Credit used to support the growth in the Company's Consumer Product Portfolio and Small Loan Portfolio, and to a higher level of interest charged by the lenders under the respective Prior Lines of Credit, as a result of increases in their borrowing rates.

     As a result of the foregoing factors, net income in the year ended December 31, 1995 increased to $3.1 million from $2.2 million for the year ended December 31, 1994, an increase of $0.9 million or 42.9%.

     YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Total revenues in the year ended December 31, 1994 increased to $15.6 million from $11.9 million in the year ended December 31, 1993, an increase of $3.7 million or 31.0%.

     Consumer Product Portfolio interest income in the year ended December 31, 1994 increased to $11.8 million from $9.4 million in the year ended December 31, 1993, an increase of $2.4 million or 25.1%. Of this increase, $2.2 million was attributable to an increase in the average interest rate the Company earned on the Consumer Product Portfolio, which increased to 22.0% in the year ended December 31, 1994 from 18.0% in the year ended December 31, 1993. The remaining increase of $0.2 million was attributable to an increase in the size of the Consumer Product Portfolio, which averaged $53.7 million in the year ended December 31, 1994 compared to $52.5 million in the year ended December 31, 1993.

     Small Loan Portfolio interest income in the year ended December 31, 1994 increased to $1.1 million from $0.2 million in the year ended December 31, 1993, an increase of $0.9 million or 462.2%. Of this increase, $0.8 million was attributable to an increase in loan demand and $0.1 million was attributable to an increase in the average interest rate the Company earned on the average Small Loan Portfolio. The average interest rate increased to 18.7% for the year ended December 31, 1994 from 16.6% for the year ended December 31, 1993. The average size of the Small Loan Portfolio increased to $5.7 million in the year ended December 31, 1994 from $1.1 million in the year ended December 31, 1993, an increase of $4.5 million.

     Other income in the year ended December 31, 1994 increased to $1.9 million from $1.4 million in the year ended December 31, 1993, an increase of $0.4 million or 29.3%. This increase was primarily due to an increase in administrative fee income and to increased late fee income.

     Operating expenses in the year ended December 31, 1994 increased to $5.2 million from $4.5 million in the year ended December 31, 1993, an increase of $0.7 million or 15.9%. This increase was primarily due to increased expenses in connection with the Company's development of its small loan business, which include an increase in the number of employees and related payroll necessary to accommodate the increased number of contracts associated with the expansion of this business.

     The provision for credit losses in the year ended December 31, 1994 increased to $3.9 million from $3.4 million in the year ended December 31, 1993, an increase of $0.5 million, or 13.8%. This increase was attributable to the growth in the Company's Small Loan Portfolio. The Company's provision for credit losses on its Consumer Product Portfolio was $3.3 million for both of the years ended December 31, 1994 and 1993. The provision for credit losses as a percentage of the average Consumer Product Portfolio was 6.2% in the year ended December 31, 1994 compared to 6.4% in the year ended December 31, 1993.

     Interest expense in the year ended December 31, 1994 increased to $2.8 million from $2.2 million during the year ended December 31, 1993, an increase of $0.6 million or 25.3%. This increase was due to a higher level of bank borrowings used to support the growth on the Company's receivables and to higher interest rates on the Company's Prior Lines of Credit.

     As a result of the foregoing factors, net income in the year ended December 31, 1994 increased to $2.2 million compared to $1.0 million in the year ended December 31, 1993, an increase of $1.2 million or 115.6%.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to its initial public offering in June 1996, the Company historically financed its operations through the cash flow generated from operations, borrowings under its lines of credit, and from periodic contributions to capital made by Holdings and related entities.

     Net cash provided from operations totaled $6.7 million, $9.2 million and $17.6 million for the years ended December 31, 1994, 1995 and 1996, respectively, and $8.2 million for the six months ended June 30, 1997. During these periods, the primary source of net cash provided from operations was net income before non-cash charges, principally the provision for credit losses.

     Net cash flow generated from operations was insufficient to fund the Company's outlays for capital expenditures and the significant growth it experienced in its receivables in each of 1994, 1995 and 1996 and the acquisitions completed in 1996. Net cash used in such investing activities was $20.8 million, $31.9 million and $43.7 million in the years ended December 31, 1994, 1995 and 1996, respectively. To fund its expenditures and support the growth in its combined receivables portfolio, the Company relied on capital contributions from Holdings, the proceeds from the initial public offering and bank borrowings made under its credit facilities. Capital contributions amounted to $1.6 million and $6.6 million in the years ended December 31, 1994 and 1995, respectively. Prior to the initial public offering, the Company made a return of capital of $615,000 to Banner. Net proceeds from the initial public offering were $22.5 million during 1996. Bank borrowings provided cash of $12.2 million, $15.1 million and $10.1 million in the years ended December 31, 1994, 1995 and 1996, respectively.

     During the six months ended June 30, 1997, net cash provided by investing activities was $1.8 million as the Company experienced a decline in its receivables. In addition, the Company paid down $9.4 million of bank borrowings during the six months ended June 30, 1997.


     The Company requires substantial capital to finance its business. Consequently, the Company's ability to maintain its current level of operations and to expand its operations will be affected by the availability of financing and the terms thereof. Currently, the Company funds its financing activities and operations with borrowings under the Line of Credit which expires June 12, 2000. Holdings and all of the Company's significant domestic subsidiaries are guarantors under the Line of Credit. In addition, borrowings under the Line of Credit are secured by substantially all of the assets, including the receivables, of the Company and a pledge by Central of the stock of all of its significant subsidiaries. The maximum amount available under the Line of Credit is $100.0 million. However, the amount of credit available at any one time under the Line of

Credit is limited to 75% of eligible contracts. As of June 30, 1997, the total amount available to the Company under the Line of Credit was $80.4 million, of which approximately $66.7 million was outstanding, including letters of credit. Central pays commitment fees to the lenders for the unused portion of the credit facility in an amount equal to 37.5 basis points per annum times the average daily amount by which the maximum amount available under the Line of Credit exceeds the usage of the facility. As a result of the funds which would be made available to the Company upon the completion of this offering, the Company does not anticipate that it will have an immediate need for a $100.0 million credit facility. Concurrent with the consummation of the offering, there will be a reduction in the maximum amount committed by the lenders to be available under the Line of Credit from $100.0 million to between $30.0 million to $43.0 million. Concurrent with the consummation of the offering and such reduction in the maximum amount available for borrowing under the Line of Credit, Wells Fargo Bank, N.A. will be paid off in full and Union Bank of California, N.A. may be paid off in full and, to the extent paid off, will no longer participate as a lender under the Line of Credit. Both Wells Fargo Bank, N.A. and Union Bank of California, N.A., either directly or through an affiliate, have an indirect ownership interest in Central. If the offering is not consummated, the Line of Credit will remain in place with all of the current lenders.


     Interest on amounts outstanding under the Line of Credit is, at the option of Central, equal to either (a) 87.5 basis points above the higher of the prime rate announced by Wells Fargo Bank or the federal funds rate plus 50 basis points or (b) 225 basis points above the interest rate per annum at which deposits in dollars are offered by Wells Fargo Bank to prime banks in the London Eurodollar market. The aggregate amount of indebtedness outstanding under the Line of Credit at June 30, 1997 bore interest at the rate of 7.9%. The Company is required to maintain interest rate hedging arrangements for at least 50% of the Senior Funded Debt (as defined in the Line of Credit) of the Company. However, this percentage may be reduced by the amount (expressed as a percentage) of the ratio of any permitted fixed rate indebtedness issued by Central to the total Senior Funded Debt (as defined in the Line of Credit).

     The Line of Credit restricts, among other things, the Company's ability to
(i) incur additional indebtedness, (ii) pay indebtedness prior to the date when due, (iii) pay dividends, make certain other restricted payments or consummate certain asset sales, (iv) merge or consolidate with any other person, (v) enter into certain transactions with affiliates, (vi) incur indebtedness that is subordinate in priority and right of payment to amounts outstanding under the Line of Credit, and (vii) make future acquisitions in excess of an aggregate amount.

     The Line of Credit also contains certain restrictive covenants that require, among other things, the Company to maintain specific financial ratios and to satisfy certain financial tests. These include: (a) Past Due Receivables Ratio (as defined in the Line of Credit) as of the end of each month of no more than 0.06 to 1.00, (b) Credit Loss Allowance Ratio (as defined in the Line of Credit) as of the end of each month of not more than 0.05 to 1.00, (c) Interest Coverage Ratio (as defined in the Line of Credit) as of the end of each quarter of not less than 1.85 to 1.00, (d) Credit Loss/Net Chargeoff Percentage (as defined in the Line of credit) as of the end of each month of not less than the Minimum Credit Loss/Chargeoff Percentage (as defined in the Line of Credit) as of such date, (e) Leverage Ratio (as defined in the Line of Credit) as of the end of each quarter of no more than 2.00 to 1.00. The principal outstanding amount of the Junior Subordinated Debentures or any other debt subordinated to the Line of Credit would not be included in the calculation of the Leverage Ratio. The Company has requested the lenders to modify the Past Due Receivables ratio to be no more than 0.08 to 1.00 as of the end of each month. The lenders under the Line of Credit have given a preliminary indication of their consent to such increase in the Past Due Receivables Ratio. The offering will not be consummated until the amendment, which is currently being documented, is executed. The Company is also required to maintain a Tangible Net Worth (as defined in the Line of Credit) as of the end of each quarter of not less than $50 million, plus an amount equal to 75% of Net Income (as defined in the Line of Credit) earned in each quarter (with no deduction for a net loss in a quarter), plus an amount equal to 75% of the aggregate increases in stockholders' equity as a result of the sale of capital stock of the Company. The breach of any of these covenants or other terms of the Line of Credit could result in a default under the Line of Credit, in which event the lenders could seek to declare all amounts outstanding under the Line of Credit, together with accrued and unpaid interest, to be immediately due and payable.

     The Company intends, after consummation of this offering, to enter into negotiations with the lenders under the Line of Credit or another group of lenders to restructure the Company's senior credit facilities upon terms and conditions more favorable to the Company. The amount of credit available at any one time under the current Line of Credit is limited to 75% of eligible contracts. At June 30, 1997, the total amount available to the Company under the Line of Credit was $80.4 million. Credit facilities are typically limited to a certain percentage of such eligible contracts or receivables. No assurances can be given, however, that Central will be successful in restructuring the Line of Credit or obtaining replacement senior credit facilities, or that if obtained any such restructured Line of Credit or replacement senior credit facility will be on terms more favorable to the Company. In addition, no assurances can be given that any such restructured Line of Credit or replacement senior credit facility will not contain terms and conditions in addition to those already contained in the Junior Subordinated Debentures which might cause Central under certain circumstances to exercise its existing right under the Junior Subordinated Debentures to defer the payment of interest on the Junior Subordinated Debentures or otherwise restrict the ability of Central to pay interest on the Junior Subordinated Debentures and consequently CFAC Capital's ability to pay Distributions on the Trust Preferred Securities.


     In addition, the inability of the Company at any time to renew or replace its Line of Credit or other senior credit facilities on acceptable terms could have a material adverse effect on the Company's results of operations and financial condition. See "Risk Factors -- Subordination of Central's Obligations Under the Junior Subordinated Debentures and the Guarantee", "Risk
Factors -- Restrictions Imposed by the Line of Credit", and "Risk
Factors -- Need for Senior Credit Facility."

RECENT ACCOUNTING PRONOUNCEMENTS


     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards Number 128 (Earnings per Share) ("SFAS 128"), Statement of Financial Accounting Standards Number 130 (Reporting Comprehensive Income) ("SFAS 130") and Statement of Financial Accounting Standards Number 131 (Disclosures About Segments of an Enterprise and Related Information) ("SFAS 131"). The Company will be required to adopt SFAS 128, SFAS 130 and SFAS 131 in fiscal year 1997. The Company does not expect that the adoption of SFAS 128, SFAS 130 and SFAS 131 will have a material effect on its financial position or its results of operations in 1997.

                                    BUSINESS

     In addition to the historical information contained herein, certain statements under this caption constitute "forward-looking statements" under
Section 27A of the Securities Act and 21E of the Exchange Act which involve risks and uncertainties. The Company's actual results may differ significantly from those discussed herein. Factors that might cause such a difference include, but are not limited to, those discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as those discussed elsewhere in this Prospectus.

COMPANY OVERVIEW

     The Company is a specialized consumer finance company that primarily serves the financing needs of the rapidly growing low income Hispanic population, a market the Company believes is underserved. The Company (i) provides small, unsecured personal loans to the Company's customers; (ii) purchases and services consumer finance receivables generated by the Company's customers for purchases of high quality brand name consumer products, appliances and furniture sold by Banner, an affiliate of the Company, and by independent retailers; (iii) sells airline tickets and originates and services travel-related finance receivables; and (iv) provides insurance products and insurance premium financing to its customers. The Company has catered to the low income Hispanic population during its 40 years of operation by locating its facilities primarily in Hispanic communities, advertising in Spanish, and employing Spanish as the primary language at its locations. While the Company operates primarily in the greater Los Angeles area and faces substantial competition with respect to its lines of business, the Company's objective is to become the leading provider of consumer credit and other financial services to the low income Hispanic population in urban areas within California and elsewhere in the United States.

     The Company's customers are typically between the ages of 21 and 45, earn less than $25,000 per year, have little or no savings, and have limited or short-term employment histories. In addition, the Company's customers typically have no or limited prior credit histories and are generally unable to secure credit from traditional lending sources. The Company bases its credit decisions on its assessment of a customer's ability to repay the obligation. In making a credit decision, in addition to the size of the obligation, the Company generally considers a customer's income level, type and length of employment, stability of residence, personal references, and prior credit history with the Company. The Company also obtains a credit bureau report and rating, if available, and seeks to confirm other credit-related information. The Company, however, is more susceptible to the risk that its customers will not satisfy their repayment obligations than are less specialized consumer finance companies or consumer finance companies that have more stringent underwriting criteria. See "Risk Factors -- Credit Risk Associated with Customers; Lack of Collateral" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Trends -- Credit Quality" and "-- Delinquency Experience and Allowance for Credit Losses."

DEMOGRAPHIC TRENDS AND MARKET OPPORTUNITY

     Since 1950 Hispanics have been the fastest growing minority group in the United States, increasing from 4.0 million in 1950 to approximately 27.0 million in 1996, a compound annual growth rate of 4.3%. According to the 1996 U.S. Bureau of the Census Current Population Report (the "1996 Report"), this trend is expected to continue. The 1996 Report projects that the Hispanic population will total 36.0 million by 2005. California is home to the largest Hispanic population in the United States and this population is estimated to grow from
9.4 million in 1995 to 13.0 million by 2005, at which time it will comprise approximately 34% of California's total population. The Company believes that, despite the current size and projected population growth of the Hispanic population in the United States, this segment of the population will continue to have limited access to traditional sources of credit.

     The Company has identified certain metropolitan markets in which the Company believes it can successfully introduce its financial products and services. Specifically, the Company has determined that there exist significant opportunities in markets having large Hispanic populations but in which such populations account for less than 30% of such area's total population. The Company believes that Hispanic consumers in these markets are more likely to be underserved than Hispanics in locations in which they comprise a greater proportion of an area's total population.

BUSINESS STRATEGY

     Recognizing these demographic trends, management's strategy has been to identify new financial products and services that it believes could be introduced successfully to the low income Hispanic population in urban areas within California and increase the number of locations through which it can distribute its products and services. From the 1991 Acquisition until the Company's initial public offering in June 1996, the Company grew primarily as a result of the introduction of such financial products and services and increased pricing. The Company's most significant growth has occurred as a result of the introduction of unsecured small loans in the fourth quarter of 1992, a product which the Company believes offers significant continued growth potential. In 1995, the Company began offering company-financed sales of airline tickets and in 1996, the Company began selling automobile insurance and offering insurance premium financing and expanded its independent retail financing business. In 1997, the Company introduced a new financial product involving the issuance of a card, called an "Efectiva Card", which provides customers of the Company with the ability to access their established lines of credit with the Company by withdrawing cash from the Company's cash dispensing machines. As of the date hereof, the Company has installed a proprietary, non-networked closed system of 20 cash dispensing machines, of which 18 are in locations owned or leased by the Company or Banner and 2 of which are in locations owned or leased by unaffiliated parties.

     To continue its growth, in 1996 the Company began to expand its distribution network through acquisitions of businesses primarily serving the Hispanic community. The Company also intends to develop new financial products and services internally that the Company believes will complement or expand its current financial products and services, or seek to acquire existing businesses that offer such products and services. The Company also intends to expand its consumer finance business for independent retailers. Prior to May 1996, the Company offered its products and services through 12 locations, 11 of which were in the greater Los Angeles area. In May 1996, the Company acquired the business of, and assumed the leasehold interests to, six travel locations in the greater Los Angeles area. In June 1996, the Company acquired the business of, and assumed the leasehold interests to, 19 travel locations of which 14 are in the greater Los Angeles area, two locations are in Chicago and one location is in each of Dallas, Las Vegas and San Diego. In December 1996, the Company acquired the assets of, and assumed the leasehold interests in, 55 travel locations in California. In July 1996, the Company acquired the business of, and assumed the leasehold interests in, 10 auto insurance locations in the greater Los Angeles area. Although such transactions were not material from a financial point of view, the Company believes that such businesses provide the Company with growth opportunities while adding additional locations through which it can offer its financial products and services.

BUSINESS ACTIVITIES

     At June 30, 1997, the Company's gross receivables portfolio was approximately $133.0 million, consisting of the Small Loan Portfolio, the Consumer Product Portfolio, the Independent Retail Finance Portfolio, the Travel Finance Portfolio, the Premium Finance Portfolio, and the Automobile Finance Portfolio.

  Installment Credit and Related Businesses

     The Company provides credit to low income consumers who desire to purchase consumer products and services on credit. By granting credit, the Company provides such consumers with an increased number of purchasing options. The Company purchases and services consumer finance receivables generated through sales of brand name consumer products by Banner. The Company also purchases and services consumer finance receivables generated by independent retailers and originates and services consumer finance receivables generated through Company sales of airline tickets and insurance products. From 1995 through May 30, 1997, the Company also financed the sale of used automobiles.

     Consumer Product Finance. The Company purchases and services consumer finance receivables generated through sales of brand name consumer products by Banner through six stores in the greater Los

Angeles area and one store in San Francisco. Consumer products financed by the Company include televisions, stereos, refrigerators, washers and dryers, ovens, freezers, furniture, household accessories and special order items.

     Independent Retail Installment Finance. The Company also provides financing to consumers for the purchase of products and services sold by independent retailers. At present, the Company has independent retail installment financing arrangements with approximately 100 retailers in the greater Los Angeles area, most with one or two locations. The Company regularly considers and evaluates additional independent retail installment financing arrangements.

     Travel Sales and Finance. As a complementary business line, the Company in mid-1995 commenced its travel business, offering sales of airline tickets, as well as the financing of such purchases. As a result of its recent acquisitions, the Company believes that it is currently the largest provider of travel services to the low income Hispanic population in California. Substantially all of the Company's ticket sales are for international travel, which generally provides a higher commission structure than does domestic travel. Prior to its initial public offering, the Company was conducting this business at five of Banner's installment credit stores in the greater Los Angeles area and two finance centers offering small loans and travel finance in the greater Los Angeles area that were opened in December 1995. At June 30, 1997, the Company operated through 77 locations, of which 54 are located in Southern California, 17 are located in Northern California and 6 are located outside of California. See "Business -- Business Strategy." The Company believes that both its small loan and travel product lines can be offered out of 1,000 - 1,500 square foot locations, and that such locations can efficiently offer additional financial products and services which the Company anticipates it will make available in the future.

     Automobile Finance. From mid 1995 to May 30, 1997, the Company also provided financing to consumers for the purchase of automobiles sold by Banner. Banner offered used automobiles for prices ranging from $6,500 to $8,500. The Company offered financing terms on sales of automobiles of up to 42 months. All financing extended by the Company on automobiles sold by Banner is with full recourse back to Banner in the event of default by the customer.

  Small Loan Business

     In December 1992, the Company began offering unsecured, closed-end, small loans generally ranging from $350 to $1,500 for personal, family or household purposes at Banner's flagship installment credit store. Prior to commencing this business, the Company determined that there was a significant demand for small loans, and that financial institutions in its geographic market were not making loans of less than $1,500 and did not have adequate underwriting experience to serve the low income Hispanic population. Commencing in May 1997, the Company began offering unsecured open-end small loans which can be accessed through the Efectiva Card. At June 30, 1997, the Company's small loan business was operating through 19 facilities, six of which were at Banner locations and 13 of which were finance centers.

  Other Business Activities

     The Company acts as an intermediary for an independent insurance carrier with respect to the sale of credit life and credit accident and health insurance to its customers and, as such, sells policies within limitations established by agency contracts with that insurer. Credit life insurance provides for the payment in full of the borrower's credit obligation to the lender in the event of the borrower's death. Credit accident and health insurance provides for repayment of loan installments to the lender during the insured's period of involuntary unemployment resulting from disability, illness or injury. Premiums for such credit insurance are at the maximum authorized rates and are stated separately in the Company's disclosure to customers, as required by the Truth-in-Lending Act and applicable state statutes. The Company does not act as an intermediary with respect to the sale of credit insurance to non-borrowers. The Company earns a commission from the insurance carrier on the sale of credit insurance which is based in part on the claims experience on policies sold by the insurance carrier through the Company. Commencing in mid-1996, the independent insurance carrier reinsured the credit life and credit accident and health risk with a newly formed subsidiary of the Company. As a result of this reinsurance arrangement, the credit risk remains with the Company. In 1996, the Company also commenced its automobile insurance and insurance premium financing businesses.

COMPANY OPERATIONS

  Credit Procedures

     Because of the Company's growth and expected continued growth, in late 1996, the Company took a number of steps to improve collections and credit quality. The Company hired two senior executives in the credit and collections fields. In December 1996, the Company installed an autodialer to assist its collections personnel in successfully contacting past due borrowers. Finally, the Company hired CCN, Inc. to develop a proprietary credit scoring system for the Company, which it expects to implement during 1998.

     The Company has developed uniform guidelines and procedures for evaluating credit applications for installment credit sales and small loans. Credit applications are taken at all of the Company's locations and at each of Banner's stores and are generally transmitted electronically through the Company's computer system to the Company's credit processing facility, where all credit approval and verification is centralized. Credit applications are also taken at each of the independent retail locations for which the Company provides financing, and are generally transmitted to the Company's credit processing facility via facsimile. The Company believes that its underwriting policies and procedures allow it to respond quickly to credit requests. The Company typically responds to credit applicants within one hour. Management believes that because of its prompt response, many customers prefer to deal with the Company instead of its competitors.

     The Company's credit managers and credit approvers make their decisions on a case by case basis and are influenced by, among other things, whether an applicant is a new or existing customer. New applicants complete standardized credit applications which contain information concerning income level, employment history, stability of residence, driver's license or state identification card, social security number, capacity to pay and personal references. The Company also obtains a credit bureau report and rating, if available, and seeks to confirm other credit-related information. For an established customer, in all instances the credit process currently includes a review of the customer's credit and payment history with the Company. Because the Company offers multiple lines of credit, a review is made with respect to the aggregate amount owed by a customer. In cases where a customer makes a request for a material increase in his or her aggregate outstanding balance, the Company will obtain a credit bureau report and will seek to confirm employment. In instances where the applicant has no or limited credit history, the Company may require a co-signer with appropriate credit status to sign the contract and may, in the installment credit business, also require a down payment. Depending on the size of the transaction and other relevant factors, the applicant's employment and residence may also be verified by the Company's credit verifiers. See "Risk Factors -- Credit Risk Associated with Customers; Lack of Collateral."

  Payment and Collections

     Industry studies estimate that more than 25% of the adult population in the United States does not maintain a checking account, which is a standard prerequisite for obtaining a consumer loan, credit card or other form of credit from most consumer credit sources. The Company's customers are required to make their monthly payments using a payment schedule provided to them by the Company. The vast majority of the Company's customers make their payments in cash at the Company's locations or at the Company's payment facilities in Banner's stores. For the Company's customers who are paid their wages by check but who do not maintain checking accounts, the Company cashes such checks at no charge in order to facilitate account payments.

     Payments are considered past due if a borrower fails to make any payment in full on or before its due date, as specified in the installment credit or small loan contract signed by the customer. The Company currently attempts to contact borrowers whose payments are not received by the due date within 10 days after such due date. Such contacts are made by the Company by both letter and telephone. In December 1996, the Company installed an autodialer which makes up to 500 telephone calls per hour to assist its collections personnel in successfully contacting past due borrowers. If no payment is remitted to the Company after the initial contact, additional contacts are made every seven days, and, after a loan becomes 31 days delinquent, the account is generally turned over to the Company's credit collectors. Under the Company's guidelines, an account is generally charged off and turned over to a collection agency when the account is deemed uncollectible by the Company, which is typically when the account is between 91 and 150 days past due.

  Finance Contracts

     The Company utilizes different types of financing contracts, depending on the dollar amount of the financing and the product financed. Each of the contracts is in Spanish and English and requires monthly financing payments. Many of the terms, conditions and disclosures in the finance contracts are governed by state and federal regulations. See "Business -- Regulation." When a qualifying customer with an open account balance increases the amount outstanding with an additional purchase or loan, the customer executes a new contract for the new aggregate balance and, with the proceeds, pays off the original contract.

  Insurance

     The Company maintains various insurance policies of the type, and in the amounts, which are usual for its business. The Company maintains coverage for business interruptions, including interruptions resulting from computer failure. The Company believes that its insurance coverage is adequate.

  Management Information Systems

     Pursuant to an Operating Agreement dated June 24, 1996 among the Company, Banner and Holdings, the Company utilizes Banner's management information systems and has been granted a license to use Banner's management information systems' software. Banner has invested significant resources to develop a proprietary system that integrates all major aspects of the businesses of the Company and Banner. The computer system utilizes a high-range IBM AS-400 as the Company server, which provides on-line, real-time information processing services to terminals located in each of Banner's locations and in the Company's centralized credit processing facility. The system allows for complete processing of the Company's consumer product finance, automobile finance, travel finance and small loan businesses, including application processing and credit-approval, acquisition of credit bureau reports, accessing the payment history of all active accounts, preparation of contracts, payment posting, and all other collection-monitoring activities. In addition, the system provides customized reports to analyze each of the Company's portfolios on a daily, weekly and monthly basis. The Company believes that the computer system is sufficient to permit significant growth in each of the Company's business lines and portfolios without the need for a material additional investment in management information systems. Banner has adopted procedures designed to minimize the effect of systems failures and other types of potential problems, including routine backup and off-site storage of computer tapes, as well as redundancy and "mirroring" of certain computer processes.

COMPETITION

     The installment credit business is highly competitive. The Company, through its relationship with Banner and other retailers, competes with those department stores, discount stores and other retail outlets which also provide credit to low income consumers. The largest national and regional competitors have significantly greater resources than the Company. Competition may arise from new sources having the expertise and resources to enter the Company's markets either through expansion of operations or acquisitions.

     The small loan consumer finance industry is a highly fragmented segment of the consumer finance industry. There are numerous small-loan consumer finance companies operating in the United States. Many of these companies have substantially greater resources than the Company, and the entry or expansion of any such company within the Company's markets could have a material adverse effect on the Company's business strategy and results of operations and financial condition. The Company does not believe it competes with commercial banks, savings and loans and most other consumer finance lenders, because these institutions typically do not make loans of less than $1,500 with maturities of one year or less.

     Each of the Company's other businesses, including travel sales and automobile insurance sales, operate in highly competitive industries. The Company competes against a large number of national and regional firms engaged in such businesses, many of which have substantially greater financial, marketing and sales resources than the Company. There can be no assurance that the Company's present competitors or companies that choose to enter the marketplace in the future will not exert significant competitive pressures on the Company.

REGULATION

  General

     As a consumer finance company, the Company is subject to extensive regulation. Violation of statutes and regulations applicable to the Company may result in actions for damages, claims for refunds of payments made, certain fines and penalties, injunctions against certain practices and the potential forfeiture of rights to repayment of loans. The Company may be affected by changes in state and federal statutes and regulations. The Company, in conjunction with industry associations, actively participates in lobbying efforts in the states in which it operates. Although the Company is not aware of any pending or proposed legislation that could have a material adverse effect on the Company's business, there can be no assurance that future regulatory changes will not adversely affect the Company's lending practices, operations, profitability or prospects.

  State Regulation

     Consumer Product and Travel Finance. The Company's consumer product finance and travel finance businesses are regulated in California by the California Retail Installment Sales Act (the "Unruh Act"). The Unruh Act requires the Company to disclose to its customers, among other matters, the conditions under which the Company may impose a finance charge, the method of determining the balance which is subject to a finance charge, the method used to determine the amount of the finance charge, and the minimum periodic payment required. In addition, the Unruh Act provides consumer protection against unfair or deceptive business practices by regulating the contents of retail installment sales contracts, setting forth the respective rights and obligations of buyers and sellers, and regulating the maximum legal finance rate or charge on installment credit sales.

     Small Loan Business. Small loan consumer finance companies are subject to extensive regulation, supervision and licensing under various federal and state statutes, ordinances and regulations. In general, these statutes establish maximum loan amounts and interest rates and the types and maximum amounts of fees and other costs that may be charged. In addition, state laws regulate collection procedures, the keeping of books and records and other aspects of the operation of small-loan consumer finance companies. State agency approval generally is required to open new branch offices. Accordingly, the ability of the Company to expand by acquiring existing offices and opening new offices will depend in part on obtaining the necessary regulatory approvals.

     Each facility that offers small loans must be separately licensed under the laws of California. Licenses granted by the regulatory agencies are subject to renewal every year and may be revoked for failure to comply with applicable state and federal laws and regulations. In California, licenses may be revoked only after an administrative hearing.

     Insurance Premium Finance. The Company's insurance premium finance business is regulated by the State of California Department of Financial Institutions. In general, state law and regulations set forth requirements and procedures for the cancellation of policies and collection of unearned premiums, regulating the form and content of premium finance agreements, limiting the amount of finance, delinquency, cancellation and other fees the Company may charge, and prescribing notice periods for the cancellation of policies for nonpayment.

     Insurance Businesses. The Company's insurance businesses are regulated in California by the State of California Department of Insurance. In general, regulations issued by this agency require the Company to, among other things, maintain fiduciary fund and trust accounts and follow specific market, general business and claims practices.

     Automobile Finance. The Rees-Levering Motor Vehicle Sales and Financing Act (the "Rees-Levering Act") governs the Company's automobile finance business in California. The Rees-Levering Act requires the Company to provide its customers with information such as an itemization of the amount financed, including items such as document preparation fees, taxes imposed on the sale, and the amount charged for a service contract. The Rees-Levering Act also requires that the Company's sales contracts comply with the disclosure requirements of the federal Truth-in-Lending Act and Regulation Z issued thereunder. In addition, the Rees-Levering Act protects consumers against unfair or deceptive sales practices by setting forth the respective rights and obligations of buyers and sellers of motor vehicles, and regulating the maximum legal finance rate or charge for motor vehicle sales.

  Federal Regulation

     The Company is subject to extensive federal regulation as well, including the Truth-in-Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act and the regulations thereunder and the Federal Trade Commission's Credit Practices Rule. These laws require the Company to provide complete disclosure of the principal terms of each loan to every prospective borrower, prohibit misleading advertising, protect against discriminatory lending practices and proscribe unfair credit practices. Among the principal disclosure items under the Truth-in-Lending Act are the terms of repayment, the total finance charge and the annual rate of finance charge or "Annual Percentage Rate" on each loan. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status. Pursuant to Regulation B promulgated under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. The Fair Credit Reporting Act requires the Company to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency. The Credit Practices Rule limits the types of property a creditor may accept as collateral to secure a consumer loan.

  Travel Agency Regulation

     Each of the Company's travel locations are travel agencies which are regulated by the Airline Reporting Corporation ("ARC"). The ARC represents the major scheduled air carriers and sets the operating rules for travel agencies. The Company is required to submit weekly reports to the ARC and to meet certain procedural, funding and bonding requirements set by the ARC.

ADVERTISING

     The Company actively advertises primarily on Hispanic television and through direct mail, targeting both its present and former customers and potential customers who have used other sources of consumer credit. The Company believes that its advertising contributes significantly to its ability to compete effectively with other providers of consumer credit.

EMPLOYEES

     At June 30, 1997, the Company had 399 hourly employees, 70 salaried employees and 110 commissioned employees. None of the Company's employees is covered by a collective bargaining agreement. The Company believes its relations with its employees are good.

PROPERTIES

     The Company's executive and administrative offices occupy approximately 17,000 square feet of a building owned by Holdings that is located at 5480 East Ferguson Drive, California 90022. The Company believes that its executive and administrative offices are adequate for current needs and that additional space in its headquarters is available for future expansion. The Company's payment centers located in Banner's stores are adequate for the Company's present and anticipated needs. The Company owns an 86,000 square foot property in Los Angeles on which the Company built a 10,000 square foot loan center. All of the Company's other finance centers are leased pursuant to short-term leases.

LEGAL PROCEEDINGS

     The Company is involved in certain legal proceedings arising in the normal course of its business. Management does not believe the outcome of these matters will have a material adverse effect on the Company.

                                   MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the directors and executive officers of the Company, their ages (at June 30, 1997) and their positions and offices with the Company.

           NAME              AGE                              POSITION
---------------------------  ---       ------------------------------------------------------
Gary M. Cypres               53        Chairman of the Board, Chief Executive Officer,
                                       President and Chief Financial Officer
Anthony Fortunato            48        Executive Vice President of Operations
Gerard T. McMahon            49        Executive Vice President of Credit and Collections
Ed Valdez                    45        Senior Vice President of Credit
Salvatore J. Caltagirone     55        Director
Jose de Jesus Legaspi        45        Director
William R. Sweet             60        Director

     Members of the Board of Directors are elected for one-year terms expiring at the next annual meeting of shareholders and hold office until their successors are duly elected and qualified. All officers are appointed by and serve at the discretion of the Board of Directors.

     Gary M. Cypres has been Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer of the Company since its formation. Mr. Cypres has been Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer of Holdings and Banner since February 1991, Chairman of the Board and Chief Executive Officer of Central Rents since June 1994 and managing general partner of West Coast since March 1990. Prior to that, Mr. Cypres was a general partner of SC Partners, a private investment banking and consulting firm. From 1983 to 1985, Mr. Cypres was Chief Financial Officer of The Signal Companies. From 1973 to 1983 Mr. Cypres was Senior Vice President of Finance at Wheelabrator-Frye Inc. Mr. Cypres was a member of the Board of Trustees and a faculty member of The Amos Tuck School of Business at Dartmouth College.

     Mr. Cypres spends that portion of his business time as is required to oversee the operations of the Company and to direct or implement the Company's business strategies. Mr. Cypres continues to spend a portion of his business time as the managing general partner of West Coast, as Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer of Holdings, as Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer of Banner, and as Chairman of the Board and Chief Executive Officer of Central Rents.

     Anthony Fortunato has been Executive Vice President of Operations of the Company since October 18, 1996. Prior to joining the Company, Mr. Fortunato was Executive Vice President of Citibank, F.S.B. California from November 1993 to October 1996, and Vice President of Citibank, N.A./Citicorp from September 1976 to November 1993.


     Gerard T. McMahon has been Executive Vice President of Credit and Collections of the Company since September 23, 1996. Prior to joining the Company, Mr. McMahon was Vice President of Credit and Collections at Barry's Jewelers from 1991 to 1996 and Divisional Vice President of Credit and Collections at Kay Jewelers from 1987 to 1991. From 1981 to 1987, Mr. McMahon was Divisional Vice President of Credit Administration at The Broadway. Barry's Jewelers filed for protection under Title 11 of the United States Code (the Bankruptcy Code) in February 1992. In conjunction therewith, Barry's Jewelers filed a prenegotiated reorganization plan and emerged from Title 11 in June 1992.


     Ed Valdez has been Senior Vice President of Credit of the Company since its formation, Senior Credit Manager of the Company's consumer product finance business since 1986 and Senior Credit Manager of the Company's small loan business since November 1992. Mr. Valdez has been working for the Company for over 28 years.

     Salvatore J. Caltagirone has been a director of the Company since September 1997. Mr. Caltagirone has been retired since October 1994. From the Fall of 1990 to October 1994, he was an employee of G.M. Cypres & Company. From March 1987 to June 1990 he was employed as the Managing Director of Henley Group.

     Jose De Jesus Legaspi has been a director of the Company since June 1996. Since 1980, Mr. Legaspi has been a principal of and broker at The Legaspi Company, a full service commercial real estate brokerage firm. In addition, since 1992, Mr. Legaspi has been a principal of the FINCA Property Management Company, a residential and commercial real estate management company. Mr. Legaspi is also a Commissioner of the Los Angeles Department of Water and Power.

     William R. Sweet has been a director of the Company since September 1997. In July 1996, Mr. Sweet retired from his position of Executive Vice
President -- Wholesale Banking of Union Bank of California, N.A., a position he had held since July 1985. Mr. Sweet currently serves as a trustee of Berkeley Capital Management Funds.

     Set forth below are brief summaries of the background and business experience of certain other significant employees of the Company.

     Ran Birkins, 48, has been Senior Vice President of Credit and Collections of the Company since its formation and Vice President of Credit of the Company's consumer product finance business and small loan business since September 1994. From November 1992 to September 1994, Mr. Birkins was Director of Credit of the Company's small loan business. From December 1989 to September 1994, Mr. Birkins was Director of Credit of the Company's consumer product finance business.

     Angel Lopez, 50, has been Vice President of the Company since May 1996. From 1995 until joining the Company, Mr. Lopez was Vice President of Marketing and Business Development at the Sacred Heart Hospital in Chicago, Illinois. From 1992 to 1995, Mr. Lopez was the Director of Ethnic Marketing for Sears Merchandise Group in Hoffman Estates, Illinois. From 1990 to 1992, Mr. Lopez was the General Manager for the Latin American Buying Office of Sears in Mexico City, Mexico.

     Alan E. Scheneman, 45, has been Senior Vice President of the Company since its formation. Mr. Scheneman joined the Company's consumer product finance business in 1992 as Vice President of Management Information Services. From 1988 to 1992, Mr. Scheneman was the director of Product Development at JDA Software Services where, in 1989, he managed the implementation of the Company's management information system.

     Marvin A. Torres, 35, has been President of the Company's travel finance business since December 1995. From April 1995 to December 1995, Mr. Torres was Vice President of Operations for the Company's travel finance business. From 1984 to 1995, Mr. Torres was Vice President of Operations and General Manager at Solano Travel Service and Costa Rica Holiday Tours in Los Angeles, California.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

  Summary of Cash and Certain Other Compensation

     The following table summarizes the compensation paid or accrued by the Company to or on behalf of the Company's named executive officers (the "Named Executives") for the years ended December 31, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                 ANNUAL                            AWARDS
                                             COMPENSATION(1)            -----------------------------
                                      -----------------------------                       ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR      SALARY       BONUS      OPTIONS/SARS     COMPENSATION
------------------------------------  ----     --------     -------     ------------     ------------
Gary M. Cypres(2)...................  1996     $175,000     $30,000        100,000         $ 77,000(5)
  Chairman of the Board, Chief        1995     $175,000          --             --
  Executive Officer, President and
  Chief Financial Officer                                                                        --
Anthony Fortunato(3)................  1996     $ 46,154          --        100,000               --
  Executive Vice President of         1995           --          --             --
  Operations                                                                                     --
Gerard T. McMahon(4)................  1996     $ 43,692          --         30,000               --
  Executive Vice President of Credit  1995           --          --             --
  and Collections                                                                                --
Ed Valdez...........................  1996     $ 95,000     $14,000         30,000         $  1,327(6)
  Senior Vice President of Credit     1995     $ 84,615     $10,000             --         $  1,815(6)

---------------

(1) Certain of the Company's executive officers receive benefits in addition to salary and cash bonuses. The aggregate amount of such benefits, however, do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such Named Executive.

(2) Prior to July 2, 1996, Mr. Cypres' compensation was paid to G.M. Cypres & Co. by Holdings for services rendered to it.

(3) Mr. Fortunato joined the Company in October 1996.

(4) Mr. McMahon joined the Company in September 1996.

(5) Represents amount accrued under the Supplemental Executive Retirement Plan for Mr. Cypres.

(6) Represents amounts contributed under the Banner's, a California Corporation dba Central Electric Profit Sharing Plan (the "Profit Sharing Plan") for Mr. Valdez.

  Stock Options

     The following table shows certain information concerning stock options granted during 1996 to the Named Executives.

                      FISCAL YEAR 1996 STOCK OPTION GRANTS

                                              % OF TOTAL                                         POTENTIAL
                                               OPTIONS                                      REALIZABLE VALUE(2)
                                  OPTIONS     GRANTED TO     EXERCISE     EXPIRATION     --------------------------
              NAME                GRANTED     EMPLOYEES      PRICE(1)        DATE          @5%(3)         @10%(4)
--------------------------------- -------     ----------     --------     ----------     -----------    -----------
Gary M. Cypres...................  75,000(5)     18.7%        $12.00        6/26/06         $566,250     $1,434,000
                                   25,000(6)      6.3%         18.25       12/16/06          287,000        727,250
Anthony Fortunato................ 100,000(6)     25.0%         18.25       12/16/06        1,148,000      2,909,000
Gerard T. McMahon................  30,000(6)      7.5%         18.25       12/16/06          344,400        872,700
Ed Valdez........................  30,000(5)      7.5%         12.00        6/26/06          226,500        573,600

---------------

(1) The exercise price may be paid in cash or, at the discretion of the Compensation Committee, by tendering shares of Company common stock, or the delivery of an irrevocable direction to a securities broker to sell shares and deliver the sales proceeds to the Company in payment of all or part of the exercise price, instead of cash.

(2) The potential realizable value is calculated pursuant to Securities and Exchange Commission regulations by assuming the indicated annual rates of stock price appreciation for the option term from the date of the grant when the exercise price of the option was determined. Actual realized value will depend on the actual annual rate of stock price appreciation for the option term.

(3) The assumed stock price at the end of the option term is $19.55 for options granted on June 26, 1996, and $29.73 for options granted on December 16, 1996.

(4) The assumed stock price at the end of the option term is $31.12 for options granted on June 26, 1996 and $47.34 for options granted on December 16, 1996.

(5) The options granted are exercisable 20% per year beginning March 30, 1997 and on each of the first four anniversary dates thereafter, subject to certain performance standards.

(6) The options granted are exercisable 20% per year beginning on each of the first five anniversary dates of the grant, subject to certain performance standards.

  Option Exercises and Holdings

     The following table provides information with respect to the Named Executives concerning the number and value of specified unexercised options held by the Named Executives as of December 31, 1996.

   AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996 AND FISCAL YEAR-END OPTION
                                     VALUES

                                                         NUMBER OF                 VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS(1)
                                               -----------------------------   -----------------------------
                                               EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
                                               -----------     -------------   -----------     -------------
Gary M. Cypres...............................     15,000           85,000       $ 120,000        $ 523,750
Anthony Fortunato............................         --          100,000              --          175,000
Gerard T. McMahon............................         --           30,000              --           52,500
Ed Valdez....................................      6,000           24,000          48,000          192,000

---------------

(1) The value of the Unexercised In-The-Money Options is based upon the $20.00 per share closing price of the Company's common stock on the Nasdaq National Market on December 31, 1996.

  Employment Agreements

     Gary M. Cypres. In June 1996, the Company entered into an employment agreement with Mr. Cypres. Under the employment agreement, Mr. Cypres will serve as the Company's Chairman of the Board for a period of five years at a base salary of $175,000 per year and is eligible to participate in the Company's executive compensation plans. Mr. Cypres also agreed to serve as the Company's President and Chief Executive Officer until December 31, 1997. If the Company has not named a new President and Chief Executive Officer by December 31, 1997, Mr. Cypres will continue in this capacity for a period of up to three additional years and will receive an adjustment of his compensation as determined by the Board of Directors. The employment agreement also provides that Mr. Cypres will participate in the Company's defined benefit Supplemental Executive Retirement Plan (the "SERP Plan") and be credited with eight and one-half years of service for his contribution to the Company since the 1991 Acquisition and for entering into the employment agreement. In addition, on December 31, 1997 Mr. Cypres will be treated as satisfying his post-adoption service requirement under the SERP Plan.

     If Mr. Cypres is terminated "for cause," which definition generally includes termination by the Company due to the executive's willful failure to perform his duties under the employment agreement, Mr. Cypres's personal dishonesty or breach of his fiduciary duties or the employment agreement, then the Company will be obligated to pay him only his base salary up to the date upon which the Company notifies him of his termination "for cause." If Mr. Cypres is terminated without "cause," becomes disabled or dies, then the Company will be obligated to pay him or his estate, commencing immediately, a lump sum payment equal to his base salary for the remaining term of the employment agreement and to pay him under the SERP Plan as if he had worked to his Normal Retirement Date, which the employment agreement provides is December 31, 2000.

     Mr. Cypres has agreed not to solicit employees of or compete with the Company in any manner following his resignation or termination from the Company for any period for which a lump sum has been paid by the Company in accordance with the employment agreement, which period shall be no less than 12 months.

     Anthony Fortunato. In October 1996, the Company entered into an employment agreement with Mr. Fortunato. Under the employment agreement, Mr. Fortunato will serve as the Company's Executive Vice President of Operations for a period of three years at a base salary of $225,000, $250,000 and $275,000 per year, respectively, and is eligible to receive an annual discretionary bonus and participate in the Company's executive compensation plans. In addition, Mr. Fortunato was awarded an initial grant of options to acquire 100,000 shares of Common Stock pursuant to the 1996 Plan. Vesting of such options accrue over a five-year period.

     If Mr. Fortunato is terminated "for cause," which definition generally includes termination by the Company due to the executive's willful failure to perform his duties under the employment agreement, Mr. Fortunato's personal dishonesty or breach of his fiduciary duties or the employment agreement, then the Company will be obligated to pay him only his base salary up to the date upon which the Company notifies him of his termination "for cause." If Mr. Fortunato is terminated without "cause," then the Company will be obligated to pay him, commencing immediately, a lump sum payment equal to his base salary for the remaining term of the employment agreement in addition to any other compensation and/or benefits provided for by the employment agreement.

     Mr. Fortunato has agreed not to solicit employees of or compete with the Company in any manner following his resignation or termination from the Company for any period for which a lump sum has been paid by the Company in accordance with the employment agreement, which period shall be no less than 12 months.

     Gerard T. McMahon. In August 1996, the Company entered into an employment agreement with Mr. McMahon. Under the employment agreement, Mr. McMahon will serve as the Company's Executive Vice President of Credit and Collections at a base salary of $160,000 per year and is eligible to receive an annual discretionary bonus of up to 20% of his base salary and participate in the Company's executive compensation plans. In addition, Mr. McMahon was awarded an initial grant of options to acquire 30,000 shares of Common Stock pursuant to the 1996 Plan. Vesting of such options accrue over a five-year period.

     Except as described above, the Company has not entered into employment agreements with any other of its executive officers or other members of management.

  Supplemental Executive Retirement Plan

     In June 1996, the Company adopted the SERP Plan, which provides supplemental retirement benefits to certain key management employees.

     To vest in the SERP Plan, an employee must have at least 10 years of service with the Company, including five years subsequent to the adoption of the plan. Upon completion of the Company's initial public offering, Mr. Cypres was credited with ten years of service with the Company and will be treated as having fulfilled his post-adoption service on December 31, 1997 by acting as the Company's President and Chief Executive Officer until such date. Participation in the SERP Plan is determined by the Board of Directors. The SERP Plan benefits are a function of length of service with the Company and Final Average Compensation (average monthly compensation during the 36 consecutive months of the last 60 months of the participant's employment that produces the highest average compensation, including salary and bonus).

     Benefits are equal to a targeted percentage of Final Average Compensation as determined by the Board of Directors upon selection of the employee to participate in the SERP Plan. In no case will the rate exceed fifty percent (50%) of the Final Average Compensation as of the date of the participant's retirement or termination of employment, multiplied by the ratio of the actual years of service as of the applicable event to the participant's years of service projected to the participant's Normal Retirement Date (the first day of the month after the participant attains age 60). A vested participant who terminates employment at or after his Normal Retirement Date will receive the full targeted percentage of his Final Average Compensation. The SERP Plan benefit is reduced, however, by the annuity value of the participant's benefit under the Profit Sharing Plan. At December 31, 1996, only Mr. Cypres was a participant in the SERP Plan.

     The following table shows the estimated annual retirement benefits that would be payable under the SERP Plan upon a participant's Normal Retirement Date on a straight life annuity basis, before any applicable offset for benefits received under the Profit Sharing Plan.

                               PENSION PLAN TABLE

                                                             YEARS OF SERVICE
                                      --------------------------------------------------------------
            REMUNERATION                 10           15           20           25        30 OR MORE
------------------------------------  --------     --------     --------     --------     ----------
$175,000............................  $ 87,500     $ 87,500     $ 87,500     $ 87,500      $ 87,500
 200,000............................   100,000      100,000      100,000      100,000       100,000
 225,000............................   112,500      112,500      112,500      112,500       112,500
 250,000............................   125,000      125,000      125,000      125,000       125,000

---------------

As of December 31, 1996, Mr. Cypres was credited with 10 years of service under the SERP Plan.

  Compensation Committee Interlocks and Insider Participation

     The Company has established a Compensation Committee. The Compensation Committee consists of Messrs. Sweet, Caltagirone and Legaspi. Prior to the establishment of the Compensation Committee, decisions concerning the compensation of executive officers were made by Mr. Cypres, the Company's Chairman of the Board, Chief Executive Officer and President. None of the executive officers of the Company currently serves as a director or member of the compensation committee of another entity or of any other committee of the board of directors of another entity performing similar functions.

  Director Compensation

     In 1996, non-employee directors of the Company received an annual fee of $15,000 for Board and Committee meetings. Mr. Cypres, the President and Chief Executive Officer of the Company, received no fees for serving as a director of the Company. The aggregate amount of directors' fees paid in 1996 was $15,000. Mr. Legaspi received options to purchase 7,000 shares of the Company's common stock at an exercise price of $12.00 per share under the Company's 1996 Stock Option Plan. It is expected that Messrs. Caltagirone and Sweet will be granted options to purchase 7,000 shares of the Company's common stock at 100% of the fair market value of the Common Stock on the date of the grant. All options granted to the Non-Employee Directors vest in equal annual installments over 5 year periods beginning on the date of grant, subject to continued service on the Board of Directors; however, no option can be exercised until at least six months after the date of grant. The Company has entered into agreements with all directors pursuant to which the Company has agreed to indemnify them against certain claims arising out of their services as directors. Directors are also entitled to the protection of certain indemnification provisions in Central's Certificate of Incorporation and Bylaws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Central was formed on April 11, 1996. Central, Banner and Holdings, on June 24, 1996, entered into an agreement, which was subsequently amended (the "Reorganization Agreement") pursuant to which Holdings contributed to Banner its investments in its subsidiaries that operate the small loan, travel, automobile sales, and related businesses (the "Holdings Subsidiaries"), and Banner contributed to Central its investments in the Holdings Subsidiaries and in its subsidiary that holds the Consumer Product Portfolio (collectively, the

"Subsidiaries") and cash in such amount so as to leave the Company with $500,000 on hand upon consummation of such transaction (the "Reorganization"). Pursuant to the Reorganization Agreement, the intercompany accounts between the Company, Banner and Holdings were forgiven, except with respect to income taxes. As a result, the Company had $500,000 of cash on hand upon the Reorganization.

     In connection with the Reorganization and pursuant to the Reorganization Agreement, the Company, Banner and Holdings entered into various agreements for the purpose of defining the ongoing relationships among them. Because Holdings controls the Company and Banner (see "Beneficial Ownership of Principal Stockholders and Management"), these agreements were not the result of arm's-length negotiations. The Company believes, however, that these agreements are at least as favorable to the Company as those that could have been obtained from independent third parties.

  Financing Agreement

     The Company, Banner and Holdings have entered into an agreement, which was subsequently amended (the "Financing Agreement") pursuant to which Banner granted the Company the exclusive right, at the Company's option, (i) to purchase consumer finance receivables originated by Banner for sales of merchandise at Banner stores in operation on the date of the Financing Agreement and for all stores which Banner may determine to open in the future during the term of the Financing Agreement (and any extension thereof), or (ii) to provide financing directly to Banner's customers at all of such locations. The Company is not obligated to provide financing to any particular Banner customer, or to offer financing at any Banner location or locations. The Financing Agreement has a term of 15 years commencing on June 24, 1996. The Company may terminate the Financing Agreement at any time upon one year's prior written notice to Banner.

     During the term of the Financing Agreement, as long as Banner originates its consumer finance receivables, the Company will have the right to purchase consumer finance receivables at face value less a transaction fee which is currently set at 2.5% and is subject to renegotiation at six month intervals to reflect costs associated with the Company providing financing under the Financing Agreement. If the Company originates such receivables, Banner will be obligated to pay the Company a transaction fee in an amount to be initially established by the parties and subject to renegotiation at six month intervals. Under the Financing Agreement, the Company may also return to Banner up to $1.5 million of contracts purchased or contributed during each of 1996 and 1997. As a result of increasing delinquencies in the Consumer Product Portfolio, the Company anticipates that the Financing Agreement will be amended to increase the aggregate amount of receivables which can be returned to Banner during 1997 to in excess of $1.5 million. Recognizing the value to Banner of the Company continuing to provide certain financial products and services, including check cashing, travel and small loans, in Banner's retail locations, the space the Company occupies in Banner's locations is provided by Banner at no cost or charge to the Company.

  Automobile Financing Agreement

     In August 1996, the Company and Banner entered into the Automobile Financing Agreement, under which the Company sold its used car sales business to Banner for approximately its net book value, or $865,000. Under the provisions of the Automobile Financing Agreement, Banner would operate the used car sales business while the Company would have the exclusive right for a fifteen year period to provide financing for all cars that Banner sells or to purchase automobile finance contracts generated by Banner. In addition, all financing extended by the Company on automobiles sold by Banner would be with full recourse back to Banner in the event of default by the customer. Accordingly, Banner would not provide any dealers discount for cars sold pursuant to this Agreement. On May 30, 1997, Banner discontinued the used car sales business.

  Option Agreement

     The Company, Banner and Holdings have entered into an agreement (the "Option Agreement") pursuant to which Holdings granted the Company an option to purchase all of the outstanding capital stock of Banner (the "Option") from Holdings at any time during the period which commenced on June 24, 1997 and will end on June 24, 1999 (the "Option Termination Date"). The exercise price of the Option will be equal to the net book value of Banner as reflected on Banner's balance sheet for the month ended immediately preceding the exercise of the Option; such balance sheet shall have been prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods. If the Company exercises the Option, the exercise price is payable in cash or in shares of the Company's common stock valued at the average last sale price of the Company's common stock during the ten trading-day period preceding the date on which the Company delivers to Holdings its written notice of exercise. Until the Option Termination Date, Holdings may not, without the Company's prior written consent, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of any of the capital stock of Banner (or any securities convertible into, exercisable for or exchangeable for capital stock of Banner) nor will Banner sell substantially all of its assets.

  Operating Agreement

     The Company, Banner and Holdings have entered into an agreement (the "Operating Agreement") setting forth certain rights and obligations of the parties following the Reorganization. The Operating Agreement covers the following matters:

          Allocation of Business Opportunities. Due to the potential conflicts of interest resulting from the relationships among the Company, Banner and Holdings, the Operating Agreement provides that Holdings and its subsidiaries (other than the Company and its subsidiaries) will not, without the prior written consent of the Company, directly or indirectly engage in or enter into any business competing with the Company and involving the financing of consumer products, travel products, small loans, automobiles or insurance (the "Restricted Businesses"). If Holdings shall acquire a company engaged in a Restricted Business or shall otherwise directly or indirectly engage in a Restricted Business, Holdings shall be obligated to sell, at the election of the Company, such Restricted Business to the Company at a purchase price equal to the fair market value of such Restricted Business, as determined through an independent appraisal process. The foregoing restriction shall terminate on December 31, 2002, or, if earlier, on the date on which Holdings ceases to own, directly or indirectly, at least 25% of the outstanding voting stock of the Company.

          Management and Other Services. The Operating Agreement provides that Banner, Holdings or their affiliates are obligated to provide to the Company, and the Company is obligated to utilize, certain services, including accounting, management information systems and employee benefits. Except for management information systems, these arrangements will continue until terminated by the Company, Banner, Holdings or such affiliate upon one-year's prior written notice. Termination may be made on a service-by-service basis or in its entirety. To the extent that such services directly relate to the finance portion of the consumer products business contributed by Banner to the Company, or to the extent that other costs are incurred by Banner, Holdings or their affiliates that directly relate to the Company, the Company is obligated to pay Banner's, Holdings' or their affiliates' actual cost of providing such services or incurring such costs. Employee benefit expenses are allocated to the Company based on the ratio of actual payroll expenses of employees in the consumer products business contributed by Banner to the Company compared to total actual payroll expenses of Banner before such allocation. Accounting expenses are allocated 50% to the Company. The operating costs of Banner's management information systems function are allocated initially 50% to the Company for a period of five years, subject to adjustment from time to time to reflect changing costs and usage. Such allocated expenses totaled $1.0 million and $1.3 million for the six months ended June 30, 1997 and December 31, 1996, respectively.

          Employee Benefits. Under the Operating Agreement, the Company assumed all liabilities of Banner, Holdings and the Subsidiaries under existing employee welfare benefit and profit sharing plans cwith respect to the employees of Banner, Holdings and the Subsidiaries who became employees of the Company.

  Tax Sharing Agreement

     The Company, Holdings and Banner have entered into an agreement (the "Tax Sharing Agreement") providing for (i) the payment of federal, state and other income tax remittances or refunds for periods during which the Company and Holdings were included in the same consolidated group for federal income tax purposes, (ii) the allocation of responsibility for the filing of such tax returns, (iii) the conduct of tax audits and the handling of tax controversies and (iv) various related matters. For periods during which the Company was included in Holdings' consolidated federal income tax returns, the Company is required to pay Holdings its allocable portion of the consolidated federal, state and other income tax liabilities and is entitled to receive refunds determined as if the Company and its subsidiaries had filed separate income tax returns. With respect to Holdings' liability for payment of taxes for all periods during which the Company was so included in Holdings' consolidated federal income tax returns, the Company will indemnify Holdings for all federal, state and other income tax liabilities for such periods. The date of the consummation of the initial public offering was the last day on which the Company was included in Holdings' consolidated federal income tax returns.

  Indemnification Agreements

     The Company, Holdings and Banner have entered into an indemnification agreement (the "Indemnification Agreement") under which the Company will indemnify and hold harmless Holdings and Banner with respect to any and all claims, losses, damages, liabilities, costs and expenses (except when arising from Holdings' or Banner's intentional misconduct or gross negligence or to the extent any liability arises from a breach by Banner of its fiduciary duty to other stockholders of the Company) that arise from or are based on the operations of the business of the Company and its subsidiaries after the date of the Reorganization. The Company will also indemnify and hold harmless Holdings and Banner with respect to any and all claims, losses, damages, liabilities, costs and expenses that arise from or are based on guarantees or undertakings made by Holdings or Banner to third parties in respect of liabilities or obligations of the Company, whether or not such obligations arose before or after the Reorganization. Holdings and Banner will indemnify and hold harmless the Company with respect to any and all claims, losses, damages, liabilities, costs and expenses that arise from or are based on the operations of Holdings or Banner, other than the business of the Company and its subsidiaries, before or after the date of the Reorganization. The rights of any party under the Indemnification Agreement are not assignable or transferable without the prior written consent of the other parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a requested class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Executive officers, directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulation to furnish to the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representation that no Form 5 was required, the Company believes that during the fiscal year ended December 31, 1996 all executive officers, directors and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them, except as follows:
Following the consummation of the Company's initial public offering, a Form 3 reporting initial ownership of the Company's securities was filed late for each of the following persons or entities: Banner's Central Electric, Inc., Banner Holdings, Inc., West Coast Private Equity Partners, L.P., Ran Birkins, Louis Caldera, Gary M. Cypres, Anthony Fortunato, Jose de Jesus Legaspi, Gerard T. McMahon and Ed Valdez. In addition, a Form 4 reporting a change in beneficial ownership of the Company's securities was filed late for each of Anthony Fortunato, Gerard T. McMahon and Ed Valdez, and two Form 4s were filed late for Gary M. Cypres.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's common stock as of June 30, 1997 by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's common stock, (ii) each director of the Company, (iii) Named Executives and (iv) all directors and Named Executives as a group.

                                                                            COMMON STOCK
                                                                       BENEFICIALLY OWNED(1)
                                                                       ----------------------
                                                                       NUMBER OF   PERCENT OF
                       NAME OF BENEFICIAL OWNER(2)                     SHARES(3)    CLASS(4)
    -----------------------------------------------------------------  ---------   ----------
    Gary M. Cypres(5)................................................  5,190,000         71.2%
    Banner's Central Electric, Inc.(6)...............................  5,150,000         70.8%
    Wellington Management Company, LLP(7)............................    770,500         10.6%
    Ed Valdez(8).....................................................      8,100            *
    Jose de Jesus Legaspi(9).........................................      2,800            *
    Anthony Fortunato................................................        100            *
    Salvatore J. Caltagirone.........................................         --          N/A
    Gerard T. McMahon................................................         --          N/A
    William R. Sweet.................................................         --          N/A
    All directors and Named Executives as a group (7 persons)(10)....  5,201,000         71.2%

---------------

  *  Less than 1%.

 (1) In accordance with Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.

 (2) The address for each of the beneficial owners, other than Wellington Management Company LLP, is in care of the Company: 5480 East Ferguson Drive, Commerce, California 90022.

 (3) Except as otherwise noted below, each individual named in the table directly or indirectly has sole or shared voting and investment power with respect to the shares shown as beneficially owned by such individual.

 (4) Shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 30, 1997 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.

 (5) Consists of 5,150,000 shares owned by Banner, 12,500 shares owned by Mr. Cypres' spouse, 12,500 shares held by or in trust by Mr. Cypres and his spouse for their children, and 15,000 shares issuable upon exercise of stock options exercisable within 60 days of June 30, 1997.

 (6) Banner is a wholly-owned subsidiary of Holdings. West Coast controls Holdings. Mr. Cypres is Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer of Holdings and Banner and the managing general partner of West Coast. Mr. Cypres controls the Company through West Coast, Holdings and Banner.

 (7) Based on a Schedule 13G filed with the Commission on May 9, 1997. The address of Wellington Management Company LLP is 75 State Street, Boston, Massachusetts 02109.

 (8) Includes 6,000 shares issuable upon exercise of stock options exercisable within 60 days of June 30, 1997.

 (9) Consists of 2,800 shares issuable upon exercise of stock options exercisable within 60 days of June 30, 1997.

(10) Includes 23,800 shares issuable upon exercise of stock options exercisable within 60 days of June 30, 1997.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     The Trust Preferred Securities and the Common Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. Initially, Wilmington Trust Company will be the Delaware Trustee and the Property Trustee and will act as trustee for the purpose of complying with the Trust Indenture Act. The terms of the Trust Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. This summary of certain terms and provisions of the Trust Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated herein. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     Pursuant to the terms of the Trust Agreement, the Administrative Trustees on behalf of CFAC Capital will issue the Trust Preferred Securities and the Common Securities (collectively, the "Trust Securities"). The Trust Preferred Securities will represent preferred undivided beneficial interests in the assets of CFAC Capital and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities of CFAC Capital (which will be held by Central), as well as other benefits as described in the Trust Agreement.

     The Trust Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of CFAC Capital except as described under "-- Subordination of Common Securities of CFAC Capital Held by Central" below. Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by Central for the benefit of the holders of the Trust Preferred Securities (the "Guarantee") will be a guarantee on a subordinated basis and will not guarantee payment of Distributions or amounts payable on redemption of the Trust Preferred Securities or on liquidation of the Trust Preferred Securities if CFAC Capital does not have funds on hand available to make such payments. See "Description of Guarantee."

DISTRIBUTIONS


     Payment of Distributions. Distributions on the Trust Preferred Securities
will be payable at the annual rate of   % of the stated Liquidation Amount of
$25, payable quarterly in arrears on the 15th day of March, June, September and December in each year, commencing December 15, 1997 to the holders of the Trust Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The amount of each Distribution due with respect to the Trust Preferred Securities will include amounts accrued through the date the Distribution payment is due. Distributions on the Trust Preferred Securities will be payable to the holders thereof as they appear on the register of CFAC Capital on the relevant record date which, for so long as the Trust Preferred Securities remain in book-entry form, will be one Business Day (as defined below) prior to the relevant Distribution Date and, in the event the Trust Preferred Securities are not in book-entry form, will be the first day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from the date of original issuance. The first Distribution Date for the Trust Preferred Securities will be December 15, 1997.


     The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Trust Preferred Securities is not a Business Day, payment of the Distribution payable on such date will be made on the next Business Day (and without any interest or other payment in respect to any such delay), with the same force and effect as if made on the date such payment was originally payable. As used in this Prospectus, a "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the State of California are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Indenture Trustee is closed for business.

     The funds of CFAC Capital available for distribution to holders of its Trust Preferred Securities will be limited to payments by Central under the Junior Subordinated Debentures in which CFAC Capital will invest the proceeds from the issuance and sale of its Trust Preferred Securities. See "Description of Junior Subordinated Debentures." If Central does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Trust Preferred Securities. The payment of Distributions (if and to the extent CFAC Capital has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by Central. See "Description of Guarantee."

     Extension Period. So long as no Debenture Event of Default has occurred and is continuing, Central has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each such period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such election, quarterly Distributions on the Trust Preferred Securities will be deferred by CFAC Capital during any such Extension Period. Distributions to which holders of Trust Preferred Securities are entitled will
accumulate additional amounts thereon at the rate per annum of      % thereof,
compounded quarterly from the relevant Distribution Date, to the extent permitted under applicable law. The term "Distributions" as used herein shall include any such additional accumulated amounts. Neither the default by Central on any Senior and Subordinated Debt nor a default with respect to Senior and Subordinated Debt resulting in an acceleration of the maturity thereof constitutes a Debenture Event of Default. See "Description of Junior Subordinated Debentures -- Debenture Events of Default." During any such Extension Period, Central may not and shall not allow any of its subsidiaries to
(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Central's capital stock (which includes common and preferred stock) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Central other than the Junior Subordinated Debentures that rank pari passu with or junior in interest to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by Central of the debt securities of any subsidiary of Central if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of Central, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock related to the issuance of common stock or rights under any of Central's benefit plans for its directors, officers or employees) or (iv) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or the Trust Preferred Securities. During an Extension Period, Central would have the ability to continue to make payments on Senior and Subordinated Debt. Prior to the termination of any such Extension Period, Central may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or extend beyond the Stated Maturity. Upon the termination of any such Extension Period and the payment of all amounts then due, and subject to the foregoing limitations, Central may elect to begin a new Extension Period. Subject to the foregoing, there is no limitation on the number of times that Central may elect to begin an Extension Period. Central has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

REDEMPTION

     Upon the repayment or redemption at any time, in whole or in part, of any Junior Subordinated Debentures, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days' notice of a date of redemption (the "Redemption Date"), at the Redemption Price (as defined below). See "Description of Junior Subordinated
Debentures -- Redemption." If less than all of the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption of the Trust Securities pro rata. The amount of premium, if any, paid by Central upon the redemption of all or any part of the Junior Subordinated

Debentures to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the Trust Securities.

     Subject to restrictions contained in any Senior and Subordinated Debt or regulatory approval if then required under applicable regulatory policy, Central will have the right to redeem the Junior Subordinated Debentures (i) on or after
          , 2002, in whole at any time or in part from time to time at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, or (ii) at any time (whether occurring before
or after             , 2002), in whole (but not in part), within 90 days
following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of Junior Subordinated Debentures -- Redemption."

     If a Tax Event, Capital Treatment Event or an Investment Company Event has occurred and is continuing and Central does not elect to redeem the Junior Subordinated Debentures and thereby cause a mandatory redemption of the Trust Securities or to liquidate CFAC Capital and cause the Junior Subordinated Debentures to be distributed to holders of the Trust Securities in liquidation of CFAC Capital as described below, such Trust Securities will remain outstanding and Additional Sums (as defined below) may be payable on the Junior Subordinated Debentures.

     "Additional Sums" means the additional amounts as may be necessary to be paid by Central with respect to the Junior Subordinated Debentures in order that the amount of Distributions then due and payable by CFAC Capital on the outstanding Trust Securities of CFAC Capital shall not be reduced as a result of any additional taxes, duties and other governmental charges to which CFAC Capital has become subject as a result of a Tax Event.

     "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Trust Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of CFAC Capital, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

     "Liquidation Amount" means the stated amount of $25 per Trust Security.

     "Redemption Price" means, with respect to any Trust Security, the Liquidation Amount of such Trust Security, plus accumulated and unpaid Distributions to the Redemption Date, allocated on a pro rata basis (based on Liquidation Amounts) among the Trust Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     Subject to Central and CFAC Capital having received an opinion of counsel to the effect that such distribution will not be a taxable event to the holders of the Trust Preferred Securities, Central will have the right at any time to liquidate CFAC Capital and, after satisfaction of the liabilities of creditors of CFAC Capital as provided by applicable law, cause a Like Amount of the Junior Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of CFAC Capital. After the liquidation date fixed for any distribution of Junior Subordinated Debentures for Trust Preferred Securities
(i) such Trust Preferred Securities will no longer be deemed to be outstanding,
(ii) certificates representing a Like Amount of Junior Subordinated Debentures will be issued to holders of Trust Securities certificates, upon surrender of such certificates to the Administrative Trustees or their agent for exchange,
(iii) Central shall use its best efforts to have the Junior Subordinated Debentures listed on the Nasdaq National Market or on such other exchange, interdealer quotation system or self-regulatory organization as the Trust Preferred Securities are then listed,

(iv) any Trust Securities certificates not so surrendered for exchange will be deemed to represent a Like Amount of Junior Subordinated Debentures, accruing interest at the rate provided for in the Junior Subordinated Debentures from the last Distribution Date on which a Distribution was made on such Trust Securities certificates until such certificates are so surrendered (and until such certificates are so surrendered, no payments of interest or principal will be made to holders of Junior Subordinated Debentures represented by such certificates) and (v) all rights of securityholders holding Trust Securities will cease, except the right of such securityholders to receive a Like Amount of Junior Subordinated Debentures upon surrender of Trust Securities certificates.

     There can be no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if a dissolution and liquidation of CFAC Capital were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of CFAC Capital, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

REDEMPTION PROCEDURES

     Trust Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Trust Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that CFAC Capital has funds on hand available for the payment of such Redemption Price. See
"-- Subordination of Common Securities of CFAC Capital Held by Central" below and "Description of Guarantee."

     If CFAC Capital gives a notice of redemption in respect of the Trust Preferred Securities, then, by 12:00 noon, Eastern time on the Redemption Date, to the extent funds are available, the Property Trustee will irrevocably deposit with the Depositary funds sufficient to pay the aggregate Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of such Trust Preferred Securities. See "Book-Entry Issuance." If such Trust Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such Trust Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Trust Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date shall be payable to the holders of such Trust Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Trust Preferred Securities will cease, except the right of the holders of the Trust Preferred Securities to receive the applicable Redemption Price and any Distribution payable on or prior to the Redemption Date, but without interest on such Redemption Price, and such Trust Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of such Trust Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding Business Day (and without any interest or other payment in respect of any such delay). In the event that payment of the Redemption Price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by CFAC Capital or by Central pursuant to the Guarantee, Distributions on such Trust Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by CFAC Capital for such Trust Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of Guarantee."

     Subject to applicable law (including, without limitation, United States federal securities law), and further provided that Central is not then exercising its rights to defer interest payments on the Junior Subordinated Debentures, the Company (other than CFAC Capital) may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

     Payment of the Redemption Price on the Trust Preferred Securities and any distribution of Junior Subordinated Debentures to holders of Trust Preferred Securities shall be made to the applicable recordholders thereof as they appear on the register of such Trust Preferred Securities on the relevant record date, which date shall be one Business Day prior to the relevant Redemption Date or Liquidation Date, as applicable; provided, however, that in the event that any Trust Preferred Securities are not in book-entry form, the relevant record date for such Trust Preferred Securities shall be a date at least 15 days prior to the Redemption Date or Liquidation Date, as applicable. In the case of a liquidation, the record date shall be no more than 45 days before the Liquidation Date.

     If less than all of the Trust Securities issued by CFAC Capital are to be redeemed on a Redemption Date, then the aggregate Redemption Price for such Trust Securities to be redeemed shall be allocated pro rata to the Trust Preferred Securities and Common Securities based upon the relative Liquidation Amounts of such classes. The particular Trust Preferred Securities to be redeemed shall be selected on a pro rata basis (based upon Liquidation Amounts) not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple thereof) of the Liquidation Amount of Trust Preferred Securities. The Property Trustee shall promptly notify the Security registrar in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate to the portion of the aggregate Liquidation Amount of Trust Preferred Securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities at such holder's registered address. Unless CFAC Capital defaults in payment of the applicable Redemption Price, on and after the Redemption Date, Distributions will cease to accrue on such Trust Preferred Securities called for redemption.

SUBORDINATION OF COMMON SECURITIES OF CFAC CAPITAL HELD BY CENTRAL

     Payment of Distributions on, and the Redemption Price of, the Trust Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amounts of the Trust Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution (including Additional Amounts, if applicable) on, or applicable Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions (including Additional Amounts, if applicable) on all of the outstanding Trust Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the applicable Redemption Price the full amount of such Redemption Price on all of the outstanding Trust Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Trust Preferred Securities then due and payable (including Additional Amounts, if applicable).

     In the case of any Event of Default under the Trust Agreement resulting from a Debenture Event of Default, Central as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default until the effect of all such Events of Default have been cured, waived or otherwise eliminated. Until any such Events of Default have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of Central as holder of the Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Central will have the right at any time to dissolve CFAC Capital and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities. Such right is subject to Central having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "-- Distribution of Junior Subordinated Debentures" above.

     In addition, pursuant to the Trust Agreement, CFAC Capital shall automatically dissolve upon expiration of its term and shall earlier dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of Central; (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holder of its Trust Securities, if Central, as Depositor, has delivered written direction to the Property Trustee to terminate CFAC Capital (which direction is optional and, except as described above, wholly within the discretion of Central, as Depositor); (iii) redemption of all of the Trust Preferred Securities as described under "-- Redemption" above; and (iv) the entry of an order for the dissolution of CFAC Capital by a court of competent jurisdiction.

     If an early dissolution occurs as described in clause (i), (ii), or (iv) above or upon the Expiration Date, CFAC Capital shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of CFAC Capital as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of CFAC Capital available for distribution to holders, after satisfaction of liabilities to creditors of CFAC Capital as provided by applicable law, an amount equal to, in the case of holders of Trust Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because CFAC Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by CFAC Capital on the Trust Preferred Securities shall be paid on a pro rata basis (based upon Liquidation Amounts). The holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Trust Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a priority over the Common Securities.

     Under current United States federal income tax law and interpretations and assuming, as expected, CFAC Capital is treated as a grantor trust, a distribution of the Junior Subordinated Debentures should not be a taxable event to holders of the Trust Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences." If Central elects neither to redeem the Junior Subordinated Debentures prior to maturity nor to liquidate CFAC Capital and distribute the Junior Subordinated Debentures to holders of the Trust Preferred Securities, the Trust Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures.

     If Central elects to dissolve CFAC Capital and thereby causes the Junior Subordinated Debentures to be distributed to holders of the Trust Preferred Securities in liquidation of CFAC Capital, Central shall continue to have the right to redeem the Junior Subordinated Debentures prior to the Stated Maturity. See "Description of Junior Subordinated Debentures -- General."

EVENTS OF DEFAULT; NOTICE

     Any one of the following events that has occurred and is continuing constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Trust Preferred Securities (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures -- Debenture Events of Default"); or

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

          (ii) default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

          (iii) default by the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

          (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a default or breach in the performance of a covenant or warranty which is addressed in clause (ii) or (iii) above), and continuation of such default or breach, for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustee or Trustees by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Trust Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

          (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by Central to appoint a successor Property Trustee within 60 days thereof.

     Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Trust Preferred Securities, the Administrative Trustees and Central, as Depositor, unless such Event of Default shall have been cured or waived. Central as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

     If a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a preference over the Common Securities upon termination of CFAC Capital as described above. See "-- Liquidation Distribution upon Dissolution." Upon a Debenture Event of Default (other than with respect to certain events in bankruptcy, insolvency or reorganization), unless the principal of all the Junior Subordinated Debentures has already become due and payable, either the Property Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debentures then outstanding may declare all of the Junior Subordinated Debentures to be due and payable immediately by giving notice in writing to Central (and to the Property Trustee, if notice is given by holders of the Junior Subordinated Debentures). If the Property Trustee or the holders of not less than 25% in principal amount of the outstanding Junior Subordinated Debentures fail to declare the principal of all of the Junior Subordinated Debentures due and payable upon a Debenture Event of Default, the holders of at least 25% in Liquidation Amount of the Trust Preferred Securities then outstanding shall have the right to declare the Junior Subordinated Debentures immediately due and payable. In either event, payment of principal and interest on the Junior Subordinated Debentures shall remain subordinated to the extent provided in the Indenture. In addition, holders of the Trust Preferred Securities have the right in certain circumstances to bring a Direct Action (as hereinafter defined). See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Trust Preferred Securities."

     If a Debenture Event of Default with respect to certain events in bankruptcy, insolvency or reorganization occurs, the Junior Subordinated Debentures shall automatically, and without any declaration or other action on the part of the Property Trustee or the holders of the Junior Subordinated Debentures, become immediately due and payable. In such event, payment of principal and interest on the Junior Subordinated Debentures will also remain subordinated to the extent provided in the Indenture.

REMOVAL OF TRUSTEES

     Unless a Debenture Event of Default shall have occurred and be continuing, any of the Property Trustee, the Depositary Trustee or the Administrative Trustees may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee or the Delaware Trustee or both of them may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Trust Preferred Securities. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which

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

voting rights are vested exclusively in Central as the holder of the Common Securities. An Administrative Trustee may be removed by the holder of the Common Securities at any time. No resignation or removal of a Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of Trust Property may at the time be located, Central, as the holder of the Common Securities, and the Administrative Trustees by agreed action of the majority of such Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If Central does not join in such appointment within 15 days of the receipt by it of a request to do so, or in case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any Person (as defined in the Trust Agreement) into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF CFAC CAPITAL

     CFAC Capital may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. CFAC Capital may, at the request of Central, with the consent of the Administrative Trustees and without the consent of the holders of the Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of CFAC Capital with respect to the Trust Preferred Securities or
(b) substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) Central expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Trust Preferred Securities are then listed, if any,
(iv) such merger, consolidation, amalgamation, conveyance, transfer or lease does not cause the Trust Preferred Securities to be downgraded by any nationally recognized statistical rating organization which gives ratings to the Trust Preferred Securities; (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of CFAC Capital, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, Central has received an opinion from independent counsel to CFAC Capital experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor

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

Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither CFAC Capital nor such successor entity will be required to register as an investment company under the Investment Company Act and (viii) Central owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, CFAC Capital shall not, except with the consent of holders of 100% in Liquidation Amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause CFAC Capital or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

     Except as provided below and under "Description of Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Trust Preferred Securities will have no voting rights.

     The Trust Agreement may be amended from time to time by Central, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that CFAC Capital will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that CFAC Capital will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of the Trust Securities. The Trust Agreement may be amended by the Administrative Trustees and the Property Trustee with (i) the consent of holders representing not less than a majority of the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect CFAC Capital's status as a grantor trust for United States federal income tax purposes or CFAC Capital's exemption from status as an "investment company" under the Investment Company Act, provided that without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

     So long as any Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Trust Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Trust Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities except by subsequent vote of the holders of the Trust Preferred Securities. The Property

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

Trustee shall notify each holder of the Trust Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders of the Trust Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that CFAC Capital will not be classified as other than a grantor trust for United States federal income tax purposes.

     Any required approval of holders of the Trust Preferred Securities may be given at a meeting of holders of Trust Preferred Securities convened for such purpose or pursuant to written consent of the holders of a majority of the Trust Preferred Securities (based on aggregate Liquidation Amount). Notwithstanding the foregoing, CFAC Capital shall not, except with the consent of holders of 100% in Liquidation Amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause CFAC Capital or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes. The Property Trustee will cause a notice of any meeting at which holders of the Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the Trust Preferred Securities in the manner set forth in the Trust Agreement.

     No vote or consent of the holders of the Trust Preferred Securities will be required for CFAC Capital to redeem and cancel the Trust Preferred Securities in accordance with the Trust Agreement.

     Notwithstanding that holders of the Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned by Central, the Trustees or any affiliate of Central or any Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL TRUST PREFERRED SECURITIES

     The Trust Preferred Securities will be represented by one or more global certificates registered in the name of the Depositary or its nominee (a "Global Trust Preferred Security"). Beneficial interests in the Trust Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in the Depositary ("Participants"). Except as described below, Trust Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

     A global security shall be exchangeable for Trust Preferred Securities registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies Central that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered to act as such depositary, (ii) Central in its sole discretion determines that such global security shall be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default under the Indenture. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary with respect to ownership of beneficial interests in such global security. In the event that Trust Preferred Securities are issued in definitive form, such Trust Preferred Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

     Unless and until it is exchanged in whole or in part for the individual Trust Preferred Securities represented thereby, a Global Trust Preferred Security may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     Payments on Trust Preferred Securities represented by a global security will be made to the Depositary, as the depositary for the Trust Preferred Securities. In the event the Trust Preferred Securities are issued in

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

definitive form, Distributions will be payable, the transfer of the Trust Preferred Securities will be registrable, and Trust Preferred Securities will be exchangeable for Trust Preferred Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of the Property Trustee, or at the offices of any paying agent or transfer agent appointed by the Administrative Trustees, provided that payment of any Distribution may be made at the option of the Administrative Trustees by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Trust Preferred Securities are issued in certificated form, the record dates for payment of Distributions will be the first day of the month in which the relevant Distribution Date occurs. For a description of the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

     Upon the issuance of a Global Trust Preferred Security, and the deposit of such Global Trust Preferred Security with or on behalf of the Depositary, the Depositary for such Global Trust Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Trust Preferred Securities represented by such Global Trust Preferred Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Trust Preferred Securities. Ownership of beneficial interests in a Global Trust Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Trust Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Trust Preferred Security.

     So long as the Depositary for a Global Trust Preferred Security, or its nominee, is the registered owners of such Global Trust Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Trust Preferred Securities represented by such Global Trust Preferred Security for all purposes under the Trust Agreement governing such Trust Preferred Securities. Except as provided below, owners of beneficial interests in a Global Trust Preferred Security will not be entitled to have any of the individual Trust Preferred Securities represented by such Global Trust Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Trust Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Trust Agreement.

     None of Central, the Property Trustee, any Paying Agent, or the Securities Registrar (defined below) for such Trust Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Trust Preferred Security representing such Trust Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Central expects that the Depositary for the Trust Preferred Securities or its nominee, upon receipt of any payment of the Liquidation Amount or Distributions in respect of a permanent Global Trust Preferred Security immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Trust Preferred Security as shown on the records of such Depositary or its nominee. Central also expects that payments by Participants to owners of beneficial interests in such Global Trust Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If the Depositary for the Trust Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Central within 90 days, CFAC Capital will issue individual Trust Preferred Securities in exchange for the Global Trust Preferred Security. In addition, CFAC Capital may at any time and in its sole discretion, subject to any limitations described herein

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

relating to such Trust Preferred Securities, determine not to have any Trust Preferred Securities represented by one or more Global Trust Preferred Securities and, in such event, will issue individual Trust Preferred Securities in exchange for the Global Trust Preferred Security or Securities representing the Trust Preferred Securities. Further, if CFAC Capital so specifies with respect to the Trust Preferred Securities, an owner of a beneficial interest in a Global Trust Preferred Security representing Trust Preferred Securities may, on terms acceptable to Central, the Property Trustee and the Depositary for such Global Trust Preferred Security, receive individual Trust Preferred Securities in exchange for such beneficial interests, subject to any limitations described herein. In any such instance, an owner of a beneficial interest in a Global Trust Preferred Security will be entitled to physical delivery of individual Trust Preferred Securities represented by such Global Trust Preferred Security equal in Liquidation Amount to such beneficial interest and to have such Trust Preferred Securities registered in its name. Individual Trust Preferred Securities so issued will be issued in denominations, unless otherwise specified by CFAC Capital, of $25 and integral multiples thereof.

PAYMENT AND PAYING AGENT

     Payments in respect of the Trust Preferred Securities shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any of the Trust Preferred Securities are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and Central. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and Administrative Trustees. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and Central) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

     The Property Trustee will act as registrar and transfer agent for the Trust Preferred Securities. Registration of transfers of the Trust Preferred Securities will be effected without charge by or on behalf of CFAC Capital, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. CFAC Capital will not be required to register or cause to be registered the transfer of the Trust Preferred Securities after such Trust Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the Trust Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by Central and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate CFAC Capital in such a way that CFAC Capital will not be deemed to be an "investment company" required to be

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

registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of Central for United States federal income tax purposes. In this connection, Central and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of CFAC Capital or the Trust Agreement, that Central and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Preferred Securities. Holders of the Trust Preferred Securities have no preemptive or similar rights.

     CFAC Capital may not borrow money or issue debt or mortgage or pledge any of its assets.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

     Concurrently with the issuance of the Trust Preferred Securities, CFAC Capital will invest the proceeds thereof, together with the consideration paid by Central for the Common Securities, in Junior Subordinated Debentures issued by Central. The Junior Subordinated Debentures will be issued as unsecured debt under the Indenture. The following summary of the terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. The Indenture is qualified under the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein or therein by reference.

GENERAL


     The Junior Subordinated Debentures will bear interest at the annual rate
of     % of the principal amount thereof, payable quarterly in arrears on the
15th day of March, June, September and December of each year (each, an "Interest Payment Date"), commencing December 15, 1997, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. Notwithstanding the above, in the event that either the (i) Junior Subordinated Debentures are held by the Property Trustee and the Trust Preferred Securities are no longer in book-entry only form or (ii) the Junior Subordinated Debentures are not represented by a Global Subordinated Debenture (as defined herein), the record date for such payment shall be the first day of the month in which such payment is made. The amount of each interest payment due with respect to the Junior Subordinated Debentures will include amounts accrued through the date the interest payment is due. It is anticipated that, until the liquidation, if any, of CFAC Capital, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount
thereof (to the extent permitted by law) at the rate per annum of      %
thereof, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.



     The Junior Subordinated Debentures will mature on             , 2027 (such
date, as it may be shortened as hereinafter described, the "Stated Maturity"). Such date may be shortened once at any time by Central to any date not earlier
than             , 2002. In the event that Central elects to shorten the Stated
Maturity of the Junior Subordinated Debentures, it shall give notice to the Indenture Trustee, and the Indenture Trustee shall give notice of such shortening to the holders of the Junior Subordinated Debentures no less than 90 days prior to the effectiveness thereof.

     The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior and Subordinated Debt of Central. Because Central is a holding company, substantially all of Central's assets consist of the capital stock of its subsidiaries. The right of Central to participate in any distribution of assets of any subsidiaries upon any such subsidiaries' liquidation or reorganization or otherwise (and thus the ability of holders of the Trust Preferred Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent that Central may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Company, and holders of Junior Subordinated Debentures should look only to the assets of Central for payments on the Junior Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of Central and its subsidiaries, including Senior and Subordinated Debt, whether under the Indenture or any existing or other indenture that Central may enter into in the future or otherwise. See "-- Subordination" below.

OPTION TO DEFER INTEREST PAYMENT PERIOD

     So long as no Debenture Event of Default has occurred and is continuing, Central has the right under the Indenture at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters (each such period an "Extension Period"), during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date. No Extension Period shall end other than on an Interest Payment Date. No Extension Period may extend beyond the Stated Maturity. At the end of such Extension Period, Central must pay all interest then accrued and unpaid
(together with interest thereon at the annual rate of      %, compounded
quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount." Neither the default by Central on any Senior and Subordinated Debt nor a default with respect to Senior and Subordinated Debt resulting in acceleration of the maturity thereof constitutes a Debenture Event of Default. See "-- Debenture Events of Default" below.

     During any such Extension Period, Central may not and shall not permit any of its subsidiaries to (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Central's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Central (including other Junior Subordinated Debentures) that rank pari passu with or junior in interest to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by Central of the debt securities of any subsidiary of Central if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in capital stock of Central, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, and (d) purchases of common stock related to the issuance of common stock or rights under any of Central's benefit plans for its directors, officers or employees) or (iv) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or of the Trust Preferred Securities. During an Extension Period, Central would have the ability to continue to make payments on Senior and Subordinated Debt. Prior to the termination of any such Extension Period, Central may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or extend beyond the Stated Maturity. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, Central may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. Central must give the Property Trustee, the Administrative Trustees and the Indenture Trustee notice of its election of any Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Trust Preferred Securities would have been payable except for the election to begin or extend such Extension Period or (ii) the date the Administrative Trustees are required to give notice to the New York Stock Exchange, the Nasdaq National Market or any applicable stock exchange or automated quotation system on which the Trust Preferred Securities are then listed or quoted or to the holders of the Trust Preferred Securities on the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Indenture Trustee shall give notice of Central's election to begin or extend a new Extension Period to the holders of the Trust Preferred Securities. There is no limitation on the number of times that Central may elect to begin an Extension Period.

     Distributions on the Trust Preferred Securities will be deferred by CFAC Capital during any such Extension Period. See "Description of the Trust Preferred Securities -- Distributions." For a description of certain federal income tax consequences and special considerations applicable to any such Junior Subordinated Debentures, see "Certain Federal Income Tax Consequences."

ADDITIONAL SUMS

     If CFAC Capital is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, Central will pay as additional amounts on the Junior Subordinated Debentures such amounts ("Additional Sums") as shall be required so that the Distributions payable by CFAC Capital shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

REDEMPTION

     Subject to restrictions contained in any Senior and Subordinated Debt or regulatory approval if then required under applicable regulatory policies, the Junior Subordinated Debentures are redeemable prior to maturity at the option of
Central (i) on or after          , 2002, in whole at any time (whether occurring
before or after             , 2002) or in part from time to time, or (ii) at any
time in whole (but not in part), within 90 days following a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be redeemed at such holder's registered address. Unless Central defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

     If CFAC Capital is required to pay additional taxes, duties or other governmental charges as a result of a Tax Event, Central will pay as additional amounts on the Junior Subordinated Debentures the Additional Sums (as defined herein).

     The Junior Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

     As described under "Description of the Trust Preferred
Securities -- Liquidation Distribution Upon Dissolution," under certain circumstances involving the dissolution of CFAC Capital, the Junior Subordinated Debentures may be distributed to the holders of the Trust Preferred Securities in liquidation of CFAC Capital after satisfaction of liabilities to creditors of CFAC Capital as provided by applicable law. If distributed to holders of the Trust Preferred Securities in liquidation, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and the Depositary, or any successor depositary for the Trust Preferred Securities, will act as depositary for the Junior Subordinated Debentures. It is anticipated that the depositary arrangements for the Junior Subordinated Debentures would be substantially identical to those in effect for the Trust Preferred Securities. If the Junior Subordinated Debentures are distributed to the holders of Trust Preferred Securities upon the liquidation of CFAC Capital. Central will use its best efforts to list the Junior Subordinated Debentures on the Nasdaq National Market or such other stock exchanges or automated quotation system, if any, on which the Trust Preferred Securities are then listed or quoted. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Trust Preferred Securities.

RESTRICTIONS ON CERTAIN PAYMENTS

     If at any time (i) there shall have occurred any event of which Central has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and (b) in respect of which Central shall not have taken reasonable steps to cure, or (ii) Central shall have given notice of its election of an Extension Period as provided in the Indenture with respect to the Junior Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing, or (iii) while the Junior Subordinated Debentures are held by CFAC Capital, Central shall be in default with respect to its payment of any obligation under the Guarantee, then Central will not and will not allow any of its subsidiaries to (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Central's capital stock or (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Central (including other Junior Subordinated Debt) that rank pari passu with or junior in interest to the Junior Subordinated Debentures or (3) make any guarantee payments with respect to any guarantee by Central of the debt securities of any subsidiary of Central if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of Common Stock related to issuance of common stock or rights under any of Central's benefit plans for its directors, officers or employees) or (4) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or Trust Preferred Securities.

SUBORDINATION

     In the Indenture, Central has covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior and Subordinated Debt to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Central, the holders of Senior and Subordinated Debt will first be entitled to receive payment in full of principal of all Allocable Amounts (as defined below) on such Senior and Subordinated Debt before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect thereof.

     In the event of the acceleration of the maturity of any Junior Subordinated Debentures, the holders of all Senior and Subordinated Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.

     No payments on account of principal or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior and Subordinated Debt or an event of default with respect to any Senior and Subordinated Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     "Allocable Amounts," when used with respect to any Senior and Subordinated Debt, means all amounts due or to become due on such Senior and Subordinated Debt less, if applicable, any amount which would have been paid to, and retained by, the holders of such Senior and Subordinated Debt (whether as a result of the receipt of payments by the holders of such Senior and Subordinated Debt from Central or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such Senior and Subordinated Debt pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such Senior and Subordinated Debt or otherwise) but for the fact that such Senior and Subordinated Debt is subordinated or junior in right of payment to (or subject to a requirement that amounts received on such Senior and Subordinated Debt be paid over to obligees on) trade accounts payable or accrued liabilities arising in the ordinary course of business.

     "Debt" means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent: (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such person; (vi) all indebtedness of such person whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     "Senior and Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Central whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of Central whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Junior Subordinated Debentures; provided, however, that Senior and Subordinated Debt shall not be deemed to include (i) any Debt of Central which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to Central, (ii) any Debt of Central to any of its subsidiaries, (iii) Debt to any employee of Central, and
(iv) any other debt securities issued pursuant to the Indenture.


     The Indenture places no limitation on the amount of Senior and Subordinated Debt that may be incurred by Central. Central has a Line of Credit that provides for borrowings by Central of up to $100 million, subject to an allowable borrowing base. As a result of the funds which would be made available to the Company upon completion of this offering, the Company does not anticipate that it will have an immediate need for a $100.0 million credit facility. Concurrent with the consummation of this offering, there will be a reduction in the maximum amount committed by the lender to be available for borrowing under the Line of Credit from $100.0 million to between $30.0 million to $43.0 million. Concurrent with the consummation of the offering and such reduction in the maximum amount available for borrowing under the Line of Credit, Wells Fargo Bank, N.A. will be paid off in full and Union Bank of California, N.A. may be paid off in full and, to the extent paid off, will no longer participate as a lender under the Line of Credit. Both Wells Fargo Bank, N.A. and Union Bank of California, N.A., either directly or through an affiliate, have an indirect ownership interest in Central. Since the Line of Credit requires Central to pay the lenders fees for the unused portion available under the Line of Credit, the reduction in the lenders' fees for the unused portion available under the Line of Credit, the reduction in the lenders' commitment will reduce the amount of fees payable by Central. If the offering is not consummated, the Line of Credit will remain in place with all of the current lenders. Borrowings under the Line of Credit are guaranteed by all of the significant domestic subsidiaries of the Company and are secured by substantially all of the assets, including receivables of the Company, and a pledge by Central of the stock of all of its significant subsidiaries. The Line of Credit contains many restrictive covenants including, among other things, requirements that the Company maintain specific financial ratios and satisfy certain financial tests. All borrowings under the Line of Credit constitute Senior and Subordinated Debt. Central anticipates that it may from time to time incur additional indebtedness constituting Senior and Subordinated Debt. No assurance can be given that the terms of any such additional Senior and Subordinated Debt will not contain terms, covenants or conditions which are more restrictive or less favorable than those currently existing under the Line of Credit. See "Risk Factors -- Subordination of Central's Obligations Under the

Junior Subordinated Debentures and the Guarantee", "Risk Factors -- Restrictions Imposed by the Line of Credit", "Risk Factors -- Need for Senior Credit Facility", and "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

DENOMINATIONS, REGISTRATION AND TRANSFER

     The Junior Subordinated Debentures will be represented by global certificates registered in the name of the Depositary or its nominee (a "Global Subordinated Debenture"). Beneficial interests in the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary. Except as described below, Junior Subordinated Debentures in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

     Unless and until a Global Subordinated Debenture is exchanged in whole or in part for the individual Junior Subordinated Debentures represented thereby, it may not be transferred except as a whole by the Depositary for such Global Subordinated Debenture to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     A global security shall be exchangeable for Junior Subordinated Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies Central that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered to act as such depositary, (ii) Central in its sole discretion determines that such global security shall be so exchangeable or
(iii) there shall have occurred and be continuing a Debenture Event of Default with respect to such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such global security. In the event that Junior Subordinated Debentures are issued in definitive form, such Junior Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

     Payments on Junior Subordinated Debentures represented by a global security will be made to the Depositary, as the depositary for the Junior Subordinated Debentures. In the event Junior Subordinated Debentures are issued in definitive form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Indenture Trustee, or at the offices of any paying agent or transfer agent appointed by Central, provided that payment of interest may be made at the option of Central by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Junior Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the first day of the month in which such payment is to be made. For a description of the Depositary and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

     Central will appoint the Indenture Trustee as securities registrar under the Indenture (the "Securities Registrar"). Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the Securities Registrar. Central may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that Central maintains a transfer agent in the place of payment. Central may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

     In the event of any redemption, neither Central nor the Indenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

GLOBAL SUBORDINATED DEBENTURES

     Upon the issuance of the Global Subordinated Debenture, and the deposit of such Global Subordinated Debenture with or on behalf of the Depositary, the Depositary for such Global Subordinated Debenture or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Junior Subordinated Debentures represented by such Global Subordinated Debenture to the accounts of Participants. Ownership of beneficial interests in a Global Subordinated Debenture will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Subordinated Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Subordinated Debenture.

     So long as the Depositary for a Global Subordinated Debenture, or its nominee, is the registered owner of such Global Subordinated Debenture, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Junior Subordinated Debentures represented by such Global Subordinated Debenture for all purposes under the Indenture governing such Junior Subordinated Debentures. Except as provided below, owners of beneficial interests in a Global Subordinated Debenture will not be entitled to have any of the individual Junior Subordinated Debentures represented by such Global Subordinated Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Junior Subordinated Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of and interest on individual Junior Subordinated Debentures represented by a Global Subordinated Debenture registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Subordinated Debenture representing such Junior Subordinated Debentures. None of Central, the Indenture Trustee, any Paying Agent, or the Securities Registrar for such Junior Subordinated Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Subordinated Debenture representing such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Central expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of a permanent Global Subordinated Debenture representing the Junior Subordinated Debentures, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Subordinated Debenture as shown on the records of such Depositary or its nominee. Central also expects that payments by Participants to owners of beneficial interests in such Global Subordinated Debenture held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Central within 90 days, Central will issue individual Junior Subordinated Debentures in exchange for the Global Subordinated Debenture. In addition, Central may at any time and in its sole discretion, determine not to have the Junior Subordinated Debentures represented by one or more Global Junior Subordinated Debentures and, in such event, will issue individual Junior Subordinated Debentures in exchange for the Global Subordinated Debenture. Further, if Central so specifies with respect to the Junior Subordinated Debentures, an owner of a beneficial interest in a Global Subordinated Debenture representing Junior Subordinated Debentures may, on terms acceptable to Central, the Indenture Trustee and the Depositary for such Global Subordinated Debenture, receive individual Junior Subordinated Debentures in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a Global Subordinated Debenture will be entitled to physical delivery of individual Junior Subordinated Debentures equal in principal amount to such beneficial interest and to have such Junior Subordinated Debentures registered in its name. Individual Junior Subordinated Debentures so issued will be issued in denominations, unless otherwise specified by Central, of $25 and integral multiples thereof.

PAYMENT AND PAYING AGENTS

     Payment of principal of and any interest on the Junior Subordinated Debentures will be made at the office of the Indenture Trustee, except that at the option of Central payment of any interest may be made (i) except in the case of Global Junior Subordinated Debentures, by check mailed to the address of the person entitled thereto as such address shall appear in the securities register or (ii) by transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Junior Subordinated Debentures will be made to the person in whose name such Junior Subordinated Debenture is registered at the close of business on the regular record date for such interest. Central may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however Central will at all times be required to maintain a Paying Agent in each place of payment for the Junior Subordinated Debentures. Any moneys deposited with the Indenture Trustee or any Paying Agent, or then held by Central in trust, for the payment of the principal of or interest on the Junior Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable shall, at the request of Central, be repaid to Central and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to Central for payment thereof.

MODIFICATION OF INDENTURE

     From time to time Central and the Indenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interests of the holders of the Junior Subordinated Debentures or the Trust Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting Central and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture, (i) change the Stated Maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that so long as any of the Trust Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Trust Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Trust Preferred Securities unless and until the principal of the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied. Where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures, no such consent shall be given by the Property Trustee without the prior consent of each holder of Trust Preferred Securities. In addition, Central and the Indenture Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental Indenture for the purpose of creating any new series of Junior Subordinated Debentures.

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

DEBENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to the Junior Subordinated Debentures:

          (i) failure for 30 days to pay any interest on the Junior Subordinated Debentures, when due including any Additional Interest in respect thereof (subject to the deferral of any due date in the case of an Extension Period); or

          (ii) failure to pay any principal or premium, if any, on the Junior Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

          (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to Central from the Indenture Trustee or to Central and the Indenture Trustee by the holders of at least 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures; or

          (iv) certain events in bankruptcy, insolvency or reorganization of Central.

     The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. If the Indenture Trustee or such holders of such Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the Trust Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee. Should the holders of the Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Trust Preferred Securities shall have such right.

     The holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture.

     In case a Debenture Event of Default shall occur and be continuing as to the Junior Subordinated Debentures, the Property Trustee will have the right to declare the principal of and the interest on such Junior Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Junior Subordinated Debentures. If a Debenture Event of Default with respect to certain events in bankruptcy, insolvency or reorganization occurs, the Junior Subordinated Debentures shall automatically, and without any declaration or other action on the part of the Property Trustee or the holders of the Junior Subordinated Debentures, become immediately due and payable. In either event, payment of principal and interest on the Junior Subordinated Debentures shall remain subordinated to the extent provided in the Indenture. See "-- Subordination" above.

     Central is required to file annually with the Indenture Trustee a certificate as to whether or not Central is in compliance with all the conditions and covenants applicable to it under the Indenture.

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

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of Central to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of Trust Preferred Securities may institute a legal proceeding directly against Central for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities of such holder ("Direct Action"). Central may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding. If the right to bring a Direct Action is removed, CFAC Capital may become subject to the reporting obligations under the Exchange Act. Central shall have the right under the Indenture to set-off any payment made to such holder of Trust Preferred Securities by Central in connection with a Direct Action.

     The holders of the Trust Preferred Securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of the Trust Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Indenture provides that Central shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into Central or convey, transfer or lease its properties and assets substantially as an entirety to Central, unless (i) in case Central consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes Central's obligations on the Junior Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; (iii) such transaction is permitted under the Trust Agreement and the Guarantee Agreement; and does not give rise to any breach or violation of the Trust Agreement or Guarantee Agreement; and (iv) certain other conditions as prescribed in the Indenture are met.

     The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving Central that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

     The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and Central deposits or causes to be deposited with the Indenture Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to Central's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and Central will be deemed to have satisfied and discharged the Indenture.

COVENANTS OF CENTRAL

     Central will covenant in the Indenture, as to the Junior Subordinated Debentures, that so long as no Event of Default has occurred and is continuing, if and so long as (i) CFAC Capital is the holder of all such Junior Subordinated Debentures, (ii) a Tax Event in respect of CFAC Capital has occurred and is continuing

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

and (iii) Central has elected, and has not revoked such election, to pay Additional Sums (as defined under "Description of the Trust Preferred
Securities -- Redemption") in respect of the Trust Preferred Securities, Central will pay to CFAC Capital such Additional Sums. Central will also covenant, as to the Junior Subordinated Debentures, (i) to maintain directly or indirectly 100% ownership of the Common Securities of CFAC Capital, provided that certain successors which are permitted pursuant to the Indenture may succeed to Central's ownership of the Common Securities, (ii) not to voluntarily terminate, wind up or liquidate CFAC Capital, except (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities in liquidation of CFAC Capital or (b) in connection with certain mergers, consolidations, or amalgamations permitted by the Trust Agreement and
(iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause CFAC Capital to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

GOVERNING LAW

     The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of California, except that the immunities and standard of care of the Indenture Trustee will be governed by Delaware law.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

     The Indenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                              BOOK-ENTRY ISSUANCE

     The Depositary will act as securities depositary for all of the Trust Preferred Securities and the Junior Subordinated Debentures. The Trust Preferred Securities and the Junior Subordinated Debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global certificates will be issued for the Trust Preferred Securities and the Junior Subordinated Debentures and will be deposited with the Depositary.

     The Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

     Purchases of Trust Preferred Securities or Junior Subordinated Debentures within the Depositary system must be made by or through Direct Participants, which will receive a credit for the Trust Preferred Securities or Junior Subordinated Debentures on the Depositary's records. The ownership interest of each actual

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

purchaser of each Trust Preferred Securities and each Subordinated Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Trust Preferred Securities or Junior Subordinated Debentures. Transfers of ownership interests in the Trust Preferred Securities or Junior Subordinated Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Trust Preferred Securities or Junior Subordinated Debentures, except in the event that use of the book-entry system for the Junior Subordinated Debentures is discontinued.

     The Depositary has no knowledge of the actual Beneficial Owners of the Trust Preferred Securities or Junior Subordinated Debentures; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. as the registered holder of the Trust Preferred Securities or Junior Subordinated Debentures. If less than all of the Trust Preferred Securities or the Junior Subordinated Debentures are being redeemed, the Depositary will determine by lot or pro rata the amount of the Trust Preferred Securities of each Direct Participant to be redeemed.

     Although voting with respect to the Trust Preferred Securities or the Junior Subordinated Debentures is limited to the holders of record of the Trust Preferred Securities or Junior Subordinated Debentures, as applicable, in those instances in which a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Trust Preferred Securities or Junior Subordinated Debentures. Under its usual procedures, the Depositary would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distribution payments on the Trust Preferred Securities or the Junior Subordinated Debentures will be made by the relevant Trustee to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of the Depositary, the relevant Trustee, CFAC Capital or Central, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to the Depositary is the responsibility of the relevant Trustee, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     The Depositary may discontinue providing its services as securities depositary with respect to any of the Trust Preferred Securities or the Junior Subordinated Debentures at any time by giving reasonable notice to the relevant Trustee and Central. In the event that a successor securities depositary is not obtained, definitive Trust Preferred Securities or Subordinated Debenture certificates representing such Trust Preferred Securities or Junior Subordinated Debentures are required to be printed and delivered. Central, at its option, may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Trust Preferred Securities or aggregate principal amount of Junior Subordinated Debentures may determine to discontinue the system of book-entry transfers through the Depositary. In any such event, definitive certificates for such Trust Preferred Securities or Junior Subordinated Debentures will be printed and delivered.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that CFAC Capital and Central believe to be accurate, but CFAC Capital and Central assume no responsibility for the accuracy thereof. Neither CFAC Capital nor Central has any responsibility for the performance by the Depositary or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                            DESCRIPTION OF GUARANTEE

     The Guarantee Agreement will be executed and delivered by Central concurrently with the issuance of the Trust Preferred Securities for the benefit of the holders of the Trust Preferred Securities. Wilmington Trust Company will act as Guarantee Trustee under the Guarantee Agreement for the purposes of compliance with the Trust Indenture Act, and the Guarantee will be qualified as an Indenture under the Trust Indenture Act. The following summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities.

GENERAL

     The Guarantee will be an irrevocable guarantee on a subordinated basis of CFAC Capital's obligations under the Trust Preferred Securities, but will apply only to the extent that CFAC Capital has funds sufficient to make such payments, and is not a guarantee of collection.

     Central will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that CFAC Capital may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of CFAC Capital (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that CFAC Capital has funds on hand available therefor at such time, (ii) the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that CFAC Capital has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of CFAC Capital (unless the Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the Liquidation Distribution and
(b) the amount of assets of CFAC Capital remaining available for distribution to holders of Trust Preferred Securities after satisfaction of liabilities to creditors of CFAC Capital as required by applicable law. Central's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Central to the holders of the Trust Preferred Securities or by causing CFAC Capital to pay such amounts to such holders.


     If Central does not make interest payments on the Junior Subordinated Debentures held by CFAC Capital, CFAC Capital will not be able to pay Distributions on the Trust Preferred Securities and will not have funds legally available therefor. The Guarantee will constitute unsecured obligations of Central and will rank subordinate and junior in right of payment to all Senior and Subordinated Debt of Central. See "-- Status of the Guarantee" below. Central has a Line of Credit that provides for borrowings by Central of up to $100 million, subject to an allowable borrowing base. As a result of the funds which would be made available to the Company upon completion of this offering, the Company does not anticipate that it will have and immediate need for a $100.00 million credit facility. Concurrent with the consummation of this offering, there will be a reduction in the maximum amount committed by the lender to be available for borrowing under the Line of Credit from $100.0 million to between $30.0 million to $43.0 million. Concurrent with the consummation of the offering and such reduction in the maximum amount available for borrowing under the

Line of Credit, Wells Fargo Bank, N.A. will be paid off in full and Union Bank of California, N.A. may be paid off in full and, to the extent paid off, will no longer participate as a lender under the Line of Credit. Both Wells Fargo bank, N.A. and Union Bank of California, either directly or through an affiliate, have an indirect ownership interest in Central. Since the Line of Credit requires Central to pay the lenders fees for the unused portion available under the Line of Credit, the reduction in the lenders' commitment will reduce the amount of fees payable by Central. If the offering is not consummated, the Line of Credit will remain in place with all of the current lenders. Borrowings under the Line of Credit are guaranteed by all of the significant domestic subsidiaries of the Company and are secured by substantially all of the assets, including the receivables, of the Company and a pledge by Central of the stock of all of its significant subsidiaries. All borrowings under the Line of Credit are Senior and Subordinated Debt. In addition, because Central is a holding company, substantially all of Central's assets consist of the capital stock of its subsidiaries. The right of Central to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent Central may itself be recognized as a creditor of that subsidiary. Accordingly, Central's obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of Central's subsidiaries, and claimants should look only to the assets of Central for payments thereunder. Except as otherwise described herein, the Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of Central, including Senior and Subordinated Debt whether under the Indenture, any other indenture that Central may enter into in the future, or otherwise.


     Central has, through the Guarantee, the Guarantee Agreement, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of CFAC Capital's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of CFAC Capital's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of Central and will rank subordinate and junior in right of payment to all Senior and Subordinated Debt in the same manner as the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Subordination."

     The Guarantee will constitute a guarantee of payment and not of collection. For example, the guaranteed party may institute a legal proceeding directly against Central to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantee will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by CFAC Capital or upon distribution to the holders of the Trust Preferred Securities of the Junior Subordinated Debentures to the holders of the Trust Preferred Securities. The Guarantee does not place a limitation on the amount of additional Senior and Subordinated Debt that may be incurred by Central. Central expects from time to time to incur additional indebtedness constituting Senior and Subordinated Debt.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantee Agreement may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Trust Preferred Securities. See "Description of the Trust Preferred Securities -- Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of Central and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

EVENTS OF DEFAULT

     An event of default under the Guarantee Agreement will occur upon the failure of Central to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against Central to enforce its rights under the Guarantee without first instituting a legal proceeding against CFAC Capital, the Guarantee Trustee or any other person or entity.

     Central, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not Central is in compliance with all the conditions and covenants applicable to it under the Guarantee Agreement.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, other than during the occurrence and continuance of a default by Central in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee Agreement and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee Agreement at the request of any holder of the Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect upon the earliest of (i) full payment of the Redemption Price of the Trust Preferred Securities, (ii) full payment of the amounts payable or (iii) liquidation of CFAC Capital or upon distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee.

GOVERNING LAW

     The Guarantee Agreement will be governed by and construed in accordance with the laws of the State of California.

                               EXPENSE AGREEMENT

     Pursuant to the Expense Agreement entered into by Central under the Trust Agreement, Central will irrevocably and unconditionally guarantee to each person or entity to whom CFAC Capital becomes indebted or liable, the full payment of any costs, expenses or liabilities of CFAC Capital, other than obligations of CFAC Capital to pay to the holders of the Trust Preferred Securities or other similar interests in CFAC Capital of the amounts due such holders pursuant to the terms of the Trust Preferred Securities or such other similar interests, as the case may be.

             RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE
                JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payments of Distributions and other amounts due on the Trust Preferred Securities (to the extent CFAC Capital has funds available for the payment of such Distributions) are irrevocably guaranteed by Central as and to the extent set forth under "Description of Guarantee." Taken together, Central's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, the Guarantee Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of those documents that has the effect of providing a full, irrevocable and unconditional guarantee of CFAC Capital's obligations under the Trust Preferred Securities. If and to the extent that Central does not make payments on the Junior Subordinated Debentures, CFAC Capital will not pay Distributions or other amounts due on the Trust Preferred Securities. The Guarantee does not cover payment of Distributions when CFAC Capital does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against Central for enforcement of payment of such Distributions to such holder. The obligations of Central under the Guarantee are subordinate and junior in right of payment to all Senior and Subordinated Debt.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Trust Preferred Securities, primarily because: (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate Liquidation Amount of the Trust Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Trust Preferred Securities; (iii) Central shall pay for all and any costs, expenses and liabilities of CFAC Capital except CFAC Capital's obligations to holders of Trust Preferred Securities; and (iv) the Trust Agreement further provides that CFAC Capital will not engage in any activity that is not consistent with its limited purposes.

     Notwithstanding anything to the contrary in the Indenture, Central has the right to set-off any payment it is otherwise required to make thereunder with and to the extent Central has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF THE TRUST PREFERRED SECURITIES UNDER THE GUARANTEE

     A holder of Trust Preferred Securities may institute a legal proceeding directly against Central to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, CFAC Capital or any other person or entity.

     A default or event of default under any Senior and Subordinated Debt would not constitute a default or Event of Default. However, in the event of payment defaults under, or acceleration of, Senior and Subordinated Debt, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior and Subordinated Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Junior Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF CFAC CAPITAL

     The Trust Preferred Securities evidence a beneficial interest in CFAC Capital, and CFAC Capital exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of the Trust Preferred Securities and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from Central the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of the Trust Preferred Securities is entitled to receive Distributions from CFAC Capital (or from Central under the Guarantee) if and to the extent CFAC Capital has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

     Upon any voluntary or involuntary termination, winding-up or liquidation of CFAC Capital involving the liquidation of the Junior Subordinated Debentures, the holders of Trust Preferred Securities will be entitled to receive, out of assets held by CFAC Capital, the Liquidation Distribution in cash. See "Description of the Trust Preferred Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of Central, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of Central, subordinated in right of payment to all Senior and Subordinated Debt as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of Central receive payments or distributions. Since Central is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of CFAC Capital (other than CFAC Capital's obligations to the holders of its Trust Preferred Securities), the positions of a holder of the Trust Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of Central in the event of liquidation or bankruptcy of Central are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Manatt, Phelps & Phillips, LLP, counsel to the Company ("Counsel"), the following summary accurately describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of Trust Preferred Securities. Unless otherwise stated, this summary deals only with Trust Preferred Securities held as capital assets by United States Persons (defined below) who purchase the Trust Preferred Securities upon original issuance at their original offering price. As used herein, a "United States Person" means a person that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust the income of which is subject to United States federal income taxation regardless of its source; provided, however, that for taxable years beginning after December 31, 1996 (or, if a trustee so elects, for taxable years ending after August 20, 1996), a "United States Person" shall include any trust if a court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The tax treatment of holders may vary depending on their particular situation. This summary does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or foreign investors. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Trust Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

     The following discussion does not discuss the tax consequences that might be relevant to persons that are not United States Persons ("non-United States Persons"). Non-United States Persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of Trust Preferred Securities.

     The authorities on which this summary is based are subject to various interpretations and the opinions of Counsel are not binding on the Internal Revenue Service ("Service") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the Service with respect to the transactions described herein. Accordingly, there can be no assurance that the Service will not challenge the opinions expressed herein or that a court would not sustain such a challenge. Nevertheless, Counsel has advised that it is of the view that, if challenged, the opinions expressed herein more likely than not would be sustained by a court with jurisdiction in a properly presented case.

     Holders should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Trust Preferred Securities, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in United States federal or other tax laws. For a discussion of the possible redemption of the Trust Preferred Securities upon the occurrence of certain tax events, see "Description of the Trust Preferred Securities -- Redemption."

CLASSIFICATION OF CFAC CAPITAL

     In connection with the issuance of the Trust Preferred Securities, Counsel is of the opinion that, under current law and assuming compliance with the terms of the Trust Agreement, and based on certain facts and assumptions contained in such opinion, CFAC Capital will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of the Trust Preferred Securities (a "Securityholder") will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Accordingly, each Securityholder will be required to include in its gross income its pro rata share of the interest income or original issue discount that is paid or accrued on the Junior Subordinated Debentures. See "-- Interest Income and Original Issue Discount" herein. No amount included in income with respect to the Trust Preferred Securities will be eligible for the dividends received deduction. However, if the Service asserted successfully that CFAC Capital is not a grantor trust, CFAC Capital could become taxed like a corporation and a Tax Event could occur. The Securityholders would be taxed like corporate shareholders in that event.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

     It is Counsel's opinion that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Trust Preferred Security, each holder covenants to treat the Junior Subordinated Debentures as indebtedness and the Trust Preferred Securities as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company. See "Risk
Factors -- Possible Tax Law Changes Affecting the Trust Preferred Securities."

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Except as set forth below, stated interest on the Junior Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with such Securityholder's regular method of tax accounting.

     Central believes that, under the applicable Treasury regulations, the likelihood, as of the date of issuance of the Junior Subordinated Debentures, that Central will exercise its option to defer payments of interest is a remote or incidental contingency and, therefore, Central will take the position that the Junior Subordinated Debentures will not be considered to have been issued with "original issue discount" ("OID") within the meaning of Section 1273(a) of the Code. If, however, Central exercises its right to defer payments of interest on the Junior Subordinated Debentures, the Junior Subordinated Debentures will become OID instruments at such time and all Securityholders will be required to accrue the stated interest on the Junior Subordinated Debentures on a daily basis during the Extension Period, even though Central will not pay such interest until the end of the Extension Period, and even though some Securityholders may use the cash method of tax accounting. Moreover, thereafter the Junior Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the Extension Period, all Securityholders would be required to continue to include the stated interest on the Junior Subordinated Debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, a Securityholder would accrue an amount of interest income each year that approximates the stated interest payments called for under the Junior Subordinated Debentures, and actual cash payments of interest on the Junior Subordinated Debentures would not be reported separately as taxable income.

     The Treasury regulations described above have not yet been addressed in any definitive interpretations by the Service, and it is possible that the Service could take a contrary position. If the Service were to assert successfully that the likelihood that Central will exercise its deferral option is not a remote or incidental contingency as of the issue date and, therefore, that the stated interest on the Junior Subordinated Debentures was OID regardless of whether Central exercises its right to defer payments of interest on such debentures, all Securityholders would be required to include such stated interest in income on a daily economic accrual basis as described above.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF TRUST PREFERRED SECURITIES

     Under current law, a distribution by CFAC Capital of the Junior Subordinated Debentures as described under the caption "Description of the Trust Preferred Securities -- Liquidation Distribution Upon Dissolution" will be non-taxable and will result in the Securityholder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through CFAC Capital, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Trust Preferred Securities before such distribution. If, however, the liquidation of CFAC Capital were to occur because CFAC Capital is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures as a result of a Tax Event or otherwise, the distribution of Junior Subordinated Debentures to Securityholders by CFAC Capital could be a taxable event to CFAC Capital and each Securityholder, and a Securityholder would recognize gain or loss as if the Securityholder had exchanged its Trust Preferred Securities for the Junior Subordinated Debentures it received upon the liquidation of CFAC Capital. A Securityholder would recognize interest income in respect of Junior Subordinated Debentures received from CFAC Capital in the manner described above under "-- Interest Income and Original Issue Discount" herein.

SALES OR REDEMPTION OF TRUST PREFERRED SECURITIES

     Gain or loss will be recognized by a Securityholder on a sale of Trust Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose, will exclude amounts attributable to accrued interest or OID not previously included in income) and the Securityholder's adjusted tax basis in the Trust Preferred Securities sold or so redeemed. Gain or loss recognized by a Securityholder on Trust Preferred Securities held for more than one year will generally be taxable as long-term capital gain or loss. Under recent tax legislation, the maximum federal income tax rate applicable to net long term capital gains will depend upon whether the capital asset sold or exchanged had a holding period in excess of one year or a holding period in excess of 18 months. Amounts attributable to accrued interest with respect to a Securityholder's pro rata share of the Junior Subordinated Debentures not previously included in income will be taxable as ordinary income.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     The amount of OID accrued on the Trust Preferred Securities held of record by United States Persons (other than corporations and other exempt Securityholders), if any, will be reported to the Service. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the Service.

POSSIBLE TAX LAW CHANGES AFFECTING THE TRUST PREFERRED SECURITIES

     There can be no assurance that future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Junior Subordinated Debentures. Such a change could give rise to a Tax Event, which may permit Central to cause a redemption of the Trust Preferred Securities. See

"Description of the Trust Preferred Securities -- Redemption" and "Description of Junior Subordinated Debentures -- Redemption."

                              ERISA CONSIDERATIONS

GENERAL

     A fiduciary of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the Trust Preferred Securities. Such fiduciary should consider whether the investment satisfies ERISA's diversification and prudence requirements, whether the investment constitutes unauthorized delegation of fiduciary authority and whether the investment is in accordance with the documents and instruments governing the plan. In addition, ERISA and the Code prohibit a wide range of transactions ("Prohibited Transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code or any entity in which such plan invests whose assets are deemed "plan assets" (hereinafter an "ERISA Plan") and persons who have certain specified relationships to the ERISA Plan ("parties in interest," within the meaning of ERISA, and "disqualified persons," within the meaning of the Code). Such transactions may require "correction" and may cause the ERISA Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

     Governmental plans and certain church plans (each as defined under ERISA) are not subject to the Prohibited Transaction rules. Such plans may, however, be subject to federal, state or local laws or regulations which may affect their investment in the Trust Preferred Securities. Any fiduciary of such a governmental or church plan considering an investment in the Trust Preferred Securities should determine the need for, and the availability, if necessary, of any exemptive relief under such laws or regulations.

TRUST ASSETS AS "PLAN ASSETS"

     The Department of Labor has issued final regulations (the "Labor Regulations") as to what constitutes assets of an employee benefit plan ("plan asset") under ERISA. The Labor Regulations provide that, as a general rule, when an ERISA Plan acquires an equity interest in an entity and such interest does not represent a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an operating company or that equity participation in the entity by "benefit plan investors" is not "significant." For purposes of the Labor Regulations, CFAC Capital will be neither an investment company nor an operating company.

     Under the Labor Regulations, equity participation by benefit plan investors will not be considered "significant" on any date only if, immediately after the most recent acquisition of Trust Preferred Securities, the aggregate interest in the Trust Preferred Securities held by benefit plan investors will be less than 25% of the aggregate outstanding principal amount of the Trust Preferred Securities. Although it is possible that the equity participation by benefit plan investors on any date will not be "significant" for purposes of the Labor Regulations, such result cannot be assured. Consequently, if ERISA Plans or investors using plan assets of ERISA Plans purchase the Trust Preferred Securities, CFAC Capital's assets could be deemed to be "plan assets" of such ERISA Plans for purposes of the fiduciary responsibility provisions of ERISA and the Code. Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of an ERISA Plan is considered to be a fiduciary of such ERISA Plan. For example, the Property Trustee could therefore become a fiduciary of the ERISA Plans that invest in the Trust Preferred Securities and be subject to the general fiduciary requirements of ERISA in exercising its authority with respect to the management of the assets of CFAC Capital. However, the Property Trustee will have only limited discretionary authority with respect to CFAC Capital assets and the remaining functions and responsibilities performed by the Property Trustee will be for the most part custodial and ministerial in nature.

PROHIBITED TRANSACTIONS

     Central may be a party in interest or a disqualified person with respect to an ERISA Plan investing in the Trust Preferred Securities or acquiring Junior Subordinated Debentures, and therefore, such investment by an ERISA Plan may give rise to a Prohibited Transaction in the form of a direct or indirect extension of credit by the investing ERISA Plan to the Company. Consequently, before investing in the Trust Preferred Securities or acquiring Junior Subordinated Debentures, any person who is, or who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the Prohibited Transaction rules discussed below or otherwise available is applicable to such investment in the Trust Preferred Securities or acquisition of Junior Subordinated Debentures, or that such investment in, or acquisition of, such securities will not result in a Prohibited Transaction.

     The statutory or administrative exemptions from the Prohibited Transaction rules under ERISA and the Code which may be available to an ERISA Plan which is investing in the Trust Preferred Securities include: Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding transactions effected by qualified professional asset managers; PTCE 96-23, regarding transactions effected by in-house asset managers; and PTCE 95-60, regarding investments by insurance company general accounts (collectively referred to as the "ERISA Investor Exemptions").

     Notwithstanding the foregoing, Trust Preferred Securities may not be acquired by any person who is, or who in acquiring such Trust Preferred Securities is using the assets of, an ERISA Plan unless one of the ERISA Investor Exemptions or another applicable exemption is available to the ERISA Plan. The acquisition of the Trust Preferred Securities by any person who is, or who in acquiring such Trust Preferred Securities is using the assets of, an ERISA Plan shall be deemed to constitute a representation by such person to the Trust that such person is eligible for exemptive relief available pursuant to either the ERISA Investor Exemptions or another applicable exemption with respect to the acquisition and holding of such Trust Preferred Securities.

     THE DISCUSSION HEREIN OF ERISA IS GENERAL IN NATURE AND IS NOT INTENDED TO BE ALL INCLUSIVE. ANY FIDUCIARY OF AN ERISA PLAN, GOVERNMENTAL PLAN OR CHURCH PLAN CONSIDERING AN INVESTMENT IN THE TRUST PREFERRED SECURITIES SHOULD CONSULT WITH ITS LEGAL ADVISORS REGARDING THE CONSEQUENCES OF SUCH INVESTMENT.

                                  UNDERWRITING

     The Underwriters named below, represented by Sutro & Co. Incorporated (the "Representative"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, to purchase from CFAC Capital the number of Trust Preferred Securities set forth opposite their respective names below. The several Underwriters have agreed in the Underwriting Agreement, subject to the terms and conditions set forth therein, to purchase all the Trust Preferred Securities offered hereby if any of the Trust Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


                                                                        NUMBER OF TRUST
        UNDERWRITER                                                   PREFERRED SECURITIES
        ------------------------------------------------------------  --------------------
        Sutro & Co. Incorporated....................................
                                                                            ---------
                  Total.............................................        2,100,000
                                                                            =========


     The Representative has advised Central and CFAC Capital that it proposes initially to offer the Trust Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain
dealers at such price less a concession not in excess of $          per Trust
Preferred Security. The Underwriters may allow, and such dealers may reallow, a
discount not in excess of $           per Trust Preferred Security to certain
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     In view of the fact that the proceeds of the sale of the Trust Preferred Securities will be used to purchase the Junior Subordinated Debentures of Central, the Underwriting Agreement provides that Central will pay as compensation to the Underwriters arranging the investment therein of such
proceeds, an amount in immediately available funds of $          per Trust
Preferred Security (or $          in the aggregate) for the accounts of the
Underwriters.


     CFAC Capital has granted the Underwriters an option to purchase up to an additional 315,000 Trust Preferred Securities at the public offering price Such option, which expires 30 days from the date of this Prospectus, may be exercised solely to cover over-allotments.


     To the extent that the Underwriter exercises its option to purchase additional Trust Preferred Securities, CFAC Capital will issue and sell to Central additional Common Securities in such aggregate Liquidation Amount as is required for Central to continue to hold Common Securities in an aggregate Liquidation Amount equal to at least 3% of the total capital of CFAC Capital and Central will issue and sell to CFAC Capital Junior Subordinated Debentures in an aggregate principal amount equal to the total aggregate Liquidation Amount of the additional Trust Preferred Securities being purchased pursuant to the option and the additional Common Securities.

     In connection with the offering of the Trust Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Trust Preferred Securities. Such transactions may include over-allotment transactions in which the Underwriters create a short position for their own account by selling more Trust Preferred Securities than it is committed to purchase from CFAC Capital. In such case, to cover all or part of the short position, the Underwriters may exercise the over-allotment option described above or may purchase Trust Preferred Securities in the open market following completion of the initial offering of the Trust Preferred Securities. The Underwriters may also engage in stabilizing transactions in which they bid for, and purchase, shares of the Trust Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Trust Preferred Securities. The Underwriters also may reclaim any selling concession allowed to an Underwriter or dealer if the Underwriters repurchase shares distributed by that Underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the Trust Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Trust Preferred Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

     During a period of 180 days from the date of this Prospectus, neither CFAC Capital nor the Company will, subject to certain exceptions, without the prior written consent of the Representative, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Trust Preferred Securities, any security convertible into or exchangeable into or exercisable for Trust Preferred Securities or Junior Subordinated Debentures or any debt securities substantially similar to the Junior Subordinated Debentures or equity securities substantially similar to the Trust Preferred Securities (except for Junior Subordinated Debentures and the Trust Preferred Securities offered hereby).

     Because the National Association of Securities Dealer, Inc. ("NASD") is expected to view the Trust Preferred Securities as interests in a direct participation program, the offering of the Trust Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

     The Trust Preferred Securities are a new issue of securities with no established trading market. Application has been made to list the Trust Preferred Securities on the Nasdaq National Market. The Underwriters have advised Central and CFAC Capital that they presently intend to make a market in the Trust Preferred Securities after the commencement of trading on the Nasdaq National Market, but no assurances can be made as to the liquidity of such Trust Preferred Securities or that an active and liquid trading market will develop or, if developed, that it will continue. The offering price and distribution rate have been determined by negotiations among representatives of Central and the Representative, and the offering price of the Trust Preferred Securities may not be indicative of the market price following the offering. The Underwriters will have no obligation to make a market in the Trust Preferred Securities, however, and may cease market-making activities, if commenced, at any time.

     Central and CFAC Capital have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the Trust Preferred Securities, the enforceability of the Trust Agreement and the formation of CFAC Capital will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special counsel to Central and CFAC Capital. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Company by Manatt, Phelps & Phillips, LLP, Los Angeles, California, counsel to the Company. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Stroock & Stroock & Lavan LLP. Manatt, Phelps & Phillips, LLP and Stroock & Stroock & Lavan LLP will rely on the opinions of Richards, Layton & Finger, P.A. as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Manatt, Phelps & Phillips, LLP.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1996 and for the year ended December 31, 1996 included in this Prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements as of December 31, 1995 and the years ended December 31, 1994 and 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     Central has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the offering of the securities offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

     Central is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Central can be inspected and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a Web site (http://www.sec.gov) at which reports, proxy and information statements and other information regarding Central may be accessed. In addition, such reports, proxy statements and other information can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     No separate financial statements of CFAC Capital have been included herein. Central and CFAC Capital do not consider that such financial statements would be material to holders of the Trust Preferred Securities because CFAC Capital is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures of Central and issuing the Trust Securities. See "CFAC Capital," "Description of Trust Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee."

                    CENTRAL FINANCIAL ACCEPTANCE CORPORATION
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                      PAGE
                                                                                      -----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS............................................    F-2
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS............................................    F-3
CONSOLIDATED FINANCIAL STATEMENTS:
  ANNUAL CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheets at December 31, 1995 and 1996.........................    F-4
  Consolidated Statements of Income for the Years Ended December 31, 1994, 1995 and
     1996...........................................................................    F-5
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
     1994, 1995 and 1996............................................................    F-6
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1995
     and 1996.......................................................................    F-7
  Notes to Consolidated Financial Statements........................................    F-8
  INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  Condensed Consolidated Balance Sheets at December 31, 1996 and June 30, 1997......   F-19
  Condensed Consolidated Statements of Operations for the Six Months Ended June 30,
     1996 and 1997..................................................................   F-20
  Condensed Consolidated Statement of Cash Flow for the Six Months Ended June 30,
     1996 and 1997..................................................................   F-21
  Notes to Consolidated Financial Statements........................................   F-22

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Central Financial Acceptance
Corporation:

     We have audited the accompanying consolidated balance sheet of Central Financial Acceptance Corporation, a Delaware corporation, and subsidiaries (the "Company") as of December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP
                                          ARTHUR ANDERSEN LLP

Los Angeles, California
February 19, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Central Financial Acceptance Corporation
Los Angeles, California:

We have audited the accompanying consolidated balance sheet of Central Financial Acceptance Corporation and subsidiaries (the "Company") as of December 31, 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Central Financial Acceptance Corporation and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Los Angeles, California
April 12, 1996 (June 25, 1996 as to the effects
of the reorganization described in Note 1)

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                      1996             1995
                                                                  ------------     ------------
Cash............................................................  $  5,848,000     $     57,000
Finance receivables, net........................................   120,391,000       94,674,000
Prepaid expenses and other current assets.......................     3,962,000          200,000
Net assets of discontinued operation............................            --        1,033,000
Deferred income taxes...........................................     3,536,000        2,307,000
Property and equipment, net.....................................     3,425,000        2,060,000
Intangible assets, net..........................................     8,725,000        1,399,000
                                                                  ------------     ------------
          Total.................................................  $145,887,000     $101,730,000
                                                                  ============     ============

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable...................................................  $ 74,024,000     $ 63,967,000
Accrued expenses and other current liabilities..................     8,708,000        1,688,000
Income taxes payable............................................       952,000        1,593,000
Long term debt..................................................       850,000          850,000
                                                                  ------------     ------------
          Total liabilities.....................................    84,534,000       68,098,000
                                                                  ------------     ------------
Commitments and Contingencies
Stockholders' Equity:
  Preferred stock, $.01 par value, 5,000,000 shares authorized;
     no shares outstanding......................................            --               --
  Common stock, $.01 par value, 20,000,000 shares authorized;
     7,277,000 and 5,150,000 shares issued and outstanding,
     respectively...............................................        73,000           52,000
  Paid in capital...............................................    47,903,000       26,082,000
  Retained earnings.............................................    13,377,000        7,498,000
                                                                  ------------     ------------
     Total stockholders' equity.................................    61,353,000       33,632,000
                                                                  ------------     ------------
          Total.................................................  $145,887,000     $101,730,000
                                                                  ============     ============

      The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                               YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1996            1995            1994
                                                      -----------     -----------     -----------
Revenues:
  Interest income
     Consumer product portfolio.....................  $12,850,000     $12,508,000     $11,787,000
     Small loan portfolio...........................    9,686,000       5,095,000       1,057,000
     Automobile finance portfolio...................    1,548,000         240,000               0
     Other..........................................    1,691,000         176,000               0
                                                      -----------     -----------     -----------
          Total interest income.....................   25,775,000      18,019,000      12,844,000
  Travel services...................................    2,449,000         371,000               0
  Transaction fees from affiliate...................      965,000         916,000         857,000
  Other income......................................    7,238,000       2,857,000       1,868,000
                                                      -----------     -----------     -----------
          Total revenues............................   36,427,000      22,163,000      15,569,000
                                                      -----------     -----------     -----------

Costs and expenses:
  Operating expenses................................   12,676,000       7,288,000       5,170,000
  Provision for credit losses.......................    9,105,000       5,449,000       3,923,000
  Interest expense..................................    4,697,000       4,278,000       2,801,000
                                                      -----------     -----------     -----------
          Total costs and expenses..................   26,478,000      17,015,000      11,894,000
                                                      -----------     -----------     -----------
Income before taxes and discontinued operations.....    9,949,000       5,148,000       3,675,000
Income tax expense..................................    3,979,000       2,079,000       1,493,000
                                                      -----------     -----------     -----------
Income from continuing operations...................    5,970,000       3,069,000       2,182,000
Discontinued operations net income (loss)...........      (91,000)         50,000               0
                                                      -----------     -----------     -----------
Net income..........................................  $ 5,879,000     $ 3,119,000     $ 2,182,000
                                                      ===========     ===========     ===========

Per share data: (Note 3)
  Earnings per share from continuing operations.....  $      0.96     $      0.60     $      0.42
  Earnings (loss) per share discontinued
     operations.....................................        (0.01)           0.01            0.00
                                                      -----------     -----------     -----------
  Net income per share..............................  $      0.95     $      0.61     $      0.42
                                                      ===========     ===========     ===========
  Weighted average common shares outstanding........    6,213,500       5,150,000       5,150,000
                                                      ===========     ===========     ===========
  Supplementary net income per share (unaudited)....  $      0.88     $      0.58     $      0.43
                                                      ===========     ===========     ===========
  Supplementary weighted average number of common
     shares outstanding (unaudited).................    7,277,000       7,277,000       7,277,000
                                                      ===========     ===========     ===========

      The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          COMMON STOCK
                                       -------------------     PAID IN      RETAINED
                                        SHARES     AMOUNT      CAPITAL      EARNINGS        TOTAL
                                       ---------   -------   -----------   -----------   -----------
Balance, January 1, 1994.............  5,150,000   $52,000   $17,916,000   $ 2,197,000   $20,165,000
  Net income.........................                                        2,182,000     2,182,000
  Capital contribution...............                          1,604,000                   1,604,000
                                       ---------   --------  -----------   -----------   -----------
Balance, December 31, 1994...........  5,150,000    52,000    19,520,000     4,379,000    23,951,000
  Net income.........................                                        3,119,000     3,119,000
  Capital contribution...............                          6,562,000                   6,562,000
                                       ---------   --------  -----------   -----------   -----------
Balance, December 31, 1995...........  5,150,000    52,000    26,082,000     7,498,000    33,632,000
  Net income.........................                                        5,879,000     5,879,000
  Capital withdrawal.................                           (615,000)                   (615,000)
  Net proceeds from public
     offering........................  2,127,000    21,000    22,436,000                  22,457,000
                                       ---------   --------  -----------   -----------   -----------
Balance, December 31, 1996...........  7,277,000   $73,000   $47,903,000   $13,377,000   $61,353,000
                                       =========   ========  ===========   ===========   ===========

      The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------------
                                                       1996             1995             1994
                                                   ------------     ------------     ------------
Cash flows from operating activities:
  Net income.....................................  $  5,879,000     $  3,119,000     $  2,182,000
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization..................       224,000          386,000          264,000
  Provision for credit losses....................     9,105,000        5,449,000        3,923,000
  Deferred income taxes..........................    (1,229,000)        (663,000)        (281,000)
Changes in assets and liabilities:
  Prepaid expenses and other current assets......    (3,762,000)        (166,000)         131,000
  Net assets of discontinued operations..........     1,033,000       (1,033,000)               0
  Accrued expenses and other current liabilities
     and income taxes payable....................     6,379,000        2,135,000          521,000
                                                    -----------      -----------      -----------
     Net cash provided by operating activities...    17,629,000        9,227,000        6,740,000
                                                    -----------      -----------      -----------
Cash flows from investing activities:
  Installment contracts (originated and acquired)
     collected, net..............................   (34,822,000)     (29,795,000)     (20,833,000)
  Capital expenditures...........................    (1,492,000)      (2,124,000)          (7,000)
  Acquisitions...................................    (7,423,000)               0                0
                                                    -----------      -----------      -----------
     Net cash used in investing activities.......   (43,737,000)     (31,919,000)     (20,840,000)
                                                    -----------      -----------      -----------
Cash flows from financing activities:
  Capital contribution (withdrawal)..............      (615,000)       6,562,000        1,604,000
  Net proceeds from public offering..............    22,457,000                0                0
  Proceeds from long-term debt...................             0          850,000                0
  Net proceeds from notes payable................    10,057,000       15,122,000       12,195,000
                                                    -----------      -----------      -----------
     Net cash provided by financing activities...    31,899,000       22,534,000       13,799,000
                                                    -----------      -----------      -----------
Net increase (decrease) in cash..................     5,791,000         (158,000)        (301,000)
Cash, beginning of year..........................        57,000          215,000          516,000
                                                    -----------      -----------      -----------
Cash, end of year................................  $  5,848,000     $     57,000     $    215,000
                                                    ===========      ===========      ===========
Cash paid during the year for:
  Interest.......................................  $  4,531,000     $  4,250,000     $  2,772,000
                                                    ===========      ===========      ===========
  Income taxes...................................  $  5,909,000     $  1,675,000     $  1,549,000
                                                    ===========      ===========      ===========

      The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. BASIS OF PRESENTATION AND NATURE OF OPERATIONS

     Basis of Presentation -- Central Financial Acceptance Corporation ("CFAC") was formed in April 1996 and was a wholly owned subsidiary of Banner's Central Electric, Inc ("Banner"). Banner's Central Electric, Inc. is wholly owned by Banner Holdings, Inc. ("Holdings") and is a consumer products retailer that provides its customers with financing for the merchandise it sells. On June 24 1996, CFAC, Banner's Central Electric, Inc. and Holdings entered into an agreement (the "Reorganization Agreement") whereby Holdings contributed to Banner its investments in certain wholly owned subsidiaries, along with the subsidiaries' operations, (the "Holding Subsidiaries") and Banner's Central Electric, Inc. contributed to CFAC its investments in the Holdings Subsidiaries and the finance portion of its consumer products business, and cash in such amount so as to leave CFAC with $500,000 of cash on hand. Pursuant to the Reorganization Agreement, the intercompany accounts between CFAC, Banner's Central Electric, Inc. and Holdings that arose as a result of the Reorganization Agreement and from other transactions, except with respect to income taxes, were forgiven and reclassified as stockholders' equity.

     In addition to the Reorganization Agreement, CFAC, Banner's Central Electric, Inc. and Holdings entered into certain agreements for the purpose of defining the ongoing relationships among them (see Note 11). The transactions and agreements entered into pursuant to the Reorganization Agreement are referred to herein as the "Reorganization." Management of CFAC believes that such agreements provide for reasonable allocations of costs between the parties.

     The reorganization was accounted for at historical cost in a manner similar to a pooling of interests. The accompanying consolidated financial statements reflect the combined historical operations of CFAC and its subsidiaries as if the Reorganization had taken place at the beginning of the periods presented, except for the contribution of cash in such amount so as to leave CFAC with $500,000 upon the Reorganization.

     On July 2, 1996, CFAC consummated its initial public offering when it sold
2.127 million shares of common stock, which resulted in net proceeds to the Company of $22.5 million.

     On August 1, 1996, the business of Central Auto Sales, Inc., (a wholly owned subsidiary of CFAC) was sold to CFAC's parent company for net book value. The consolidated financial statements have been restated to reflect this business as a discontinued operation.

     Nature of Operations -- The Company (i) purchases and services consumer finance receivables generated by the Company's customers for purchases of high quality brand name consumer products, appliances and furniture sold by Banner, and by independent retailers; (ii) provides financing for purchases of used automobiles sold by Banner; (iii) provides small loans to its customers; (iv) originates and services consumer finance receivables generated by the Company's customers for purchases of airline tickets sold by the Company; and (v) provides insurance products and insurance premium financing to its customers. The majority of the Company's business is focused in Southern California, and the Company experiences the highest demand for its financial products and services between October and December.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

     Principles of Consolidation -- The accompanying consolidated financial statements include the accounts of Central Financial Acceptance Corporation and its wholly owned subsidiaries, Central Installment Credit Corporation, Central Consumer Finance Company, Centravel, Inc., Central Financial Acceptance/Insurance Agency, Central Premium Finance Company, Central International, Ltd. and BCE Properties, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

     Finance Receivables -- Central's finance receivables include installment contracts that are purchased from Banner (referred to herein as the "Consumer Product Portfolio"), receivables that arise from unsecured, small loans (referred to herein as the "Small Loan Portfolio"), installment contracts that are originated when

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES customers buy used cars and travel tickets (referred to herein as the "Automobile Finance Portfolio" and the "Travel Finance Portfolio," respectively), and installment contracts purchased from unaffiliated third party retailers that sell products or services and receivables that arise from automobile insurance premium contracts (referred to herein as the "Other Portfolio.") Add-on interest of 11% to 13% per annum is included in the face amount of the finance receivables together with administrative fees that are charged on certain small loan contracts. The annual percentage rate varies depending on the length of the contract and the amount of administrative fees. The contracts provide for scheduled monthly payments and mature generally from 1 to 24 months in the Consumer Product Finance Portfolio and the Other Portfolio, which includes the independent retailers, from 1 to 12 months in the Small Loan and Travel Finance Portfolios, and from 36 to 42 months in the Automobile Finance Portfolio.

     Certain direct loan origination costs are capitalized and recognized into expense over the life of the related loan using a method that approximates the interest method.

     The Company provides an allowance for credit losses in the Consumer Product and Travel Finance Portfolios at the time that the contract is purchased or the retail sale is made. The allowance for credit losses in the Small Loan Portfolio and independent retailers is provided for following the origination of the loans over the period that the events giving rise to the credit losses are estimated to occur. The Company's portfolios comprise smaller-balance, homogeneous loans that are evaluated collectively to determine an appropriate allowance for credit losses. The allowance for credit losses is maintained at a level considered adequate to cover losses in the existing portfolios. Collection of past due accounts is pursued by the Company, and when the characteristics of an individual account indicates that collection is unlikely, the account is charged off and turned over to a collection agency. Accounts are generally charged off when they are between 91 and 150 days past due.

     Allowance for loan losses is increased by charges to income and decreased by chargeoffs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay and current economic conditions. The Company's customers are typically between the ages of 21 and 45 and earn less than $25,000 per year, have little or no savings and limited short-term employment histories. In addition, the Company's customers typically have no prior credit histories and are unable to secure credit from traditional lending sources. The Company makes its credit decisions primarily on its assessment of a customer's ability to repay the obligation. In making a credit decision, in addition to the size of the obligation, the Company generally considers a customer's income level, type and length of employment, stability of residence, personal references and prior credit history with the Company. As a result, the Company is more susceptible to the risk that its customers will not satisfy their repayment obligations than are less specialized consumer companies or consumer finance companies that have more stringent underwriting criteria. Because the Company relies on the creditworthiness of its customers for repayment and does not rely on collateral securing the debt, the Company experiences actual rates of losses higher than lenders who have collateral which they can repossess in the event of a borrower's default.

     Deferred insurance revenue arises from the deferral of the recognition of revenue from certain credit insurance contracts. Insurance premium revenue is recognized over the life of the related contract using a method that approximates the interest method.

     Property and Equipment -- Property and equipment are carried at cost. Long-lived property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable. If the carrying amount of the asset exceeds the estimated undiscounted future cash flows to be generated by the asset, an impairment loss would be recorded to reduce the asset's carrying

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES value to its estimated fair value. Depreciation and amortization are computed primarily using the straight-line method over the estimated lives of the assets, as follows:

        Furniture, equipment and software...........................  Five to ten years
        Leasehold improvements......................................  Life of lease
        Building improvements.......................................  7 to 39 years

     Intangible Assets -- Intangible assets primarily arose in connection with the Company's acquisition of the net assets of certain travel and automobile insurance businesses during 1996. The excess of the purchase price over the fair value of net assets acquired is being amortized using the straight-line method over 30 years. The recoverability of the intangible asset is analyzed annually based on undiscounted future cash flows. If the carrying value of the intangible asset exceeds the estimated undiscounted future cash flows, an impairment loss would be recorded to reduce the asset's carrying value to its estimated fair value.

     Income Recognition -- Interest income on the Consumer Product, Automobile Finance and Travel Finance Portfolios is deferred and recognized over the lives of the contracts using the "Rule of 78s," which approximates the interest method. Interest income on the Small Loan Portfolio and independent retailers is deferred and recognized using the interest method. Transaction fees on contracts purchased from a related party are deferred and recognized using the interest method. Administrative fees are deferred and recognized over the estimated average life of the Small Loan Portfolio using the "Rule of 78s," which approximates the interest method. Administrative fees are included in other income in the consolidated statements of income. Premiums and commissions for credit life insurance are recognized as revenue using the interest method. Premiums and commissions for credit accident and health insurance are recognized over the terms of the contracts based on the means of the straight line and interest method and are included in other income in the consolidated statements of income.

     Travel Services -- Revenues from the sale of travel tickets represent airline commissions paid to the Company.

     Insurance Liabilities -- The liability for losses and loss-adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings in the current period.

     Income Taxes -- The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109. Under SFAS No. 109, income tax expense includes income taxes payable for the current year and the change in deferred income tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or income tax returns. A valuation allowance is recognized to reduce the carrying value of the deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Fair Value of Financial Instruments -- The carrying value of the Company's finance receivables approximates their fair value due to their short term nature and generally stable rates of interest currently being charged in comparison to the rates reflected in the existing portfolios. The carrying value of the Company's notes payable approximates their fair value, as these notes represent a series of short-term notes at floating interest rates. The carrying value of the Company's long-term debt approximates its fair value, as the promissory note bears interest at a floating rate.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 3. EARNINGS PER SHARE

     Earnings per common share is computed by dividing net income by the average number of common shares outstanding during the periods using the treasury stock method. Stock options were not considered as dilutive in the earnings per share calculation since they have less than 3% effect in the aggregate.

     Supplementary net income per share is based upon 5,150,000 shares of Common Stock issued by the Company pursuant to the Reorganization and 2,127,000 shares of Common Stock sold by the Company in its initial public offering as if all such shares were outstanding as of January 1, 1994, and also gives effect to a reduction in interest expenses resulting from the reduction of indebtedness upon application of the net proceeds of the initial public offering as if it has occurred on January 1, 1994.

 4. ACQUISITIONS

     During 1994, the Company acquired the receivables portfolio of a furniture retailer in the San Francisco area that provided installment credit for its customers. The receivables portfolio was acquired for approximately $6,125,000. During 1996, the Company acquired the business of, and assumed the leasehold interest to 80 travel locations, and 10 automobile insurance agencies for an aggregate purchase price of approximately $7.5 million.

     These acquisitions were accounted for as purchases and the results of their operations, which are not significant, have been included since the applicable acquisition dates.

 5. FINANCE RECEIVABLES

     Finance receivables consist of:

                                                                   DECEMBER 31,
                                                          ------------------------------
                                                              1996             1995
                                                          -------------    -------------
        Consumer Product Portfolio......................  $  61,848,000    $  67,811,000
        Small Loan Portfolio............................     57,671,000       37,868,000
        Automobile Finance Portfolio....................     11,002,000        5,545,000
        Travel Finance Portfolio........................      5,609,000        2,969,000
        Other...........................................      9,349,000                0
                                                           ------------     ------------
                                                            145,479,000      114,193,000
        Less deferred interest..........................     17,049,000       13,587,000
        Less allowance for credit losses................      6,786,000        4,955,000
        Less deferred administrative fees and insurance
          revenues......................................        978,000          576,000
        Less unearned premiums and unpaid claim
          liabilities related to finance receivables....        275,000          401,000
                                                           ------------     ------------
                                                          $ 120,391,000    $  94,674,000
                                                           ============     ============

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

     Customers are required to make monthly payments on installment contracts. The aggregate gross balance of accounts with payments 31 days or more past due are:

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
        Consumer Product Portfolio:
          Past due 31 - 60 days.............................  $ 2,393,000    $ 1,943,000
          Past due 61 days or more..........................    2,277,000      2,465,000
                                                               ----------     ----------
                                                              $ 4,670,000    $ 4,408,000
                                                               ==========     ==========

        Small Loan Portfolio:
          Past due 31 - 60 days.............................  $ 1,239,000    $   500,000
          Past due 61 days or more..........................    1,615,000        649,000
                                                               ----------     ----------
                                                              $ 2,854,000    $ 1,149,000
                                                               ==========     ==========

        Travel Finance Portfolio:
          Past due 31 - 60 days.............................  $   129,000    $    39,000
          Past due 61 days or more..........................      213,000         48,000
                                                               ----------     ----------
                                                              $   342,000    $    87,000
                                                               ==========     ==========

        Other:
          Past due 31 - 60 days.............................  $   437,000    $         0
          Past due 61 days or more..........................      252,000              0
                                                               ----------     ----------
                                                              $   689,000    $         0
                                                               ==========     ==========

     The allowance for credit losses in the Consumer Product Portfolio includes the following:

                                                       YEARS ENDED DECEMBER 31,
                                              -------------------------------------------
                                                 1996            1995            1994
                                              -----------     -----------     -----------
        Allowance for credit losses,
          beginning of year.................  $ 3,711,000     $ 3,169,000     $ 2,786,000
        Provision for credit losses.........    4,955,000       3,852,000       3,332,000
        Write-offs, net of recoveries.......   (4,257,000)     (3,310,000)     (2,949,000)
                                              -----------     -----------     -----------
        Allowance for credit losses, end of
          year..............................  $ 4,409,000     $ 3,711,000     $ 3,169,000
                                              ===========     ===========     ===========

     The allowance for credit losses in the Small Loan Portfolio includes the following:

                                                       YEARS ENDED DECEMBER 31,
                                              -------------------------------------------
                                                 1996            1995            1994
                                              -----------     -----------     -----------
        Allowance for credit losses,
          beginning of year.................  $ 1,194,000     $   543,000     $   107,000
        Provision for credit losses.........    3,349,000       1,547,000         591,000
        Write-offs, net of recoveries.......   (2,606,000)       (896,000)       (155,000)
                                              -----------     -----------     -----------
        Allowance for credit losses, end of
          year..............................  $ 1,937,000     $ 1,194,000     $   543,000
                                              ===========     ===========     ===========

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

     The allowance for credit losses in the Travel Finance Portfolio, which began in 1995, includes the following:

                                                                 YEARS ENDED DECEMBER
                                                                          31,
                                                                 ---------------------
                                                                   1996         1995
                                                                 ---------     -------
        Allowance for credit losses, beginning of year.........  $  50,000     $     0
        Provision for credit losses............................    395,000      50,000
        Write-offs, net of recoveries..........................   (232,000)          0
                                                                 ---------     -------
        Allowance for credit losses, end of year...............  $ 213,000     $50,000
                                                                 =========     =======

     The allowance for credit losses in the Other Finance Portfolio, which businesses began in 1996, includes the following:

                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                              1996
                                                                          ------------
        Allowance for credit losses, beginning of year..................   $        0
        Provision for credit losses.....................................      406,000
        Write offs, net of receivables..................................     (179,000)
                                                                            ---------
        Allowance for credit losses, end of year........................   $  227,000
                                                                            =========

     The Automobile Finance Portfolio is financed by the Company with full recourse back to Banner, and accordingly, no allowance for credit losses is provided for by the Company.

 6. PROPERTY AND EQUIPMENT

     Property and equipment, net consist of:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996           1995
                                                              ----------     ----------
        Land................................................  $1,568,000     $1,568,000
        Improvements........................................     507,000        146,000
        Furniture, equipment and software...................   1,548,000        417,000
                                                              ----------     ----------
                                                               3,623,000      2,131,000
        Less accumulated depreciation and amortization......     198,000         71,000
                                                              ----------     ----------
                                                              $3,425,000     $2,060,000
                                                              ==========     ==========

 7. INTANGIBLE ASSETS

     Intangible assets, net consist of:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996           1995
                                                              ----------     ----------
        Excess of purchase price over the fair value of net
          assets acquired...................................  $9,085,000     $1,662,000
        Less accumulated amortization.......................     360,000        263,000
                                                              ----------     ----------
                                                              $8,725,000     $1,399,000
                                                              ==========     ==========

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

 8. NOTES PAYABLE

     Notes payable consist of:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                               1996            1995
                                                            -----------     -----------
        Bank of America line of credit....................  $35,208,000     $40,317,000
        Wells Fargo line of credit........................   38,816,000      23,650,000
                                                            -----------     -----------
                                                            $74,024,000     $63,967,000
                                                            ===========     ===========

     The Company has a line of credit agreement with Bank of America National Trust and Savings Association (the "Bank of America Line of Credit") that, as amended, provides for the issuance of notes up to $60,000,000, subject to an allowable borrowing base. The amounts outstanding under these notes bear interest at rates that are determined by the type of borrowing. Borrowings under the notes are collateralized by the Consumer Product Portfolio and Banner is a guarantor. The Bank of America Line of Credit, as amended, matures on April 30, 1997 and contains certain restrictive covenants that require, among other things, the maintenance of certain financial ratios and amounts. The Company is required to maintain specified levels of tangible net worth and cash flow to interest coverage ratios for one of its subsidiaries and Banner combined, and cannot exceed a specified ratio of debt to tangible net worth for such subsidiary and Banner combined, as such terms are defined in the line of credit agreement. Other ratios related to the performance of the Company's Consumer Product Portfolio must be maintained within limits, including maximum ratios of past due accounts to eligible contracts, net write-offs to average net receivables, and a minimum ratio of the allowance for credit losses to net receivables, in all cases as such terms are defined in the line of credit agreement. Borrowings under the facility bore interest at weighted average rates of 9.13% and 8.21% per annum as of December 31, 1996 and December 31, 1995, respectively. The amount of unused credit under the facility was limited by the allowable borrowing base and was approximately $1,572,000 at December 31, 1996.

     The Company has a line of credit agreement with Wells Fargo Bank, National Association (the "Wells Fargo Line of Credit") that, as amended, provides for the issuance of notes up to $50,000,000, subject to an allowable borrowing base. The amounts outstanding under these notes bear interest at rates that are determined by the type of borrowing. Borrowings under the notes are collateralized by the Small Loan, Automobile Finance and Travel Finance Portfolios. The Wells Fargo Line of Credit, as amended, expires on April 30, 1997. The credit facility contains certain restrictive covenants that require, among other things, the maintenance of certain financial ratios and amounts. The Company is required to maintain specified levels of tangible net worth, net income, and cash flow to interest coverage ratios for one of its subsidiaries, and cannot exceed a specified ratio of debt to tangible net worth for such subsidiary, as such terms are defined in the line of credit agreement. In addition, the ratio of the net provision for credit losses to net receivables for the Company's Small Loan, Automobile Finance and Travel Finance Portfolios must be maintained below a specified level as such terms are defined in the line of credit agreement. Borrowings under the facility bore interest at weighted average rates of 7.89% and 8.11% per annum as of December 31, 1996 and December 31, 1995, respectively. The amount of unused credit under the facility was limited by the allowable borrowing base and was approximately $6,624,000 at December 31, 1996. The Company believes that the Lines of Credit can be renewed or that it can obtain alternative financing.

     The Company is required to pay a commitment fee of 0.375% per annum for unused portions of its lines of credit. These fees totaled $179,000 for the years ended December 31, 1996 and 1995, and $78,000 for the year ended December 31, 1994, and are included in operating expenses in the consolidated statements of income.

     The Company was not in compliance with certain financial covenants as of December 31, 1996; however, a waiver has been received from each of Bank of America National Trust and Savings Association and Wells Fargo Bank, National Association.

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

 9. LONG-TERM DEBT

     Long-term debt consists of a promissory note payable to a bank that bears interest at the bank's reference rate of 8.25% at December 31, 1996. Interest is payable monthly and the principal is due July 1998. The note is secured by a deed of trust.

10. INCOME TAXES

     The Company has agreed to indemnify Holdings for all federal, state, and other income taxes for periods prior to July 2, 1996, when it was included as part of Holdings consolidated tax group.

     Subsequent to July 2, 1996, the Company and its subsidiaries will file a consolidated federal income tax return. For California and certain other states, the Company will continue to file on a combined or separate company tax basis, as appropriate. The income tax provisions as presented in the accompanying financial statements are based upon the amount the Company would have paid as if it filed separate income tax returns for the entire periods presented.

     The provision (benefit) for income taxes from continuing operations consists of the following:

                                                              DECEMBER 31,
                                                -----------------------------------------
                                                   1996            1995           1994
                                                -----------     ----------     ----------
        Current:
          Federal.............................  $ 4,127,000     $2,121,000     $1,373,000
          State...............................    1,081,000        621,000        401,000
                                                -----------     ----------     ----------
                                                  5,208,000      2,742,000      1,774,000
                                                -----------     ----------     ----------
        Deferred:
          Federal.............................   (1,041,000)      (521,000)      (220,000)
          State...............................     (188,000)      (142,000)       (61,000)
                                                -----------     ----------     ----------
                                                 (1,229,000)      (663,000)      (281,000)
                                                -----------     ----------     ----------
        Provision for income taxes............  $ 3,979,000     $2,079,000     $1,493,000
                                                ===========     ==========     ==========

     A reconciliation of the provision for income taxes from continuing operations to the statutory rates is as follows:

                                                                      DECEMBER 31,
                                                                 ----------------------
                                                                 1996     1995     1994
                                                                 ----     ----     ----
        Federal income taxes at statutory rates................  35.0%    35.0%    35.0%
        State franchise taxes, net of federal benefit..........   5.8      6.0      6.0
        Amortization of the excess purchase price over the fair
          value of assets acquired.............................   0.2      0.4      0.5
        Other..................................................  (1.0)    (1.0)    (0.9)
                                                                 ----     ----     ----
                                                                 40.0%    40.4%    40.6%
                                                                 ====     ====     ====

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

     The tax effects of temporary differences giving rise to the deferred income tax assets and liabilities are as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996           1995
                                                              ----------     ----------
        Deferred income tax assets (liabilities):
          Allowance for credit losses.......................  $2,908,000     $2,157,000
          Deferred revenue..................................     466,000        162,000
          Other.............................................     162,000        (12,000)
                                                              ----------     ----------
                                                              $3,536,000     $2,307,000
                                                              ==========     ==========

11. RELATED PARTY TRANSACTIONS

     In connection with its formation, the Company, Banner and Holdings, entered into the Reorganization Agreement and certain other agreements (the "Financing Agreement", the "Option Agreement", and the "Operating Agreement").

     The Financing Agreement, as amended, grants the Company exclusive right to provide financing to Banner customers for a term of fifteen years from the date of the Reorganization and provides that any contracts purchased pursuant to this Agreement will be at face value less a transaction fee, which is subject to renegotiation at six month intervals. The Agreement also provides that for the years ended December 31, 1996 and 1997, up to $1.5 million of contracts purchased can be returned to Banner at amortized principal balance. The Company can terminate the Financing Agreement at any time upon one year's prior written notice to Banner.

     In the accompanying consolidated financial statements the transaction fee was computed based upon 1.6% of average net receivables in the Consumer Product Portfolio prior to July 2, 1996, and 2.5% thereafter. During 1996, Banner sold approximately $55 million of Consumer Product Receivables, net of $1.5 million which the Company returned pursuant to the Financing Agreement.

     Pursuant to the Option Agreement, Holdings granted the Company an option, exercisable for a two-year period commencing one year from the date of the Reorganization, to acquire all of the outstanding capital stock of Banner (the "Option") at an exercise price equal to the book value of Banner for the month ended immediately preceding the exercise. If the Company exercises the Option, the exercise price is payable in cash or in shares of the Company's common stock.

     The Operating Agreement provides, among other things, that Banner, Holdings or their affiliates are obligated to provide to the Company, and the Company is obligated to utilize certain services, including accounting, management information systems and employee benefits. If such services involve an allocation of expenses, such allocation shall be made on a reasonable basis. To the extent that such services directly relate to the finance portion of the consumer products business contributed by Banner to the Company, or to the extent that other costs are incurred by Banner, Holdings or their affiliates that directly relate to the Company, the Company is obligated to pay Banner, Holdings' or their affiliates; actual cost of providing such services or incurring such costs. Employee benefit expenses are allocated to the Company based on the ratio of actual payroll expenses of employees in the consumer products business contributed by Banner to the Company compared to total actual payroll expenses of Banner before such allocation. Accounting expenses are allocated 50% to the Company. The operating costs of Banner's management information systems function are allocated initially 50% to the Company for a period of five years, subject to adjustment from time to time to reflect changing costs and usage. Except for management information systems services, the Operating Agreement continues until terminated by either the Company, Holdings or Banner upon one year's prior written notice.

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

Termination may be made on a service-by-service basis or in total. Such allocated expenses totaled $1,338,000, $1,000,000, and $559,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     In August 1996, following CFAC's initial public offering, CFAC, Central Auto Sales, Inc., Central Consumer Finance Company and Banner entered into an Agreement to Transfer Business Operations (the "Automobile Financing Agreement"), under which CFAC sold its used car sales business to Banner for approximately its net book value, or $865,000. Under the provisions of the Automobile Financing Agreement, Banner will operate the used car sales business while the Company will have the exclusive right for a fifteen year period to provide financing for all cars that Banner sells or to purchase automobile finance contracts generated by Banner. In addition, all financing extended by the Company on automobiles sold by Banner will be with full recourse back to Banner in the event of default by the customer. Accordingly, Banner will not provide any dealers discount for cars sold pursuant to the Automobile Financing Agreement.

12. PROFIT-SHARING PLAN

     The Company participates along with other affiliated companies, in a profit-sharing plan that covers substantially all employees who meet certain age and length-of-service requirements. Annual contributions are contingent upon current and accumulated profits and are at the sole discretion of the Board of Directors. Profit-sharing expense allocated to the Company for the years ended December 31, 1996, 1995 and 1994 was $27,000, $55,000 and $48,000, respectively.

13. STOCK OPTION PLAN

     In connection with its initial public offering the Company adopted the 1996 Stock Option Plan, under which 700,000 shares of authorized common stock have been reserved for issuance pursuant to terms and conditions as determined by the Board of Directors. The options have a maximum duration of ten years and are subject to certain vesting and cancellation provisions, and may not be granted at less than the market value of the Company's Common Stock on the date of grant of the option. During 1996, the Company granted options to acquire an aggregate of 425,000 shares of common stock with exercise prices ranging from $12.00 to $18.25 per share which approximates market value. As of December 31, 1996, no options were exercisable.

     In October 1995, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 defines a fair value based method of accounting for employee stock compensation plans, but allows for the continuation of the intrinsic value based method of accounting to measure compensation cost prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). For companies electing not to change their accounting, SFAS 123 requires pro-forma disclosures of earnings and earnings per share as if the change in accounting provision of SFAS 123 has been adopted.

     The Company has elected to continue to utilize the accounting method prescribed by APB 25, under which no compensation cost has been recognized, and adopt the disclosure requirements of SFAS 123. As a result, SFAS 123 has no effect on the financial condition or results of operations of the Company at December 31, 1996.

     Had compensation cost for this plan been determined consistent with SFAS 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts.

            Net Income
              As Reported..........................................    $5,879,000
              Pro Forma............................................    $5,496,000
            Primary EPS
              As Reported..........................................    $     0.95
              Pro Forma............................................    $     0.88

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

     The following summarizes information about the stock option plan outstanding as of December 31, 1996:

        Range of exercise price......................................  $12.00 - $18.25
        Number outstanding...........................................  425,000
        Weighted average remaining contractual life..................  9.5 years
        Expected life of options.....................................  5 years
        Risk-free interest rate......................................  6.1%
        Expected volatility..........................................  51%
        Expected dividend yield......................................  0%

14. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     During 1996, the Company adopted a Supplemental Executive Retirement Plan (the "SERP Plan") which will provide supplemental retirement benefits to certain key management employees. To vest in the SERP Plan, an employee must have at least ten years of service with the Company, including five years subsequent to the adoption of the plan.

     The Supplemental Executive Retirement Plan, which is unfunded, expense for the year ended December 31, 1996 amounted to approximately $80,000.

15. COMMITMENTS AND CONTINGENCIES

     The Company is allocated 50% of the cost of various computer equipment operating leases from Banner. These leases expire at various times from 1997 through 2001. The Company's stand-alone loan and travel centers are leased under noncancelable operating leases that generally have two to five-year terms with options to renew.

     Aggregate minimum lease commitments under the location leases and one-half of the computer equipment minimum lease commitments of Banner are as follows:

                      YEAR ENDING DECEMBER 31,                  BANNER         OTHERS
        ----------------------------------------------------  ----------     ----------
        1997................................................  $  609,000     $1,212,000
        1998................................................     520,000        765,000
        1999................................................     384,000        444,000
        2000................................................     340,000        255,000
        2001................................................     222,000        157,000
        Thereafter..........................................           0        101,000
                                                              ----------     ----------
                                                              $2,075,000     $2,934,000
                                                              ==========     ==========

     Aggregate rental expense for the years ended December 31, 1996, 1995 and 1994 were $1,039,000, $458,000 and $348,000, respectively.

     Employment Agreement -- The Company has an agreement with the Chairman of the Board of Directors for a period of five years at a base salary of $175,000 per year with eligibility to participate in the Company's executive compensation plans. Any changes to the agreement require approval of the Board of Directors.

     The Company is from time to time involved in routine litigation incidental to the conduct of its business. Management of the Company believes that litigation currently pending will not have a material adverse effect on the Company's financial position or results of operations.

                                  * * * * * *

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                       (UNAUDITED)
                                                                        JUNE 30,      DECEMBER 31,
                                                                          1997            1996
                                                                       ----------     ------------
Cash.................................................................   $   6,388       $  5,848
Consumer Finance receivables, net....................................     104,478        111,663
Automobile Finance receivables.......................................       7,375          8,728
Other receivables....................................................       1,153          2,289
Prepaid expenses and other current assets............................       3,461          1,673
Deferred income taxes................................................       3,536          3,536
Property and equipment, net..........................................       4,791          3,425
Intangible asset, net................................................       8,565          8,725
                                                                         --------       --------
     Total assets....................................................   $ 139,747       $145,887
                                                                         ========       ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable........................................................   $  64,600       $ 74,024
Accrued expenses and other current liabilities.......................       9,087          8,708
Income taxes payable.................................................         325            952
Long term debt.......................................................         850            850
                                                                         --------       --------
     Total liabilities...............................................      74,862         84,534
                                                                         --------       --------

Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares authorized; no
     shares outstanding..............................................          --             --
  Common stock, $.01 par value, 20,000,000 shares authorized;
     7,277,000 shares issued and outstanding.........................          73             73
  Paid-in capital....................................................      47,903         47,903
  Retained earnings..................................................      16,909         13,377
                                                                         --------       --------
     Total stockholders' equity......................................      64,885         61,353
                                                                         --------       --------
          Total liabilities and stockholders' equity.................   $ 139,747       $145,887
                                                                         ========       ========

           See notes to condensed consolidated financial statements.

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                           -------------------
                                                                            1997        1996
                                                                           -------     -------
Revenues:
  Interest income
     Consumer product portfolio..........................................  $ 6,036     $ 6,364
     Small loan portfolio................................................    6,462       4,261
     Automobile finance portfolio........................................      825         602
     Other...............................................................    2,583         418
                                                                           -------     -------
          Total interest income..........................................   15,906      11,645
                                                                           -------     -------
  Travel services........................................................    3,955         605
  Transaction fees from affiliate........................................      575         447
  Other income...........................................................    5,596       2,337
                                                                           -------     -------
          Total revenues.................................................  $26,032     $15,034
                                                                           =======     =======
Costs and Expenses:
  Operating expenses.....................................................  $12,187     $ 4,380
  Provision for credit losses............................................    5,229       4,279
  Interest expense.......................................................    2,874       2,482
                                                                           -------     -------
          Total costs and expenses.......................................   20,290      11,141
                                                                           -------     -------
Income before taxes and discontinued operations..........................    5,742       3,893
Income tax expense.......................................................    2,210       1,559
Loss from discontinued operations, (net of tax)..........................        0         (22)
                                                                           -------     -------
          Net income.....................................................  $ 3,532     $ 2,312
                                                                           =======     =======
Per Share Data:
  Earnings per share from continuing operations..........................  $  0.49     $  0.45
  Loss per share discontinued operations.................................     0.00        0.00
                                                                           -------     -------
  Net income per share...................................................  $  0.49     $  0.45
                                                                           =======     =======
  Weighted average common shares outstanding.............................    7,277       5,150
                                                                           =======     =======
  Supplementary net income per share.....................................              $  0.40
                                                                                       =======
  Supplementary weighted average number of common shares outstanding.....                7,277
                                                                                       =======

           See notes to condensed consolidated financial statements.

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                           -------------------
                                                                            1997        1996
                                                                           -------     -------
Cash flows from operating activities:
  Net income.............................................................  $ 3,532     $ 2,312
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.......................................      313          80
     Provision for credit losses.........................................    5,229       4,279
  Changes in assets and liabilities:
     Prepaid expenses and other current assets...........................   (1,788)       (584)
     Other receivables...................................................    1,136           0
     Net assets of discontinued operations...............................        0        (252)
     Accrued expenses and other current liabilities......................     (248)        237
                                                                           -------     -------
          Net cash provided by operating activities......................    8,174       6,072
                                                                           -------     -------

Cash flows from investing activities:
  Installment contracts (originated and acquired) collected, net.........    3,309      (7,242)
  Acquisition of travel companies........................................       --      (1,611)
  Capital expenditures...................................................   (1,519)       (276)
                                                                           -------     -------
          Net cash provided by (used in) investing activities............    1,790      (9,129)
                                                                           -------     -------

Cash flows from financing activities:
  Capital withdrawal.....................................................        0        (615)
  Net proceeds (repayments of) notes payable.............................   (9,424)      4,113
                                                                           -------     -------
          Net cash provided by (used in) financing activities............   (9,424)      3,498
                                                                           -------     -------
Net increase in cash.....................................................      540         441
Cash, beginning of period................................................    5,848          57
                                                                           -------     -------
Cash, end of period......................................................  $ 6,388     $   498
                                                                           =======     =======

Cash paid during the period for:
  Interest...............................................................  $ 2,940     $ 2,396
                                                                           =======     =======
  Income taxes...........................................................  $ 2,837     $ 2,693
                                                                           =======     =======

           See notes to condensed consolidated financial statements.

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND NATURE OF OPERATIONS

     The accompanying condensed consolidated financial statements of Central Financial Acceptance Corporation ("CFAC") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation of the Company's financial condition and operating results for the interim periods presented have been included. Operating results for the quarter are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. These interim financial statements should be read in conjunction with the year ended December 31, 1996 financial statements and notes contained therein, filed with the Securities and Exchange Commission.

     CFAC was formed in April 1996 and consummated its initial public offering on July 2, 1996, when it sold 2.127 million shares of common stock, which resulted in net proceeds to the Company of approximately $22.5 million CFAC was a wholly owned subsidiary of Banner's Central Electric, Inc. Banner's Central Electric, Inc. is wholly owned by Banner Holdings, Inc. ("Holdings") and is a consumer products retailer that provides its customers with financing for the merchandise it sells. On June 24, 1996, CFAC, Banner's Central Electric, Inc. and Holdings entered into an agreement (the "Reorganization Agreement") whereby Holdings contributed to Banner its investments in certain wholly owned subsidiaries, along with the subsidiaries' operations, (the "Holdings Subsidiaries") and Banner's Central Electric, Inc. contributed to CFAC its investments in the Holdings Subsidiaries and the finance portion of its consumer products business, and cash in such amount so as to leave CFAC with $500,000 of cash on hand. Pursuant to the Reorganization Agreement, the intercompany accounts between CFAC, Banner's Central Electric, Inc. and Holdings that arose as a result of the Reorganization Agreement and from other transactions, except with respect to income taxes, were forgiven and reclassified as stockholders' equity.

     In addition to the Reorganization Agreement, CFAC, Banner's Central Electric, Inc. and Holdings entered into certain agreements for the purpose of defining the ongoing relationships among them. The transactions and agreements entered into pursuant to the Reorganization Agreement are referred to herein as the "Reorganization." Management of CFAC believes that such agreements provide for reasonable allocations of costs between the parties.

     The reorganization was accounted for at historical cost in a manner similar to a pooling of interests. The accompanying condensed consolidated financial statements reflect the combined historical operations of CFAC and its subsidiaries as if the Reorganization had taken place at the beginning of the periods presented, except for the contribution of cash in such amount so as to leave CFAC with $500,000 upon the Reorganization. CFAC and its subsidiaries, as reorganized, are referred to herein as "Central" or the "Company." Banner's Central Electric, Inc., including the operations of Banner's Central Electric, Inc. that remain after contributing the finance portion of its consumer products business to CFAC, is referred to herein as "Banner."

     On August 1, 1996, the business of Central Auto Sales, Inc. (a wholly owned subsidiary of CFAC) was sold to CFAC's parent company for net book value. The condensed consolidated financial statements have been restated to reflect this business as a discontinued operation. On May 30, 1997, Central Auto Sales, Inc. stopped selling automobiles and closed its sales lot.

     The Company (i) purchases and services consumer finance receivables generated by the Company's customers for purchases of high quality brand name consumer products, appliances and furniture sold by Banner, and by independent retailers; (ii) provided financing for purchases of used automobiles sold by Banner, (iii) provides small loans to its customers; (iv) originates and services consumer finance receivables generated by the Company's customers for purchases of airline tickets sold by the Company; and (v) provides

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES insurance products and insurance premium financing to its customers. The majority of the Company's business is focused in Southern California, and the Company experiences the highest demand for its financial products and services between October and December.

2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

     See Note 2 of Notes to Consolidated Financial Statements in Central Financial Acceptance Corporation's Annual Report on 10-K for the year ended December 31, 1996.

3. ACQUISITIONS

     During 1996, the Company acquired the business of, and assumed the leasehold interests to 80 travel locations, and 10 automobile insurance agencies for an aggregate purchase price of approximately $7.5 million. Such acquisitions were accounted for as purchases and the results of their operation are not material from a financial point of view, and have been included since the applicable acquisition dates.

4. EARNINGS PER COMMON SHARE

     Earnings per common share is computed by dividing net income by the average number of common shares outstanding during the periods using the treasury stock method. Stock options were not considered as dilutive in the earnings per share calculation since they have less than 3% effect in the aggregate or were antidilutive.

     Supplementary net income per share is based on the number of common shares issued by the Company pursuant to the Reorganization and the number of shares sold by the Company in its initial public offering, as if all such shares were outstanding as of January 1, 1996, and also gives effect to a reduction of interest expense, net of income tax expense, resulting from the reduction of indebtedness upon application of the net proceeds of the proposed offering as if it had occurred on January 1, 1996.

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards Number 128 (earnings per share) [SFAS 128] and Statement of Financial Accounting Standards Number 129 (Disclosure of information about Capital Structure) [SFAS 129]. The Company will be required to adopt SFAS 128 and SFAS 129 in fiscal year 1997. The Company does not expect that the adoption of SFAS 128 and SFAS 129 will have a material effect on its financial position or its results of operations in 1997.

5. FINANCE AND OTHER RECEIVABLES

                                                       CONSUMER                   AUTOMOBILE
                                                 FINANCE RECEIVABLES         FINANCE RECEIVABLES
                                               ------------------------    ------------------------
                                               JUNE 30,    DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                                 1997          1996          1997          1996
                                               --------    ------------    --------    ------------
    Gross receivables........................  $124,006      $134,477       $8,992       $ 11,002
    Deferred interest........................    11,293        14,775        1,617          2,274
                                               --------      --------       ------        -------
    Net receivable...........................   112,713       119,702        7,375          8,728
    Deferred administrative fee &
      insurance..............................       875         1,253           --             --
    Allowance for credit losses..............     7,360         6,786           --             --
                                               --------      --------       ------        -------
                                               $104,478      $111,663       $7,375       $  8,728
                                               ========      ========       ======        =======

     Other receivables consist of commissions receivables from automobile insurance companies of $148,000 and $101,000 at June 30, 1997 and December 31, 1996, respectively, receivables from insurance company for insurance products sold of $34,000 and $2,188,000 at June 30, 1997 and December 31, 1996,
respectively, and $971,000 receivables from an affiliate at June 30, 1997.

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

6. NOTES PAYABLE

     Notes payable consist of:

                                                                JUNE 30,     DECEMBER 31,
                                                                  1997           1996
                                                                --------     ------------
        Bank of America line of credit........................  $     --       $ 35,208
        Wells Fargo line of credit............................    64,600         38,816
                                                                 -------        -------
                                                                $ 64,600       $ 74,024
                                                                 =======        =======

     The Company had a credit agreement with Bank of America National Trust and Savings Association (the "Bank of America Line of Credit") that, as amended, provided for the issuance of notes up to $60,000,000, subject to an allowable borrowing base. The Bank of America Line of Credit was repaid on June 13, 1997.

     The Company had a credit agreement with Wells Fargo Bank National Association that provided for the issuance of notes up to $50,000,000 subject to an allowable borrowing base. The Wells Fargo line of credit was repaid on June 13, 1997.

     The Company entered into a credit agreement with several banks and Wells Fargo Bank National Association, as Agent, (the "Wells Fargo Line of Credit") on June 13, 1997 that provides for the issuance of notes up to $100,000,000 subject to an allowable borrowing base. The amounts outstanding under these notes bear interest at rates that are determined by the type of borrowing. Borrowings under the notes are collateralized by all receivables in the Company. The Wells Fargo Line of Credit expires on June 12, 2000. The credit facility contains certain restrictive covenants that require, among other things, the maintenance of certain financial ratios and amounts. The amount of unused credit under the facility was limited by the allowable borrowing base and was approximately $13,730,000 at June 30, 1997.

7. LONG-TERM DEBT

     Long-term debt consists of a promissory note payable to a bank that bears interest at the bank's reference rate. Interest is payable monthly and the principal is due July 1998. The note is secured by a deed of trust.

8. RELATED PARTY TRANSACTIONS

     In connection with its formation, the Company, Banner and Holdings, entered into the Reorganization Agreement and certain other agreements (the "Financing Agreement", the "Option Agreement", and the "Operating Agreement").

     The Financing Agreement, as amended, grants the Company exclusive right to provide financing to Banner customers for a term of fifteen years from the date of the Reorganization and provides that any contracts purchased pursuant to this Agreement will be at face value less a transaction fee, which is subject to renegotiation at six month intervals. The Agreement also provides that for the years ended December 31, 1996 and 1997, up to $1.5 million of contracts purchased can be returned to Banner at amortized principal balance. The Company can terminate the Financing Agreement at any time upon one year's prior written notice to Banner. Effective July 1, 1997 the Company and Banner have entered into negotiations to amend the Financing Agreement to permit the Company to return in excess of the $1.5 million of contracts purchased from Banner for the year ended December 31, 1997.

     In the accompanying condensed consolidated financial statements the transaction fee was computed based upon 1.6% of average net receivables in the Consumer Product Portfolio prior to July 2, 1996, and 2.5% thereafter. During the first six months ended June 30, 1997, Banner sold approximately $19.5 million of

           CENTRAL FINANCIAL ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consumer Product Receivables, net of $1.4 million which the Company returned pursuant to the Financing Agreement.

     In August 1996, following CFAC's initial public offering, CFAC, Central Auto Sales, Inc., Central Consumer Finance Company and Banner entered into an Agreement to Transfer Business Operations (the "Automobile Financing Agreement"), under which CFAC sold its used car sales business to Banner for approximately its net book value, or $865,000. Under the provisions of the Automobile Financing Agreement, Banner will operate the used car sales business while the Company will have the exclusive right for a fifteen-year period to provide financing for all cars that Banner sells or to purchase automobile finance contracts generated by Banner. In addition, all financing extended by the Company on automobiles sold by Banner will be with full recourse back to Banner in the event of default by the customer. Accordingly, Banner will not provide any dealers discount for cars sold pursuant to the Automobile Financing Agreement. On May 30, 1997, Central Auto Sales Inc. discontinued its business.

     Pursuant to the Option Agreement, Holdings granted the Company an option, exercisable for a two-year period commencing one year from the date of the Reorganization, to acquire all of the outstanding capital stock of Banner (the "Option") at an exercise price equal to the book value of Banner for the month ended immediately preceding the exercise. If the Company exercises the Option, the exercise price is payable in cash or in shares of the Company's common stock.

     The Operating Agreement provides, among other things, that Banner, Holdings or their affiliates are obligated to provide to the Company, and the Company is obligated to utilize, certain services, including accounting, management information systems and employee benefits. If such services involve an allocation of expenses, such allocation shall be made on a reasonable basis. To the extent that such services directly relate to the finance portion of the consumer products business contributed by Banner to the Company, or to the extent that other costs are incurred by Banner, Holdings or their affiliates that directly relate to the Company, the Company is obligated to pay Banner's, Holdings' or their affiliates' actual cost of providing such services or incurring such costs. Employee benefit expenses are allocated to the Company based on the ratio of actual payroll expenses of employees in the consumer products business contributed by Banner to the Company compared to total actual payroll expenses of Banner before such allocation. Accounting expenses are allocated 50% to the Company. The operating costs of Banner's management information systems function are allocated initially 50% to the Company for a period of five years, subject to adjustment from time to time to reflect changing costs and usage. Except for management information systems services, the Operating Agreement continues until terminated by either the Company, Holdings or Banner upon one year's prior written notice. Termination may be made on a service-by-service basis or in total.

======================================================

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     5
Summary Selected Consolidated
  Financial Data......................    12
Risk Factors..........................    14
Use of Proceeds.......................    25
Accounting Treatment..................    25
Capitalization........................    26
Selected Consolidated Financial
  Data................................    27
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    29
Business..............................    42
Management............................    50
Security Ownership of Certain
  Beneficial Owners and Management....    59
Description of the Trust Preferred
  Securities..........................    60
Description of Junior Subordinated
  Debentures..........................    72
Book-Entry Issuance...................    82
Description of Guarantee..............    84
Expense Agreement.....................    86
Relationship Among the Trust Preferred
  Securities, the Junior Subordinated
  Debentures and the Guarantee........    86
Certain Federal Income Tax
  Consequences........................    88
ERISA Considerations..................    91
Underwriting..........................    93
Legal Matters.........................    94
Experts...............................    94
Available Information.................    95
Index to Consolidated Financial
  Statements..........................   F-1


======================================================
======================================================

                                2,100,000 TRUST

                              PREFERRED SECURITIES

                                 CFAC CAPITAL I

                      % CUMULATIVE TRUST PREFERRED SECURITIES
                            (LIQUIDATION AMOUNT $25
                         PER TRUST PREFERRED SECURITY)
                     FULLY AND UNCONDITIONALLY GUARANTEED,
                            AS DESCRIBED HEREIN, BY

                                      LOGO
                              FINANCIAL ACCEPTANCE

                                  CORPORATION
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                            SUTRO & CO. INCORPORATED

                                            , 1997
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Securities and Exchange Commission registration fee...............................  $ 18,296
NASD fee..........................................................................     6,538
Nasdaq fees.......................................................................    11,500
Trustees' fees and expenses.......................................................    11,000
Legal fees and expenses...........................................................   135,000
Blue Sky fees and expenses........................................................    10,000
Accounting fees and expenses......................................................    40,000
Printing expenses.................................................................    40,000
Miscellaneous expenses............................................................    27,666
          Total...................................................................  $300,000


     All of the above items except the registration fee and NASD fee are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjusted to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article Eight of the Registrant's Certificate of Incorporation and Article Six of the Registrant's By-laws entitles officers, directors and controlling persons of the Registrant to indemnification to the full extent permitted by Section 145 of the DGCL, as the same may be supplemented or amended from time to time.

     Article Seven of the Registrant's Certificate of Incorporation provides that no director shall have any personal liability to the Registrant or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director (i) for breach of such director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which such director derived an improper personal benefit. Amendment to such article does not affect the liability of any director for any act or omission occurring prior to the effective time of such amendment.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In connection with Registrant's formation in April 1996, as of June 24, 1996, the Registrant issued 5,150,000 shares of Common Stock to Banner's Central Electric, Inc. in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS

  (A) EXHIBITS


     1.1      Form of Underwriting Agreement.**
     2.1      Reorganization Agreement between Central Financial Acceptance Corporation,
              Banner's Central Electric, Inc. and Banner Holdings, Inc. dated as of June 24,
              1996(1)
     3.1      Certificate of Incorporation of Central Financial Acceptance Corporation.(1)
     3.2      By-laws of Central Financial Acceptance Corporation.(1)
     4.1      Form of Subordinated Indenture dated             , 1997 to be entered into
              between the Registrant and Wilmington Trust Company, as Indenture Trustee.*
     4.2      Form of Officers' Certificate and Company Order, dated          , 1997.*
     4.3      Form of Junior Subordinated Debenture (included as part of Exhibit 4.1).
     4.4      Certificate of Trust of CFAC Capital I.
     4.5      Trust Agreement of CFAC Capital I dated as of September 26, 1997.
     4.6      Form of Amended and Restated Trust Agreement of CFAC Capital I, dated as of
                             1997.*
     4.7      Form of Trust Preferred Certificate of CFAC Capital I (included as an exhibit to
              Exhibit 4.6).
     4.8      Form of Common Securities Certificate of CFAC Capital I (included as an exhibit to Exhibit 4.6).
     4.9      Form of Trust Preferred Securities Guarantee Agreement.*
     4.10     Form of Agreement as to Expenses and Liabilities (included as an exhibit to
              Exhibit 4.6).
     5.1      Opinion of Manatt, Phelps & Phillips, LLP.**
     5.2      Opinion and Consent of Richards, Layton & Finger, P.A.**
     8.1      Opinion and Consent of Manatt, Phelps & Phillips, LLP, counsel to Central
              Financial Acceptance Corporation, as to certain federal income tax matters.**
     10.1     1996 Stock Option Plan dated as of June 24, 1996.+*
     10.2     Indemnification Agreement between Central Financial Acceptance Corporation and certain directors and officers of the Company.(1)+
     10.3     Employment Agreement between Central Financial Acceptance Corporation and Gary M.
              Cypres dated as of June 24, 1996.(1)+
     10.4     Financing Agreement between Central Installment Credit Corporation, Banner's
              Central Electric, Inc., Central Ram, Inc. and Banner Holdings, Inc. dated as of
              June 24, 1996.(1)
     10.5     Option Agreement between Central Financial Acceptance Corporation, Banner's
              Central Electric, Inc. and Banner Holdings, Inc. dated as of June 24, 1996.
     10.6     Operating Agreement between Central Financial Acceptance Corporation, Banner's
              Central Electric, Inc. and Banner Holdings, Inc. dated as of June 24, 1996.
     10.7     Tax Sharing Agreement between Central Financial Acceptance Corporation, Banner's
              Central Electric, Inc. and Banner Holdings, Inc. dated as of June 24, 1996.
     10.8     Indemnification Agreement between Central Financial Acceptance Corporation,
              Banner's Central Electric, Inc. and Banner Holdings, Inc. dated as of June 24,
              1996.
     10.9     Indemnification Agreement dated June 24, 1996 between Central Financial
              Acceptance Corporation and Banner Holdings, Inc.
     10.10    Reserved
     10.11    Reserved
     10.12    Central Financial Acceptance Corporation Supplemental Executive Retirement Plan
              dated as of June 24, 1996.+
     10.13    Central Financial Acceptance Corporation Executive Deferred Salary and Bonus Plan
              dated as of June 24, 1996.+*
     10.14    Reserved
     10.15    Reserved

     10.16    Reserved
     10.17    Reserved
     10.18    Reserved
     10.19    Reserved
     10.20    Reserved
     10.21    Reserved
     10.22    Adoption Agreement for the Qualified Benefits, Inc. Regional Prototype
              Non-Standardized Profit Sharing Plan and Trust effective as of November 1,
              1989.(1)+
     10.23    Reserved
     10.24    Reserved
     10.25    Reserved
     10.26    Employment Agreement between the Company and Anthony Fortunato dated October 25,
              1996.(2)+
     10.27    Employment Agreement between the Company and Gerard T. McMahon dated August 30,
              1996.(2)+
     10.28    Reserved
     10.29    Agreement to Transfer Business Operations among Banner's Central Electric, Inc.,
              Central Consumer Finance Company, Central Financial Acceptance Corporation and
              Central Auto Sales, Inc. dated as of July 31, 1996.(2)
     10.30    Reserved
     10.31    Amendment One to Financing Agreement between Central Installment Credit
              Corporation, Banner's Central Electric, Inc., Central Ram, Inc. and Banner
              Holdings, Inc., dated as of July 1, 1996.(2)
     10.34    Revolving Loan Agreement, dated as of June 13, 1997, by and among the Company, each Lender who is named therein or who may thereafter become a party to the
              Revolving Loan Agreement and Wells Fargo Bank, National Association, as Agent and
              Arranger and Notes executed by the Company with each of the Lenders.(3)
     10.35    Security Agreement, dated as of June 13, 1997, by and among the Company and each of the Persons listed on the signature pages thereto, together with other Persons who may become a party thereto, jointly and severally in favor of Wells Fargo
              Bank, National Association, as Agent.(3)
     10.36    Pledge Agreement, dated as of June 13, 1997, by and among Banner Holdings, Inc.
              Banner's Central Electric, Inc., the Company and each of the Persons listed on the signature pages thereto, together with other Persons who may become a party thereto, jointly and severally in favor of Wells Fargo Bank, National Association as Agent under the Revolving Loan Agreement, and in favor of each of the Lenders named therein.(3)
     10.37    Trademark Collateral Assignment, dated as of June 13, 1997, by Banner Holdings,
              Inc. each of the Persons listed on the signature pages thereto, together with other Persons who may become a party thereto, jointly and severally in favor of
              Wells Fargo Bank, National Association, as Agent for the benefit of the Lenders that are or become a party to the Revolving Loan Agreement.(3)
     10.38    Subsidiary Guaranty, dated as of June 13, 1997, by each of the Persons listed on the signature pages thereto, together with each other Person who may become a party thereto, jointly and severally in favor of Wells Fargo Bank, National
              Association, as Agent for the benefit of the Lenders that are a party to the
              Revolving Loan Agreement.(3)
     11.1     Statement re Computation of Per Share Earnings.*
     12.1     Statement re Computation of Ratios.*
     21.1     Subsidiaries of the Registrants.*
     23.1     Consent of Arthur Andersen LLP.
     23.2     Consent of Deloitte & Touche LLP.

     23.6     Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1 above).
     23.7     Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2 above).
     24.1     Power of attorney.*
     25.1     Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Subordinated Indenture.*
     25.2     Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Amended and Restated Trust Agreement.*
     25.3     Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Trust Preferred Securities Guarantee Agreement.*
     27.1     Financial Data Schedule of CFAC Capital I*


---------------


 *  Previously filed.



**  To be filed by Amendment.


(1) Incorporated by reference to exhibits filed with the Commission in the Company's Registration Statement on Form S-1 (Registration No. 333-3790).

(2) Incorporated by reference to exhibits filed with the Commission in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

(3) Incorporated by reference to exhibits filed with the Commission in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

 + Management contract or compensatory plan or arrangement required to be filed as an exhibit.

ITEM 17. UNDERTAKINGS

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i) The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California, on October 15, 1997.


                                          CENTRAL FINANCIAL ACCEPTANCE
                                            CORPORATION

                                          By       /s/ GARY M. CYPRES

                                            ------------------------------------
                                                       Gary M. Cypres
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                  SIGNATURE                               TITLE                      DATE
---------------------------------------------  ----------------------------    -----------------

             /s/ GARY M. CYPRES                Chairman of the Board of        October 15, 1997
---------------------------------------------  Directors, Chief Executive
               Gary M. Cypres                  Officer, President and Chief
                                               Financial Officer (Principal
                                               Executive Officer and
                                               Principal Financial Officer)

                      *                        Director                        October 15, 1997
---------------------------------------------
          Salvatore J. Caltagirone

                      *                        Director                        October 15, 1997
---------------------------------------------
            Jose de Jesus Legaspi

                      *                        Director                        October 15, 1997
---------------------------------------------
                William Sweet

                      *                        Principal Accounting Officer    October 15, 1997
---------------------------------------------
                Neal E. Gower

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California, on October 15, 1997.


                                          CFAC CAPITAL I

                                          By:      /s/ GARY M. CYPRES

                                            ------------------------------------
                                                      Gary M. Cypres,
                                                          Trustee

                                          By:                  *

                                            ------------------------------------
                                                       Neal E. Gower,
                                                          Trustee

                                          By:                  *

                                            ------------------------------------
                                                      Steven D. Olson,
                                                          Trustee


*By:       /s/ GARY M. CYPRES

     ---------------------------------
              Gary M. Cypres,


             Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT                                      DESCRIPTION                                   PAGE
-------     -----------------------------------------------------------------------------  ----
  1.1       Form of Underwriting Agreement**.............................................
  2.1       Reorganization Agreement between Central Financial Acceptance Corporation,
            Banner's Central Electric, Inc. and Banner Holdings, Inc. dated as of June
            24, 1996(1)..................................................................
  3.1       Certificate of Incorporation of Central Financial Acceptance
            Corporation(1)...............................................................
  3.2       By-laws of Central Financial Acceptance Corporation(1).......................
  4.1       Form of Subordinated Indenture dated             , 1997 to be entered into
            between the Registrant and Wilmington Trust Company, as Indenture Trustee*...
  4.2       Form of Officers' Certificate and Company Order, dated             , 1997*...
  4.3       Form of Junior Subordinated Debenture (included as part of Exhibit 4.1)......
  4.4       Certificate of Trust of CFAC Capital I.......................................
  4.5       Trust Agreement of CFAC Capital I dated as of September 26, 1997.............
  4.6       Form of Amended and Restated Trust Agreement of CFAC Capital I, dated as of
                           , 1997*.......................................................
  4.7       Form of Trust Preferred Certificate of CFAC Capital I (included as an exhibit to Exhibit 4.6)..............................................................
  4.8       Form of Common Securities Certificate of CFAC Capital I (included as an exhibit to Exhibit 4.6)......................................................
  4.9       Form of Trust Preferred Securities Guarantee Agreement*......................
  4.10      Form of Agreement as to Expenses and Liabilities (included as an exhibit to
            Exhibit 4.6).................................................................
  5.1       Opinion of Manatt, Phelps & Phillips, LLP**..................................
  5.2       Opinion and Consent of Richards, Layton & Finger, P.A.**.....................
  8.1       Opinion and Consent of Manatt, Phelps & Phillips, LLP, counsel to Central
            Financial Acceptance Corporation, as to certain federal income tax matters**....................................................................
 10.1       1996 Stock Option Plan dated as of June 24, 1996+*...........................
 10.2       Indemnification Agreement between Central Financial Acceptance Corporation and certain directors and officers of the Company(1)+........................
 10.3       Employment Agreement between Central Financial Acceptance Corporation and
            Gary M. Cypres dated as of June 24, 1996(1)+.................................
 10.4       Financing Agreement between Central Installment Credit Corporation, Banner's
            Central Electric, Inc., Central Ram, Inc. and Banner Holdings, Inc. dated as of June 24, 1996(1)..........................................................
 10.5       Option Agreement between Central Financial Acceptance Corporation, Banner's
            Central Electric, Inc. and Banner Holdings, Inc. dated as of June 24, 1996...
 10.6       Operating Agreement between Central Financial Acceptance Corporation,
            Banner's Central Electric, Inc. and Banner Holdings, Inc. dated as of June
            24, 1996.....................................................................
 10.7       Tax Sharing Agreement between Central Financial Acceptance Corporation,
            Banner's Central Electric, Inc. and Banner Holdings, Inc. dated as of June
            24, 1996.....................................................................
 10.8       Indemnification Agreement between Central Financial Acceptance Corporation,
            Banner's Central Electric, Inc. and Banner Holdings, Inc. dated as of June
            24, 1996.....................................................................
 10.9       Indemnification Agreement dated June 24, 1996 between Central Financial
            Acceptance Corporation and Banner Holdings, Inc..............................
 10.10      Reserved.....................................................................
 10.11      Reserved.....................................................................

EXHIBIT                                      DESCRIPTION                                   PAGE
-------     -----------------------------------------------------------------------------  ----
 10.12      Central Financial Acceptance Corporation Supplemental Executive Retirement
            Plan dated as of June 24, 1996+..............................................
 10.13      Central Financial Acceptance Corporation Executive Deferred Salary and Bonus
            Plan dated as of June 24, 1996+*.............................................
 10.14      Reserved.....................................................................
 10.15      Reserved.....................................................................
 10.16      Reserved.....................................................................
 10.17      Reserved.....................................................................
 10.18      Reserved.....................................................................
 10.19      Reserved.....................................................................
 10.20      Reserved.....................................................................
 10.21      Reserved.....................................................................
 10.22      Adoption Agreement for the Qualified Benefits, Inc. Regional Prototype
            Non-Standardized Profit Sharing Plan and Trust effective as of November 1,
            1989(1)+.....................................................................
 10.23      Reserved.....................................................................
 10.24      Reserved.....................................................................
 10.25      Reserved.....................................................................
 10.26      Employment Agreement between the Company and Anthony Fortunato dated October
            25, 1996(2)+.................................................................
 10.27      Employment Agreement between the Company and Gerard T. McMahon dated August
            30, 1996(2)+.................................................................
 10.28      Reserved.....................................................................
 10.29      Agreement to Transfer Business Operations among Banner's Central Electric,
            Inc., Central Consumer Finance Company, Central Financial Acceptance
            Corporation and Central Auto Sales, Inc. dated as of July 31, 1996(2)........
 10.30      Reserved.....................................................................
 10.31      Amendment One to Financing Agreement between Central Installment Credit
            Corporation, Banner's Central Electric, Inc., Central Ram, Inc. and Banner
            Holdings, Inc., dated as of July 1, 1996(2)..................................
 10.34      Revolving Loan Agreement, dated as of June 13, 1997, by and among the
            Company, each Lender who is named therein or who may thereafter become a party to the Revolving Loan Agreement and Wells Fargo Bank, National
            Association, as Agent and Arranger and Notes executed by the Company with each of the Lenders(3).......................................................
 10.35      Security Agreement, dated as of June 13, 1997, by and among the Company and each of the Persons listed on the signature pages thereto, together with other Persons who may become a party thereto, jointly and severally in favor of Wells Fargo Bank, National Association, as Agent(3).......................
 10.36      Pledge Agreement, dated as of June 13, 1997, by and among Banner Holdings,
            Inc. Banner's Central Electric, Inc., the Company and each of the Persons listed on the signature pages thereto, together with other Persons who may become a party thereto, jointly and severally in favor of Wells Fargo Bank,
            National Association as Agent under the Revolving Loan Agreement, and in favor of each of the Lenders named therein(3)................................

EXHIBIT                                      DESCRIPTION                                   PAGE
-------     -----------------------------------------------------------------------------  ----
 10.37      Trademark Collateral Assignment, dated as of June 13, 1997, by Banner
            Holdings, Inc. each of the Persons listed on the signature pages thereto, together with other Persons who may become a party thereto, jointly and severally in favor of Wells Fargo Bank, National Association, as Agent for
            the benefit of the Lenders that are or become a party to the Revolving Loan
            Agreement(3).................................................................
 10.38      Subsidiary Guaranty, dated as of June 13, 1997, by each of the Persons listed on the signature pages thereto, together with each other Person who may become a party thereto, jointly and severally in favor of Wells Fargo Bank,
            National Association, as Agent for the benefit of the Lenders that are a party to the Revolving Loan Agreement(3).....................................
 11.1       Statement re Computation of Per Share Earnings*..............................
 12.1       Statement re Computation of Ratios*..........................................
 21.1       Subsidiaries of the Registrants*.............................................
 23.1       Consent of Arthur Andersen LLP...............................................
 23.2       Consent of Deloitte & Touche LLP.............................................
 23.6       Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1 above)....
 23.7       Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2 above)...
 24.1       A power of attorney is set forth on the signature page of the Registration
            Statement....................................................................
 25.1       Form T-1 Statement of Eligibility of Wilmington Trust Company to act as
            trustee under the Subordinated Indenture*....................................
 25.2       Form T-1 Statement of Eligibility of Wilmington Trust Company to act as
            trustee under the Amended and Restated Trust Agreement*......................
 25.3       Form T-1 Statement of Eligibility of Wilmington Trust Company to act as
            trustee under the Trust Preferred Securities Guarantee Agreement*............
 27.1       Financial Data Schedule of CFAC Capital I*...................................


---------------


 *  Previously filed.



**  To be filed by Amendment.


(1) Incorporated by reference to exhibits filed with the Commission in the Company's Registration Statement on Form S-1 (Registration No. 333-3790).

(2) Incorporated by reference to exhibits filed with the Commission in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

(3) Incorporated by reference to exhibits filed with the Commission in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

 + Management contract or compensatory plan or arrangement required to be filed as an exhibit.